   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER   , 1997
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                METALLURG, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              3398                             13-1661467
    (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                               6 EAST 43RD STREET
                            NEW YORK, NEW YORK 10017
                                 (212) 835-0200
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                            ERIC L. SCHONDORF, ESQ.

                       VICE PRESIDENT AND GENERAL COUNSEL
                                METALLURG, INC.
                               6 EAST 43RD STREET
                            NEW YORK, NEW YORK 10017
                                 (212) 835-0200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                             SAMUEL M. FEDER, ESQ.
                                 ROGERS & WELLS
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the exchange offer ("Exchange Offer") pursuant to the registration agreement (the "Registration Agreement") described in the enclosed Prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
  TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM      PROPOSED MAXIMUM          AMOUNT OF
       SECURITIES TO            AMOUNT TO BE         OFFERING PRICE           AGGREGATE           REGISTRATION
       BE REGISTERED             REGISTERED            PER NOTE(1)        OFFERING PRICE(1)          FEE(2)
-------------------------------------------------------------------------------------------------------------------
11% Series B Senior Notes
  due 2007(3)..............     $100,000,000              100%              $100,000,000           $30,303.03
===================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee under the Securities Act of 1933.

(2) Calculated pursuant to Rule 457(f)(2).

(3) Guaranteed by Shieldalloy Metallurgical Corporation, Metallurg Holdings Corporation, Metallurg Services, Inc. and MIR (China), Inc., which Guaranties shall not require a separate registration fee pursuant to Rule 457(n).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 12, 1997

              OFFER TO EXCHANGE 11% SERIES B SENIOR NOTES DUE 2007
            WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR
           ANY AND ALL OUTSTANDING 11% SERIES A SENIOR NOTES DUE 2007
                  ($100,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                                          [METALLURG, INC. LOGO]
                                       OF

                                METALLURG, INC.
                         UNCONDITIONALLY GUARANTEED BY
SHIELDALLOY METALLURGICAL CORPORATION, METALLURG HOLDINGS CORPORATION, METALLURG
                      SERVICES, INC. AND MIR (CHINA), INC.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY
                                     TIME,
  ON             , 1998 (AS SUCH DATE MAY BE EXTENDED, THE "EXPIRATION DATE").

   Metallurg, Inc. ("Metallurg" or the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange an aggregate of up to $100,000,000 principal amount of 11% Series B Senior Notes due 2007 (the "New Notes") for an identical face amount of the outstanding 11% Series A Senior Notes due 2007 (the "Old Notes" and, with the New Notes, the "Notes"). The Old Notes were, and the New Notes will be, fully and unconditionally guaranteed (the "Guaranties") on a general unsecured basis by Shieldalloy Metallurgical Corporation ("Shieldalloy"), Metallurg Holdings Corporation, Metallurg Services, Inc. and MIR (China), Inc. (the "Guarantors"). The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the rights relating to the exchange of Old Notes for New Notes and the restrictions on transfer set forth on the Old Notes will not appear on the New Notes. See "The Exchange Offer." The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under a Registration Agreement dated as of November 20, 1997 (the "Registration Agreement") among the Company, the Guarantors, Salomon Brothers Inc and BancBoston Securities Inc. (the "Initial Purchasers"). Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties unrelated to the Company, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405, under the Securities Act of 1933, as amended (the "Securities Act"), without compliance with the registration and the prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in or is engaged in the distribution of such New Notes.

   The New Notes will mature on December 1, 2007. Interest on the New Notes will be payable semiannually on June 1 and December 1 of each year, commencing June 1, 1998. The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to December 1, 2000, up to 34% of the aggregate principal amount of the New Notes originally issued may be redeemed at the option of the Company, in whole or in part, at any time and from time to time, at 111% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net proceeds of one or more Public Equity Offerings (as defined) following which there is a Public Market (as defined), provided that at least 66% of the aggregate principal amount of the New Notes originally issued remains outstanding immediately after such redemption. In the event of a Change of Control (as defined), the Company will be required to make an offer to repurchase all or any part of each holder's New Notes at a cash purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the New Notes."

   The New Notes will be general unsecured obligations of the Company, effectively subordinated in right of payment to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The New Notes will rank pari passu with all senior indebtedness of the Company and senior to all subordinated indebtedness of the Company. The Guaranties will effectively rank subordinate in right of payment to all secured indebtedness of the Guarantors to the extent of the value of the assets securing such indebtedness. The Guaranties will rank pari passu with all senior indebtedness of the Guarantors and senior to all subordinated indebtedness of the Guarantors. The New Notes will be effectively subordinated in right of payment to all existing and future liabilities of the Company's subsidiaries which are not guaranteeing the Notes. The Guaranties could also be effectively subordinated to all the obligations of the Guarantors under certain circumstances. The Company's subsidiaries may incur significant additional indebtedness and other liabilities in the future. As of July 31, 1997, after giving effect to the offering of the Old Notes (the "Offering") and the application of the estimated net proceeds therefrom, the secured obligations of the Company and the Guarantors would have consisted of approximately $24.6 million of contingent obligations in respect of outstanding letters of credit under the Revolving Credit Facility (as defined). As of July 31, 1997, after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Guarantors would have had approximately $92.0 million of balance sheet liabilities (including trade payables, accrued liabilities and intercompany amounts), none of which would have been indebtedness, and subsidiaries of the Company which are not guaranteeing the Notes would have had approximately $168.4 million of balance sheet liabilities (including trade payables, accrued liabilities and intercompany amounts), of which $5.5 million would have been indebtedness. Furthermore, the indenture governing the Notes (the "Indenture") permits the Company's subsidiaries to incur additional indebtedness, which may be substantial.

   The Company will accept for exchange from an Eligible Holder any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. For purposes of the Exchange Offer, "Eligible Holder" shall mean the registered owner of any Old Notes that remain Transfer Restricted Securities, as reflected on the records of IBJ Schroder Bank & Trust Company, as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Old Notes are held of record by the depositary of the Old Notes. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For purposes of the Exchange Offer, "Transfer Restricted Securities" means each Old Note until the earliest to occur of (i) the date on which such Old Note is exchanged in this Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery provisions of the Securities Act, (ii) the date on which such Old Note is registered under the Securities Act and is disposed of in a shelf registration statement, if applicable, or (iii) the date on which such Old Note has been distributed to the public pursuant to Rule 144 under the Securities Act or by a broker-dealer pursuant to the plan of distribution described herein. See "Plan of Distribution."

   The Company will not receive any proceeds from the Exchange Offer and will pay all the expenses incident to the Exchange Offer. If the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, it will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

   Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company and the Guarantors have agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale beginning on the date hereof ("Expiration Date") and ending on the close of business on the first anniversary of the Expiration Date. See "The Exchange Offer" and "Plan of Distribution." Any broker-dealer that acquired Old Notes directly from the Company and not as a result of market-making activities or other trading activities, in the absence of an exemption from the registration requirements of the Securities Act, must comply with such registration requirements and the prospectus delivery requirements of the Securities Act in connection with any secondary resales of New Notes received in exchange for such Old Notes.

   Prior to this Exchange Offer, there has been no public market for the Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Notes will develop.

   The Exchange Agent for the Exchange Offer is IBJ Schroder Bank & Trust
Company.

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS IN EVALUATING THE EXCHANGE OFFER.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS          , 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement (which term shall include any amendments thereto) on Form S-4 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Each statement made in this Prospectus referring to a document filed as an exhibit or schedule to the Registration Statement is qualified in its entirety by reference to the exhibit or schedule for a complete statement of its terms and conditions, although all of the material terms of the Company's contracts and agreements that would be material to an investor have been summarized in this Prospectus. In addition, upon the effectiveness of the Registration Statement filed with the Commission, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company will file periodic reports and other information with the Commission relating to its business, financial statements and other matters. Any interested parties may inspect and/or copy the Registration Statement, its schedules and exhibits, and the periodic reports and other information filed in connection therewith, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants. The Commission's Web site can be accessed on the World Wide Web at http://www.sec.gov. The obligations of the Company under the Exchange Act to file periodic reports and other information with the Commission may be suspended, under certain circumstances, if the New Notes are held of record by fewer than 300 holders at the beginning of any fiscal year and are not listed on a national securities exchange. The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the New Notes remain outstanding it will furnish to the holders of the New Notes, and if required by the Exchange Act, file with the Commission all annual, quarterly and current reports that the Company is or would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, for so long as any of the Old Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Old Notes or beneficial owner of the Old Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION WITH RESPECT TO ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes to the financial statements, appearing elsewhere in this Prospectus. References in this Prospectus to the "Company" and "Metallurg" refer to Metallurg, Inc. and its subsidiaries, unless the context indicates otherwise. Financial information contained in this Prospectus for periods and dates after March 31, 1997 reflect the effects of the Company's Reorganization Plan (as defined herein), including the implementation of fresh-start reporting, as of March 31, 1997. Accordingly, the Company's consolidated financial statements for periods and dates prior to March 31, 1997 are not comparable to subsequent consolidated financial statements. In addition, as a result of Metallurg, Inc.'s change in its fiscal year from a calendar year to January 31 (beginning with the fiscal year ending January 31, 1998 (the "1997 fiscal year")), effective as of April 1, 1997, the consolidated operating results of the Company for periods which include the quarter ended July 31, 1997 contained in this Prospectus include the results of Metallurg, Inc. for the four-month period ended July 31, 1997 and the results of its operating subsidiaries (whose fiscal years remain the calendar year) for the three-month period ended June 30, 1997, and the consolidated balance sheet data of the Company at July 31, 1997 reflects the financial position of Metallurg, Inc. at July 31, 1997 and of the operating subsidiaries at June 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE COMPANY

GENERAL

     Metallurg is a leading international producer and seller of high quality metal alloys and specialty metals used by manufacturers of steel, aluminum, superalloys and chemicals and other metal consuming industries. The Company sells more than 500 different products to over 3,000 customers worldwide. In addition to selling products manufactured by the Company, Metallurg also distributes products manufactured by third parties ("Merchanted Products") through its global sales force. For the year ended December 31, 1996, the Company had $648.8 million in sales, $365.1 million of which were from products manufactured by the Company and $283.7 million of which were from Merchanted Products. Giving effect to the Pro Forma Transactions (as defined), for the four quarters ended July 31, 1997, Metallurg had sales of $639.9 million and EBITDA (as defined under "Summary Financial Data") of $39.8 million.

     The Company sells products principally to customers in the iron and steel industry, the aluminum industry and the superalloy and titanium industries. Approximately 51% of the Company's 1996 sales were made to the iron and steel industry, 15% to the aluminum industry, 11% to the superalloy and titanium alloy industries, 4% to the chemicals industry, and the remaining 19% were made to other industries, none of which was individually significant to the Company. Based on customer location, for the year ended December 31, 1996, approximately 40% of the Company's sales were made in North America, 45% in Europe, 5% in Asia, 2% in South America and 8% throughout the rest of the world.

     Iron and Steel Industry; Specialty Ferroalloys. The Company manufactures and sells specialty ferroalloys for use in the iron and steel industry. Metallurg's principal specialty ferroalloy products are ferrovanadium and standard grades of low carbon ferrochrome. The Company also manufactures and sells ferrosilicon, ferrotitanium, ferrocolumbium and ferroboron. These products are used by iron and steel producers to increase temperature and corrosion resistance and strength-to-weight ratios in the end-use products. Ferroalloys are found in many end-use products in a wide variety of industries such as the aerospace, automotive, energy and construction industries. The Company's iron and steel industry customers include some of the world's largest producers, such as Algoma Steel Inc., British Steel plc, Nucor Corporation, Sandvik AB, Thyssen AG and US Steel Group. For the year ended December 31, 1996, the Company had sales to the iron and steel industry of approximately $328.1 million, representing 50.6% of the Company's total sales.

     Aluminum Industry; Aluminum Master Alloys and Compacted Products. The Company manufactures a series of grain refining and other alloys for sale to the primary aluminum industry. Metallurg's principal products in this category include titanium boron tertiary alloys, strontium master alloys and chrome, iron and manganese briquettes and tablets. The Company also manufactures binary master alloys containing boron, zirconium or titanium. Master alloys containing boron improve the conductivity of aluminum alloys for electric cable, while master alloys containing strontium modify silicon-containing foundry alloys for improved mechanical properties, as in automotive wheels. Compacted products in the form of briquettes containing chrome, iron, manganese or other metals maximize the efficiency of recovery and enhance rapid solubility when added to aluminum melt in order to provide ductility for can sheet or strength for aerospace applications. Titanium binary master alloys and titanium boron tertiary alloys are widely utilized for the grain refining of cast aluminum alloy rolling ingots, billets and continuously cast sheet. This grain refinement improves the castability and the mechanical properties of the aluminum. The Company sells aluminum master alloys and compacted products worldwide to major aluminum producers, including Alcan Aluminum Limited, Alcoa Aluminum Co. of America, Aluminium Pechiney, Reynolds Metals Co. and Sumitomo Metals Industries Ltd. For the year ended December 31, 1996, the Company had sales to the aluminum industry of $96.6 million, representing 14.9% of the Company's total sales.

     Superalloy and Titanium Alloy Industries; Specialty Metals and Alloys. The Company manufactures and sells specialty metals and alloys used by producers of superalloys and titanium alloys to enhance the performance of finished metal products. Metallurg's principal products in this category include chromium metal, special grades of low carbon ferrochrome and vanadium aluminum. The Company also manufactures and sells high purity ferrocolumbium and nickel columbium. Use of these specialty metals and alloys results in elevated temperature strength and oxidation resistance. End-uses for specialty metals include high performance castings and forgings for aircraft engines and frames, gas turbines and boiler tubes. While the aerospace and defense industries are the largest consumers of these specialty metals and alloys, many new applications for these metals and alloys have been developed for use in the power generation, oil and gas, chemical, consumer goods and biomedical industries. The Company's customers for specialty metals and alloys include Allegheny Teledyne, Inc., Carpenter Technology Corp., INCO Alloys, Kanthal AB, Oregon Metallurgical Corp., RMI Titanium Company, Special Metals Corporation and Titanium Metals Corp. For the year ended December 31, 1996, the Company had sales of metals and alloys to these industries of $71.3 million, representing 11.0% of the Company's total sales.

     Other Industries and Products. In addition to the product lines described above, Metallurg manufactures and distributes a number of products used outside of the steel, aluminum and superalloy industries. These products include coating materials, which are sold to electronic and tool manufacturers, vanadium oxytrichloride for use in the synthetic rubber industry and polishing powders used by the glass polishing industry. These products generally are higher-margin, technically sophisticated products. For the year ended December 31, 1996, the Company had $152.8 million in sales of these products, representing 23.5% of the Company's total sales. The most significant customer industry for products in this category is the chemicals industry, which accounted for $29.4 million of the Company's 1996 sales in this category, representing 4.5% of the Company's total sales.

     The merchanting of products manufactured by third parties is a natural complement to the Company's manufacturing operations. Merchanted Products leverage the Company's global 124 member sales staff by providing a broader product offering to its existing customers without incurring significant additional overhead. As a result of offering a broader product line, Metallurg becomes more important to its customers, as they can more conveniently procure supplies and decrease their sourcing costs by reducing their number of vendors and optimizing freight costs. In addition, merchanting activities provide the Company with greater access to raw materials and to products for resale. The Company's merchanting revenues are from three sources: "back-to-back" purchases and sales which eliminate price risk to the Company, purchases of stocks for the Company's own account for subsequent resale to customers and agency sales for the account of another party where the Company receives a commission and does not take title to the inventory. For the year ended December 31, 1996 the Company received commissions of $1.2 million for acting as agent with regard to third party sales of $46.3 million. Commission revenues are not included in the sales figures contained herein.

     Metallurg, a Delaware corporation, operates smelting and refining facilities in the United States, the United Kingdom, Germany and Brazil, mines chrome ore in Turkey for use in its production facilities, and operates 17 separate sales offices in most of the world's major metals consuming markets. Metallurg employs approximately 1,500 people worldwide. Metallurg's executive office is located at 6 East 43rd Street, New York, New York 10017, and its telephone number is (212) 835-0200.

BUSINESS STRATEGIES

     The Company's business objective is to maximize the long-term profitability of its operations while maintaining a strong financial position through the various business and market cycles. The Company's continuing strategies for achieving this objective are as follows:

     Focus on Core Businesses. The Company seeks to achieve high market shares in markets where the Company can differentiate itself on the basis of technical expertise and production quality. As part of this strategy, the Company is focusing its production and sales efforts on higher margin specialized alloy businesses, and is investing in capital projects that will expand its capacity or lower its costs in those areas. The Company recently completed construction of a chromium metal plant in the United Kingdom that will increase its production capacity of chromium metal for use in the steel, aluminum and superalloy industries. The Company has also expanded its vacuum furnace capacity at its German facilities, which will enhance its production of vanadium aluminum and molybdenum aluminum for use by the titanium industry, and has undertaken an upgrade of its aluminum furnace facilities at its United Kingdom plant. In recent years, the Company has divested certain non-core and lower margin businesses, including its tantalum carbide, U.S. titanium scrap processing and tin and aluminum trading businesses.

     Maintain Leading Market Position in Niche Products. The Company believes that it maintains leading global market shares in special grades of low carbon ferrochrome consumed by the superalloy industry, chromium metal and aluminum master alloys. The Company believes that its competitive advantages include strong relationships with its customers and suppliers and a field sales force comprised primarily of metallurgists who are knowledgeable about the products and their many applications. In addition, the Company's access to high quality and continuing supplies of chrome ore through its ownership of mines in Turkey gives the Company a significant competitive advantage over other low carbon ferrochrome producers.

     Improve Financial Flexibility. With the Offering, the Company has improved its financial position by increasing liquidity and extending the maturities and the amortization schedule of its debt. Metallurg and Shieldalloy also have recently increased the maximum amount of their Revolving Credit Facility (as defined) from $40.0 million to $50.0 million. Management believes that the Company's capital structure following the Offering and the increase in availability of funds under the Revolving Credit Facility will improve the Company's ability to withstand future cyclical downturns in the steel, aluminum and superalloy industries. See "Risk Factors -- Dependence on Cyclical Markets." At July 31, 1997, after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Company would have had approximately $44.7 million of cash and cash equivalents on hand. After giving effect to the Offering and the application of the estimated net proceeds therefrom, Metallurg expects to have available borrowing capacity under the Revolving Credit Facility of approximately $25.0 million. See "Description of Credit Facilities and Other Financing Arrangements." In addition, in order to increase dividends from its foreign subsidiaries, the Company (i) has taken steps to enable its German operating subsidiaries to make dividend payments by late 1998, and (ii) has obtained consent from its working capital lender at its United Kingdom operating subsidiaries to permit increased dividends to the Company of up to 100% of such subsidiaries' annual net income, contingent upon repayment of the LSM Term Loan Facility (as defined). The Company has repaid the LSM Term Loan Facility with proceeds from the Offering. See "Risk Factors -- Holding Company Structure; Restrictions on Dividend Payments by Subsidiaries."

     Aggressively Manage Costs. In recent years, Metallurg has instituted measures to reduce operating costs and enhance profitability. Through a combination of divesting non-core businesses, using contractors and improving productivity, the Company has reduced headcount from 2,508 at the end of 1992 to 1,523 as of June 30, 1997, while sales have grown from $591.1 million in 1992 to $639.9 million for the four quarters ended July 31, 1997. The Company has established representation offices in Russia and China which have enabled the Company to develop new sources of product supply for the Company's manufacturing and distribution businesses, as it seeks to have as many low cost providers of raw materials as possible. The Company has achieved certain savings through this process, particularly in procuring chromium-, titanium- and vanadium-containing materials. In addition, the Company has restructured its operations into individual business units focused on particular customer groups in order to better manage costs and improve profitability.

     The Company expects to spend approximately $10.4 million of its $24.5 million of 1998 budgeted capital expenditures on capital projects which the Company believes will improve production efficiencies, lower manufacturing costs and expand production capacities. The remaining capital expenditures planned for 1998 are primarily for replacement and major repairs of existing facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Capital Expenditures."

     Improve Product Mix. The Company continually pursues opportunities to maximize sales through the Company's existing distribution network by improving its product mix. The Company realizes improvements in its product mix by (i) divesting low margin products, (ii) developing value added products such as titanium carbide, which the Company sells to the forging industry, and vanadium tetrachloride, which the Company sells to the synthetic rubber industry, and
(iii) acquiring, or entering into merchanting arrangements for, product lines which complement the Company's core product offerings.

EMERGENCE FROM CHAPTER 11

     In April 1997, Metallurg and Shieldalloy consummated their Joint Plan of Reorganization dated December 18, 1996, pursuant to Chapter 11 of the United States Bankruptcy Code (the "Reorganization Plan"). Metallurg and Shieldalloy sought Chapter 11 protection in September 1993 following the Company's inability to restructure or refinance its long-term indebtedness and revolving credit facility in light of a confluence of negative economic factors which caused the Company to default on certain of its then outstanding indebtedness. The Company was particularly affected by (i) "dumping" by exporters from the former Soviet Union of excess stocks of metals and alloys, which drove prices of ferroalloys in Europe and the United States to very low levels and (ii) the general economic recession that began in 1989 in the end-use markets of the Company's customers.

     As part of the Reorganization Plan, Shieldalloy entered into settlement agreements with various environmental regulatory authorities relating to all of Shieldalloy's significant known environmental liabilities. Pursuant to these agreements, Shieldalloy has agreed to perform environmental remediation which, as of July 31, 1997, had an estimated cost of completion of $44.5 million. Shieldalloy expects to expend $2.5 million in the second half of 1997, $4.5 million in 1998, $4.3 million in 1999 and $8.1 million in 2000. See "Risk Factors -- Environmental Regulation" and "Business -- Environmental Matters."

     The Company has sought to stabilize and strengthen its business since the bankruptcy filing through the implementation of the business strategies described above. As a result of the consummation of the Offering and other financial arrangements made by the Company, the Company believes that its financial position has improved from 1993 with enhanced liquidity and extended maturities of its debt. In addition, the Company believes that the flow of competitive products from the former Soviet Union has slowed due to reduced stockpiles of inventory and temporary anti-dumping duties imposed in the United States on ferrovanadium from Russia and duties imposed in Europe on low carbon ferrochrome from several former Soviet states. See "Risk Factors -- End of Anti-dumping Duties." These factors, as well as increased steel and aluminum consumption, particularly in the aerospace industry and automotive and durable goods sectors, have contributed to the strength of the steel, aluminum and superalloy markets since 1993.

ISSUANCE OF THE OLD NOTES

     The outstanding $100.0 million principal amount of 11% Series A Senior Notes due 2007 (the "Old Notes") were sold by the Company to Salomon Brothers Inc and BancBoston Securities Inc. (the "Initial Purchasers") on November 25, 1997 (the "Closing Date") pursuant to a Purchase Agreement, dated as of November 20, 1997 (the "Purchase Agreement"), between the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act on or about November 25, 1997. The Company and the Initial Purchasers also entered into the Registration Agreement pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Agreement with respect to the Old Notes. See "The Exchange Offer -- Purpose and Effects."

     The Old Notes were issued under an indenture, dated as of November 25, 1997 (the "Indenture"), between the Company, the Guarantors and IBJ Schroder Bank and Trust Company as trustee (in such capacity, the "Trustee"). The New Notes are also being issued under the Indenture and are entitled to the benefits of the Indenture. The Old Notes were, and the New Notes will be, fully and unconditionally guaranteed on a general unsecured basis by the Guarantors. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) holders of New Notes will not be, and upon the consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the delivery by the Company to the Exchange Agent under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer -- Termination of Certain Rights" and "-- Procedures for Tendering" and "Description of New Notes -- General."

     The proceeds received by the Company from the issuance of the Old Notes were used to fund an overall recapitalization of the Company (the "Recapitalization"), pursuant to which the Company (i) retired its 12% Senior Notes due 2007 (the "12% Senior Notes"), (ii) repaid the outstanding balance on the German Subfacility (as defined in "Description of Credit Facilities and Other Financing Arrangements") (but did not reduce the commitment thereunder),
(iii) retired the LSM Term Loan Facility (as defined in "Description of Credit Facilities and Other Financing Arrangements") and (iv) paid a cash dividend and dividend equivalent (the "Dividend") to the holders of the Company's common stock, $.01 par value ("Common Stock") and stock options of approximately $20.0 million in the aggregate. The balance of the net proceeds will be used for general corporate purposes. There will be no proceeds to the Company from any exchange pursuant to the Exchange Offer.

                               THE EXCHANGE OFFER

The Exchange Offer............   The Company is offering, upon the terms and
                                 subject to the conditions set forth herein and
                                 in the accompanying letter of transmittal (the
                                 "Letter of Transmittal"), to exchange its 11%
                                 Series B Senior Notes due 2007 (the "New
                                 Notes," and, with the Old Notes, the "Notes")
                                 for an identical face amount of the outstanding
                                 Old Notes (the "Exchange Offer"). As of the
                                 date of this Prospectus, $100.0 million in
                                 aggregate principal amount of the Old Notes is
                                 outstanding, the maximum amount authorized by
                                 the Indenture for all Notes. As of
                                             , 1997, there were      registered
                                 holders of the Old Notes, which held $100.0 million of aggregate principal amount of the Old Notes. See "The Exchange Offer -- Terms of the Exchange Offer."

Expiration Date...............   5:00 p.m., New York City time, on             ,
                                 1998, as the same may be extended. See "The
                                 Exchange Offer -- Expiration Date; Extension;
                                 Termination; Amendments."

Conditions of the Exchange
Offer.........................   The Exchange Offer is not conditioned upon any
                                 minimum principal amount of Old Notes being tendered for exchange. However, the Exchange
                                 Offer is subject to certain customary
                                 conditions, which may be waived by the Company.
                                 See "The Exchange Offer -- Conditions of the
                                 Exchange Offer."

Accrued Interest on the Old
Notes.........................   The New Notes will bear interest at a rate
                                 equal to 11% per annum from and including their date of issuance. Eligible Holders whose Old
                                 Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of original issuance of the Old Notes or the last Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange, which accrues at the rate of 11% per annum, will cease to accrue on the day prior to the issuance of the New Notes. The interest rate on the Old Notes may increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Agreement. See "Description of
                                 New Notes -- General."

Procedures for Tendering Old
  Notes.......................   Each holder of Old Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation to the exchange agent (as defined herein) at the address set forth herein. Old Notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry of such Old Notes to the Exchange Agent's account at The Depository Trust Company ("DTC") is delivered in a timely fashion. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New
                                 Notes, whether or not such person is the holder, that neither the holder nor any such other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker or dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The
                                 Exchange Offer -- Procedures for Tendering" and
                                 "Plan of Distribution."

Guaranteed Delivery
Procedures....................   Eligible Holders of Old Notes who wish to
                                 tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration
                                 Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Acceptance of Old Notes and
  Delivery of New Notes.......   Upon satisfaction or waiver of all conditions
                                 of the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration
                                 Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. See "The Exchange
                                 Offer -- Procedures for Tendering."

Withdrawal Rights.............   Tenders of Old Notes may be withdrawn at any
                                 time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange
                                 Offer -- Withdrawal of Tenders."

The Exchange Agent............   IBJ Schroder Bank & Trust Company is the
                                 exchange agent (in such capacity, the "Exchange
                                 Agent"). The address and telephone number of the Exchange Agent are set forth in "The
                                 Exchange Offer -- Exchange Agent."

Fees and Expenses.............   All expenses incident to the Company's
                                 consummation of the Exchange Offer and
                                 compliance with the Registration Agreement will be borne by the Company. The Company will also pay certain transfer taxes applicable to the Exchange Offer. See "The Exchange Offer -- Fees and Expenses."

Resales of the New Notes......   Based on interpretations by the staff of the
                                 Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange
                                 Offer to an Eligible Holder in exchange for Old
                                 Notes may be offered for resale, resold and otherwise transferred by such Eligible Holder
                                 (other than (i) a broker-dealer who purchased the Old Notes directly from the Company for resale pursuant to

                                 Rule 144A under the Securities Act or any other available exemption under the Securities Act or
                                 (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer -- Purpose and Effects" and "Plan of Distribution."

                            DESCRIPTION OF NEW NOTES

     The Exchange Offer applies to $100.0 million aggregate principal amount of Old Notes. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and other rights relating to the exchange of the Old Notes for New Notes. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which both the Old Notes were, and the New Notes will be, issued. See "Description of New Notes."

Notes Offered.................   $100,000,000 aggregate principal amount of 11%
                                 Series B Senior Notes due 2007 (the "Notes").

Maturity Date.................   December 1, 2007.

Interest Payment Dates........   June 1 and December 1 of each year, commencing
                                 June 1, 1998.

Optional Redemption...........   The New Notes will be redeemable at the option
                                 of the Company in whole or in part, in cash, at any time on or after December 1, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at the option of the Company, up to 34% of the New
                                 Notes may be redeemed prior to December 1, 2000 at the redemption price set forth herein with the net proceeds of one or more Public Equity
                                 Offerings of the Company following which there is a Public Market; provided that at least 66% of the aggregate principal amount of the New
                                 Notes remain outstanding following such
                                 redemption. See "Description of the New
                                 Notes -- Optional Redemption."

Sinking Fund..................   None.

Change of Control.............   Upon the occurrence of a Change of Control each
                                 holder of the New Notes will have the right to require the Company to purchase all or a portion of such holder's New Notes at a cash purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase. See "Description of the New
                                 Notes -- Repurchase at the Option of Holders
                                 Upon a Change of Control."

Guaranties....................   The New Notes are fully and unconditionally
                                 guaranteed by Shieldalloy, Metallurg Holdings
                                 Corporation, Metallurg Services, Inc. and MIR
                                 (China), Inc. on a senior unsecured basis. See
                                 "Description of the New Notes -- Guaranties."

Ranking.......................   The New Notes will be general unsecured
                                 obligations of the Company. The New Notes will be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The New
                                 Notes will rank pari passu with all senior indebtedness of the Company and senior to all subordinated indebtedness of the Company. The
                                 Guaranties will effectively rank subordinate in right of payment to all secured indebtedness of the Guarantors to the extent of the value of the assets securing such indebtedness. The
                                 Guaranties will rank pari passu with all senior indebtedness of the Guarantors and senior to all subordinated indebtedness of the
                                 Guarantors. The New Notes will be effectively subordinated in right of payment to all existing and future liabilities of the Company's subsidiaries which are not guaranteeing the Notes. The Guaranties could also be effectively subordinated to all the obligations of the Guarantors under certain circumstances. As of July 31, 1997, after giving effect to the Offering and the application of the estimated net proceeds therefrom, the secured obligations of the Company and the Guarantors would have consisted of approximately $24.6 million of contingent obligations in respect to outstanding letters of credit under the Revolving Credit Facility.
                                 As of July 31, 1997, after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Guarantors would have had approximately $92.0 million of balance sheet liabilities (including trade payables, accrued liabilities and intercompany amounts), none of which would have been indebtedness, and subsidiaries of the Company which are not guaranteeing the Notes would have had approximately $168.4 million of balance sheet liabilities (including trade payables, accrued liabilities and intercompany amounts), of which $5.5 million would have been indebtedness. See
                                 "Risk Factors -- Asset Encumbrance,"
                                 "-- Holding Company Structure; Restrictions on
                                 Dividend Payments by Subsidiaries,"
                                 "-- Fraudulent Conveyance Considerations," and
                                 "Description of the New Notes -- Ranking."

Certain Covenants.............   The Indenture will contain limitations on,
                                 among other things, the ability of the Company and the Restricted Subsidiaries (as defined) to: (i) incur indebtedness; (ii) make restricted payments; (iii) enter into certain transactions with affiliates; (iv) dispose of assets; (v) create liens; (vi) enter into sale and leaseback transactions; (vii) restrict dividends and other payments from subsidiaries;
                                 (viii) issue capital stock of subsidiaries; and
                                 (ix) enter into certain mergers, consolidations or asset sales. All of such covenants are subject to significant exceptions. See
                                 "Description of the New Notes -- Certain
                                 Covenants."

Use of Proceeds...............   There will be no proceeds to the Company from
                                 any exchange pursuant to the Exchange Offer.
                                 The net proceeds to the Company from the sale of the Old Notes were used to fund the Recapitalization, including payment of a $20.0 million dividend, and for general corporate purposes.

Absence of Public Market......   The New Notes and the Guaranties will be new
                                 securities for for the New Notes which there is currently no established trading market.
                                 Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Notes, they are not obligated to do so and they may discontinue market-making activity at any time without notice. In addition, such marketmaking activities may be limited during the Exchange Offer or the pendency of the Shelf Registration Statement, if it is filed. Accordingly, no assurance can be given that an active trading market for the New Notes will develop or, if such a market develops, as to the liquidity of such market.
                                 Following the Exchange Offer, the Company does not intend to list the New Notes on any securities exchange or to arrange for the New
                                 Notes to be quoted on the Nasdaq National
                                 Market or other quotation system.

                                  RISK FACTORS

     See "Risk Factors" beginning on page 15 for a discussion of certain factors which should be considered by Eligible Holders in evaluating the Exchange Offer.

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The following table presents summary historical financial data of the Company for each of the fiscal years in the three-year period ended December 31, 1996 and the quarters ended March 31 and July 31, 1997 and pro forma financial data for the year ended December 31, 1996 and the quarters ended March 31, 1997 and July 31, 1997. The historical year end and March 31, 1997 information is derived from the consolidated financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent public accountants. The data for the quarter ended July 31, 1997 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results of operations for such periods. The unaudited pro forma data were prepared to illustrate the estimated effects of (i) the adoption of fresh-start reporting following the consummation of the Reorganization Plan and (ii) the Recapitalization (as defined) as if such transactions had occurred, in the case of the statement of operations data and other data, as of January 1, 1996 (except that the pro forma statement of operations data for the quarter ended July 31, 1997 illustrates the estimated effects of the Recapitalization only), and in the case of balance sheet data, as of the date of the balance sheet data presented. The pro forma data do not purport to be indicative of the results of operations or financial position of the Company that actually would have been obtained if such transactions had been completed as of such dates or to project the results of operations or financial position of the Company for any future date or period. Historical financial information contained in this Prospectus for periods and dates after March 31, 1997 reflect the effects of the Reorganization Plan, including the implementation of fresh-start reporting, as of March 31, 1997. Accordingly, the Company's consolidated financial statements for periods and dates prior to March 31, 1997 are not comparable to subsequent consolidated financial statements. The information should be read in conjunction with "Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, and related notes thereto, included elsewhere in this Prospectus.

                                                         PRE-CONFIRMATION                                   POST-CONFIRMATION
                             -------------------------------------------------------------------------     --------------------
                                                                                             PRO FORMA                PRO FORMA
                                                                   PRO FORMA      QUARTER     QUARTER      QUARTER     QUARTER
                                  YEARS ENDED DECEMBER 31,         YEAR ENDED      ENDED       ENDED        ENDED       ENDED
                             ----------------------------------   DECEMBER 31,   MARCH 31,   MARCH 31,     JULY 31,   JULY 31,
                               1994         1995         1996         1996         1997        1997          1997       1997
                             --------     --------     --------   ------------   ---------   ---------     --------   ---------
STATEMENT OF OPERATIONS
 DATA:
Sales......................  $553,479     $688,002     $648,816     $648,816     $155,427    $155,427      $166,718   $166,718
Commission income..........       838        1,362        1,186        1,186          160         160           161        161
Total revenue..............   554,317      689,364      650,002      650,002      155,587     155,587       166,879    166,879
Gross margin...............    58,099       85,829       83,464       83,662       21,527      21,889        24,744     24,744
Operating income (loss)....     2,712       15,705      (11,221)      24,294        6,481       7,348        10,317     10,317
Earnings (loss) before
 reorganization items,
 interest, taxes and
 extraordinary items.......    10,189       15,712      (17,980)      27,720        9,660       7,674        10,241     10,241
Reorganization items,
 net.......................     7,118        3,927        3,535           --       (2,444)         --            --         --
Earnings (loss) before
 interest, taxes and
 extraordinary items.......     3,071       11,785      (21,515)      27,720       12,104       7,674        10,241     10,241
Interest expense (income),
 net ......................     2,555        1,949       (1,473)      10,674          245       2,696         1,479      3,133
Income taxes (benefit).....     2,507        8,171        8,453        8,260       (3,063)     (1,193)        5,111      4,711
Earnings (loss) before
 extraordinary item........    (1,991)       1,665      (28,495)       8,786       14,922       6,171         3,651      2,397
Net income (loss)..........    (1,991)       1,665      (28,495)       8,786       57,954       6,171         3,651      2,397
Earnings per share(a)......    $(0.40)       $0.34       $(5.75)       $1.77       $11.69       $1.25         $0.74      $0.48

---------------
(a) The computation of earnings per share for all periods presented prior to April 1, 1997 is based on 4,956,406 common shares and common stock equivalents which were outstanding as of the Effective Date.

                                                                                                POST-CONFIRMATION
                                             PRE-CONFIRMATION                      --------------------------------------------
                             -------------------------------------------------                 PRO FORMA              PRO FORMA
                                                                   PRO FORMA        QUARTER     QUARTER    QUARTER     QUARTER
                                  YEARS ENDED DECEMBER 31,         YEAR ENDED        ENDED       ENDED      ENDED       ENDED
                             ----------------------------------   DECEMBER 31,     MARCH 31,   MARCH 31,   JULY 31,   JULY 31,
                               1994         1995         1996         1996           1997        1997        1997       1997
                             --------     --------     --------   ------------     ---------   ---------   --------   ---------
BALANCE SHEET DATA (AT
 PERIOD END):
Cash and cash
 equivalents...............  $ 28,158     $ 36,828     $ 63,274                    $ 30,340                $ 29,163   $ 44,675
Trade receivables..........    93,733      101,237       88,595                      94,150                  85,277     85,277
Inventories................   116,016      129,049      106,363                     109,258                 117,002    117,002
Total assets...............   326,981      342,610      331,626                     305,704                 299,816    319,328
Total debt.................    37,719       37,625       19,869                      66,488                  64,304    105,478
Pension liabilities........    43,921       47,409       43,926                      41,090                  39,623     39,623
Environmental
 liabilities...............    17,762       12,780       44,011                      48,135                  47,504     47,504
Liabilities subject to
 compromise................   162,042      169,519      179,897
Total shareholders' equity
 (deficit).................   (18,561)     (17,952)     (42,179)                     50,000                  56,381     35,114

                                                          PRE-CONFIRMATION                                POST-CONFIRMATION
                                --------------------------------------------------------------------     --------------------
                                                                                           PRO FORMA                PRO FORMA
                                                                 PRO FORMA      QUARTER     QUARTER      QUARTER     QUARTER
                                  YEARS ENDED DECEMBER 31,       YEAR ENDED      ENDED       ENDED        ENDED       ENDED
                                -----------------------------   DECEMBER 31,   MARCH 31,   MARCH 31,     JULY 31,   JULY 31,
                                 1994       1995       1996         1996         1997        1997          1997       1997
                                -------    -------    -------   ------------   ---------   ---------     --------   ---------
OTHER DATA:
EBITDA(a).....................  $25,715    $47,149    $38,928     $ 37,150      $10,498    $  9,880      $13,644     $13,701
Environmental remediation
 expenditures(b)..............      814      2,769      2,282        2,282        1,729       1,729          393         393
Capital expenditures..........    7,566      6,712      9,531        9,531        2,774       2,774        3,309       3,309
Gross margin as percentage of
 sales........................     10.5%      12.5%      12.9%        12.9%        13.9%       14.1 %       14.8 %      14.8%
EBITDA as percentage of
 sales........................      4.6%       6.9%       6.0%         5.7%         6.8%        6.4 %        8.2 %       8.2%
Ratio of earnings to fixed
 charges(c)...................       NM        1.0x        NM          2.9x         3.4x        3.3 x        4.4 x       3.5x
Ratio of EBITDA to interest
 expense......................                                         2.8x                                              2.9x(d)
Ratio of total debt to
 EBITDA.......................                                         2.9x                                              2.7x(d)
Cash flow from operating
 activities...................     (589)     5,658     47,665                     6,416                    2,510
Cash flow from investing
 activities...................   (3,700)    (3,945)    (5,019)                    2,167                   (2,071)
Cash flow from financing and
 reorganization activities....    3,673      6,182    (16,117)                  (40,991)                  (1,691)

---------------
(a) For purposes of this Prospectus, "EBITDA" is defined as income (loss) before
    (i) income taxes; (ii) interest expense; (iii) extraordinary gain; (iv) depreciation; (v) amortization; (vi) non-cash stock compensation; (vii) loss
    (gain) on sale of fixed assets; (viii) restructuring expenses; (ix) reorganization items; (x) non-cash fresh-start adjustments; and (xi) non-cash environmental provisions. EBITDA should not be considered an alternative to operating income determined in accordance with GAAP as an indicator of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. EBITDA has not been reduced to reflect environmental remediation expenditures. This definition of EBITDA differs from the definition of EBITDA used in the indenture governing the Notes. The Company's use of EBITDA may not be comparable to similarly titled measures due to the use by other companies of different financial statement components in calculating EBITDA. See "Description of the Notes."

(b) Environmental remediation expenditures represent the costs associated with certain remedial activities and do not include expenditures associated with environmental compliance related to ongoing operations. Such remediation expenditures are charged to previously established accruals and are therefore excluded from the calculation of EBITDA.

(c) The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges (including contractual interest stayed pursuant to the Chapter 11 proceedings) and that portion of rental expense Metallurg believes to be representative of interest. For the years ended December 31, 1994 and 1996, earnings were insufficient to cover fixed charges by $7.8 million and $28.6 million, respectively.

(d) Ratios are calculated based on pro forma EBITDA of $39.8 million and interest expense of $13.6 million for the last four quarters ended July 31, 1997. Because of the Company's change in fiscal year, EBITDA and interest expense include 13 months of operating results of Metallurg, Inc. If the change in fiscal year had not been made, EBITDA and interest expense would have been $40.1 million and $12.7 million, respectively, for the 12 month period ended June 30, 1997.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding budgeted capital expenditures, the Company's financial position, chrome ore reserve estimates, estimated environmental expenditures, business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct, particularly given the cyclical nature of the Company's businesses and the inherent uncertainty in estimating future expenditures for environmental remediation. There are numerous uncertainties inherent in estimating quantities of proved chrome ore reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company, such as general economic, business and market conditions, changes in product demand, changes in competition and interest rate fluctuations. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus. Should one or more of these risks or uncertainties occur, the Company's actual results and plans for 1997 and beyond could differ materially from those expressed in forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Notes.

SUBSTANTIAL LEVERAGE

     As of July 31, 1997, after giving effect to the Recapitalization, the Company would have had $104.0 million of long-term indebtedness outstanding, representing approximately 74.8% of its total capitalization. See "Capitalization." The significant indebtedness to be incurred as a result of the Offering will have several important consequences to the holders of the New Notes, including, but not limited to, the following: (i) a substantial portion of the Company's and its subsidiaries' cash flow from operations must be dedicated to servicing their indebtedness; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, development of new products, acquisitions or other purposes may be impaired;
(iii) the Company's flexibility to expand, make capital expenditures and respond to changes in industry and general economic conditions may be limited; (iv) the Revolving Credit Facility and credit facilities of the Company's subsidiaries contain and the Indenture will contain numerous financial and other restrictive covenants, including, among other things, limitations on the ability of the Company and its subsidiaries to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets, or to merge or consolidate with another entity; and
(v) indebtedness under the Revolving Credit Facility and credit facilities of the Company's subsidiaries are at variable rates of interest, which will cause the Company and its subsidiaries to be vulnerable to increases in interest rates. See "Description of Credit Facilities and Other Financing Arrangements," "Description of the New Notes" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company also has substantial environmental and pension liabilities, which could further restrict its financial flexibility. See "Consolidated Balance Sheets at March 31, 1997 and December 31, 1996 and 1995" and Notes 8 and 13 thereto.

     The ability of the Company to satisfy its debt service obligations, including the obligations under the New Notes, will depend upon the Company's future performance which, in turn, will be subject to management, financial, business, regulatory and other factors affecting the business and operations of the Company, many of which are beyond its control. If the Company is unable to generate sufficient cash flow to meet its debt obligations, the Company will have to adopt one or more alternatives, such as restructuring its debt, reducing or delaying capital expenditures, selling assets or obtaining additional equity or debt financing. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms, if at all, or that these actions would enable the Company to continue to satisfy its capital requirements. The terms of the Company's indebtedness, including the Revolving Credit Facility and the Indenture, also may prohibit the Company from taking such actions. If the Company is unable to satisfy its obligations related to its indebtedness, substantially all of its long-term debt could be declared immediately due and payable.

RECENT BANKRUPTCY

     Metallurg and Shieldalloy sought protection under Chapter 11 of the United States Bankruptcy Code in September 1993 following the Company's inability to restructure or refinance its long-term indebtedness and revolving credit facility in light of the confluence of several negative economic factors which caused the Company to default on certain then-outstanding indebtedness. The Company was particularly affected by recessionary conditions in the end-markets for its products and "dumping" by certain foreign competitors. There can be no assurance that such economic factors will not recur in the future. See
"-- Dependence on Cyclical Markets" and "-- End of Anti-dumping Duties."

     The Company consummated its Reorganization Plan in April 1997. While in Chapter 11 proceedings, the Company substantially reduced its debt, restructured significant obligations, restructured its operations and made certain management changes, reduced expenses and entered into settlement agreements with various environmental regulatory authorities. Certain of these activities, particularly reducing debt and restructuring obligations, could only have been accomplished in the context of Chapter 11 and should not be viewed as indicative of the Company's performance in the future.

ASSET ENCUMBRANCE

     Although the New Notes and the Guaranties will be senior obligations ranking pari passu in right of payment with all other existing and future senior obligations of the Company and the Guarantors, respectively, the New Notes and the Guaranties will not be secured by any of the Company's or any Guarantor's assets. The Revolving Credit Facility is secured by virtually all of the assets of Metallurg, Shieldalloy and the other Guarantors, including liens on their inventory, accounts receivable, machinery and stock of all subsidiaries. Accordingly, the New Notes and the Guaranties will be effectively subordinated to any indebtedness under the Revolving Credit Facility to the extent of the value of the assets securing the Revolving Credit Facility. If an event of default occurs under the Revolving Credit Facility, the lenders under the Revolving Credit Facility will have a prior right to substantially all of the assets of the Company and the Guarantors, and may foreclose upon such assets to the exclusion of the holders of the New Notes, notwithstanding the existence of an event of default under the Indenture. In such event, the assets of the Company and the Guarantors securing the Revolving Credit Facility would first be used to repay in full amounts outstanding under the Revolving Credit Facility, resulting in all or a portion of such assets being unavailable to satisfy the claims of holders of the New Notes and other unsecured indebtedness. See "Description of the New Notes -- Ranking."

HOLDING COMPANY STRUCTURE; RESTRICTIONS ON DIVIDEND PAYMENTS BY SUBSIDIARIES

     Metallurg is a holding company with limited operations of its own. Substantially all of the Company's operating income is generated by its subsidiaries. As a result, the Company will rely upon distributions or advances from its subsidiaries to provide the funds necessary to meet its debt service obligations, including the payment of principal and interest on the New Notes. The holders of the New Notes will have no direct claim against such subsidiaries other than the claim created by the Guaranties, which may be subject to legal challenge. See "-- Fraudulent Conveyance Considerations." If the Guaranties were to be held to be invalid, claims of the holders of the New Notes would also be effectively subordinated to claims of the creditors of the Guarantors. As of July 31, 1997, after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Guarantors would have had approximately $92.0 million of balance sheet liabilities (including trade payables, accrued liabilities and intercompany amounts), none of which would have been indebtedness. In addition, the claims of holders of the New Notes will be effectively subordinated to the claims of creditors of subsidiaries of the Company which do not guarantee the Notes. The Company's subsidiaries which are not guaranteeing the Notes generate a majority of the Company's revenues and EBITDA. As of July 31, 1997, the Company's subsidiaries which are not guaranteeing the Notes would have had approximately $168.4 million of balance sheet liabilities (including trade payables, accrued liabilities and intercompany amounts), of which $5.5 million would have been indebtedness. These subsidiaries may also have other liabilities, including contingent liabilities, which could be substantial. Under the Indenture, the Company's subsidiaries are permitted to incur additional indebtedness, which may be substantial.

     In some cases, local law applicable to the Company's subsidiaries restricts the ability of companies to pay dividends. The Company's German subsidiaries, Elektrowerk Weisweiler GmbH ("EWW"), in which the Company owns a 98.0% interest, and GfE Gesellschaft fur Elektrometallurgie mbH ("GfE"), in which the Company owns a 99.2% interest, are currently prohibited from paying dividends under German law because their stated capital as reported in the commercial register is higher than their actual capital as reported under German accounting principles. The Company has made certain filings to reduce the stated capital of its German operating subsidiaries which should enable such German operating subsidiaries to make dividend payments by late 1998. However, there can be no assurance that the Company's subsidiaries will be permitted or able to pay to the Company dividends necessary to service its indebtedness, including the New Notes. See "Description of Credit Facilities and Other Financing Arrangements." In addition, the Company's Turkish subsidiary is limited in its ability to pay dividends from retained earnings, as a result of historical currency devaluation. The Company's South African subsidiary must obtain central bank approval prior to paying dividends.

     In addition, working capital facilities and other financing arrangements at the Company's subsidiaries restrict such subsidiaries' ability to pay dividends. For example, EWW must obtain the consent of a German governmental authority, which guarantees a portion of EWW's $8.6 million working capital facility, in order to pay dividends to Metallurg. EWW's ability to pay dividends to Metallurg is also restricted by the terms of a settlement arrangement entered into with a German state pension board with regard to its pension liability. The stock of EWW has been pledged to secure obligations owed by EWW to the German governmental authority and the German state pension board. London & Scandinavian Metallurgical Co., Limited ("LSM") was party to a working capital facility which limited its ability to pay dividends and management fees to Metallurg. LSM has obtained consent from its working capital lender to permit increased dividends to the Company in an amount of up to 100% of LSM's annual net income, contingent upon the repayment of the LSM Term Loan Facility. The Company repaid the LSM Term Loan Facility with proceeds from the Offering. In addition, the Company's Swiss merchanting subsidiary may only pay dividends to the Company in amounts up to 50% of its net income. In the event that the Company is prohibited from receiving dividends from these subsidiaries, the Company's ability to make required principal and interest payments on the New Notes will be adversely effected. See "Description of Credit Facilities and Other Financing Arrangements."

     The contribution to EBITDA generated by GfE and EWW for the four quarters ended July 31, 1997 was $21.8 million, or 52.4% of the Company's EBITDA. Although the Company may seek, subject to compliance with applicable laws and other restrictions, to repatriate funds from these subsidiaries through means other than dividend payments, such as by causing those subsidiaries to repay principal and interest on outstanding obligations to Metallurg or to make loans to Metallurg, there can be no assurance that any such arrangements could be made.

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Under fraudulent conveyance laws, the New Notes and the Guaranties might, under certain circumstances, be subordinated to existing or future indebtedness of the Company or the Guarantors or found not to be enforceable in accordance with their terms. Under such laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of the Company or the Guarantors, such as a trustee in bankruptcy or the Company or any Guarantor as debtor-in-possession, were to find that the Company or such Guarantor (a) received less than a reasonably equivalent value or fair consideration for the New Notes or the Guaranties and the Company or such Guarantor, as applicable, (b)(i) was insolvent immediately prior to the time the New Notes were issued and the Guaranties were incurred, (ii) was rendered insolvent by the issuance of the New Notes or its Guaranty, (iii) was engaged in a business or transaction for which the assets remaining with the Company or such Guarantor constituted unreasonably small capital or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void the Company's and such Guarantor's obligations under the New Notes and the Guaranties, subordinate the New Notes and the Guaranties to all other indebtedness of the Company and the Guarantors, or direct the return of any payments made thereunder to the Company or the Guarantors or to a fund for the benefit of the creditors of the Company or the Guarantors. Among other things, a legal challenge of the Guaranties on fraudulent conveyance grounds may allege an absence of benefits, if any, realized by the Guarantors as a result of the issuance by the Company of the New Notes. In addition, a legal challenge of the issuance of the New Notes may allege an absence of benefits, if any, realized by the Company as a result of the payment of a cash dividend to the holders of Common Stock and stock options out of the proceeds of the Offering. Moreover, regardless of the factors identified in the foregoing clauses (i) through (iv), such court could avoid such obligation and direct such repayment if it found that the obligation was incurred with an intent to hinder, delay or defraud such creditors of the Company or the Guarantors. In that event, there would be no assurance that any repayment on the New Notes would ever be recovered by the holders of the New Notes and the Guaranties.

     Although the definition of insolvency varies among the jurisdictions, generally, a person would be considered insolvent if the sum of its debts were then greater than all of its property at a fair valuation, or if the fair saleable value of its assets was less than the amount that was then required to pay its probable liability on its existing debts as they become absolute and matured. There can be no assurance as to what standard a court would apply in order to determine whether the Company or any Guarantor was "insolvent" as of the date the New Notes were issued, or that, regardless of the method of valuation, a court would not determine that the Company or any Guarantor was insolvent on that date. Nor can there be any assurance that a court would not determine, regardless of whether the Company or any Guarantor was insolvent on the date the New Notes were issued, that the payments constituted fraudulent transfers on another ground.

DEPENDENCE ON CYCLICAL MARKETS

     The performance of the Company's businesses is directly related to the production levels of the Company's customers, which are mainly steel, aluminum, superalloy and titanium alloy producers whose businesses are dependent on highly cyclical markets, such as the automotive, construction, consumer durables and aerospace markets. The iron and steel, aluminum, superalloy and titanium industries have all exhibited a high degree of cyclicality. Consequently, the Company's financial performance could fluctuate with the general economic cycle, which could have a material adverse effect on the Company's business, financial condition, and results of operations. In addition, many of the Company's products are internationally traded products with prices that are significantly affected by worldwide supply and demand. Although there has been an economic recovery in certain of the Company's markets beginning in 1993, there can be no assurance that the current recovery will continue for any extended period of time.

LIMITED SOURCES FOR RAW MATERIALS

     Certain of Metallurg's subsidiaries are dependent on third parties for raw material supplies. Shieldalloy's production unit in Cambridge, Ohio currently obtains a majority of its raw materials requirements for the manufacture of ferrovanadium from two sources. Although alternative sources of ferrovanadium raw materials exist, there can be no assurance that the Company would be able to obtain adequate supplies of such materials, if at all, on acceptable terms from other sources. Titanium and boron salts for the manufacture of sophisticated aluminum master alloys are sourced from long-time suppliers who in certain instances also supply competitive producers with these raw materials. Although these and other raw materials are generally priced with reference to perceived related market prices, any increase in demand could cause raw material costs to rise. To the extent the Company is unable to recover its increased costs, operating results would be adversely affected.

END OF ANTI-DUMPING DUTIES

     Since July 1995, the Department of Commerce has imposed incremental anti-dumping duties of 3.8% to 108% on imports of Russian ferrovanadium and nitrided vanadium into the United States. These duties are subject to review in 2000, after which time the International Trade Commission will determine whether to terminate or extend them. If the incremental duties are not maintained at their current levels, the Company may be materially adversely affected. Normal duties on these products are 4.2%.

     Since 1993, the Council of the European Communities has imposed duties on imports of ferrochrome from Russia, Kazakhstan and Ukraine as high as 0.276 ECU per kilogram of material. These duties will expire in October 1998. The expiration of these duties may have a material adverse effect on the Company.

HIGHLY COMPETITIVE INDUSTRY

     The metals industry is highly competitive on a worldwide basis. Competition is primarily based on price, quality and timely delivery. In recent years, price competition has intensified as a result of excess capacity in certain products. In addition, export sales from the former Soviet Union of excess stocks of metal and alloy additives severely hurt the price of ferroalloys in Europe and the United States, which in turn exerted a negative impact on the price of the Company's products. Although Metallurg believes that the downward effect of this increased competition has abated, there can be no assurance that excessive price competition will not recur. There can be no assurance that new entrants will not increase competition in the metals industry, which could materially adversely affect the Company. An increase in the use of substitutes for metal alloys also could have a material adverse effect on the financial condition and operations of the Company.

ENVIRONMENTAL REGULATION

     The Company's manufacturing businesses are subject to extensive regulation governing, among other things, emissions to air, discharges and releases to land and water, the generation, handling, storage, transportation, treatment and disposal of wastes and other materials, including materials containing low levels of radioactivity, and the remediation of contamination caused by releases of wastes and other material, as well as worker exposure to hazardous or toxic substances. There can be no assurance that the requirements of these regulations will not result in future liabilities and obligations that would be material to the Company's business operations, financial condition or cash flow. The Company's cost of compliance with environmental laws and remediation obligations under such laws has been and is expected to continue to be significant. In addition to its ongoing compliance obligations in connection with the Reorganization Plan, Shieldalloy entered into environmental settlement agreements with Federal and state regulators pursuant to which it has agreed to remediate historical contamination at the Shieldalloy facilities in Newfield, New Jersey and Cambridge, Ohio, which will require the Company to make significant expenditures in coming years. Although the scope of Shieldalloy's remediation obligations relating to the historical contamination at these facilities has been defined, there can be no assurance that the ultimate cost of fulfilling these obligations will not materially exceed Shieldalloy's current estimates. Such expenditures are currently estimated at $44.5 million, of which approximately $2.5 million is expected to be expended in the second half of 1997, $4.5 million in 1998, $4.3 million in 1999 and $8.1 million in 2000. In addition, the Company estimates it will make expenditures of $5.8 million for remediation at its foreign facilities. Of this amount, approximately $2.2 million is expected to be expended in 1998, $0.7 million in 1999 and $0.7 million in 2000. For a detailed discussion of these matters, see "Business -- Environmental Matters."

FOREIGN OPERATIONS AND CURRENCY FLUCTUATIONS

     The Company has substantial operations outside the United States. At December 31, 1996, the Company's operations located outside the United States represented approximately 59% (based on book values) of the Company's assets. Approximately 80% of the Company's employees were outside the United States. Based on customer location, for the year ended December 31, 1996, approximately 40% of the Company's sales were made in North America, 45% in Europe, 5% in Asia, 2% in South America and 8% throughout the rest of the world. Foreign operations are subject to special risks that can materially affect the sales, profits, cash flows and financial position of the Company, including taxes on distributions or deemed distributions to the Company or any U.S. subsidiary, currency exchange rate fluctuations, limitations on repatriation of funds, maintenance of minimum capital requirements, and import and export controls. In general, the Company's cost of sales for products manufactured in certain foreign locations has in the past been adversely impacted by the appreciation of the respective local currencies of those locations relative to the U.S. dollar and other currencies in which it sells. While the Company engages in hedging transactions to reduce certain of the risks of currency rate fluctuations, there can be no assurances regarding the effectiveness or adequacy of those transactions.

LABOR RELATIONS

     Approximately 50% of the Company's employees are covered by collective bargaining or similar agreements. Many of these agreements are renewable on an annual basis. There can be no assurance that new labor agreements will be reached without a work stoppage or strike or will be reached on terms satisfactory to the Company. See "Business -- Labor Relations."

PAYMENT UPON A CHANGE OF CONTROL

     Under the terms of the Indenture, upon the occurrence of a Change of Control (as defined), the Company is required to offer to repurchase all of the outstanding New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon. The provisions of the Indenture relating to a Change of Control in and of themselves may not afford holders of the New Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of the New Notes, if such transaction is not the type of transaction included within the definition of a Change of Control. Furthermore, there can be no assurance that the Company will have adequate resources to repurchase or refinance all indebtedness owing under the New Notes in the event a Change of Control offer is required to be made. If the Company does not have sufficient financial resources to effect a Change of Control offer, it would be required to seek additional financing from outside sources to enable it to repurchase the New Notes. There can be no assurance that such financing would be available to the Company on satisfactory terms. Any failure of the Company to pay the purchase price with respect to such Change of Control offer when due will give the Trustee (as defined) and the holders of the New Notes the rights described under "Description of the New Notes -- Events of Default." See "Description of the New Notes -- Repurchase at the Option of Holders Upon a Change of Control."

     The events that constitute a Change of Control under the Indenture may also be events of default under the Revolving Credit Facility or other indebtedness of the Company or its subsidiaries. Such events may permit the lenders under such debt instruments to accelerate the indebtedness and, if the indebtedness is not paid, to enforce security interests on substantially all the assets of the Company, thereby limiting the Company's ability to raise cash to repurchase the New Notes.

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES

     If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. There can be no assurance that the market, if any, for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECTS

     The Old Notes were sold by the Company on November 25, 1997 to the Initial Purchasers, who resold the Old Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and other institutional "accredited investors" (as defined in Rule 501(a) under the Securities Act). In connection with the sale of the Old Notes, the Company and the Initial Purchasers entered into the Registration Agreement pursuant to which the Company agreed to file with the Commission a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Old Notes for New Notes within 60 days following the closing date of the Old Notes. In addition, the Company agreed to cause the Exchange Offer Registration Statement to become effective under the Securities Act and to issue the New Notes pursuant to the Exchange Offer. A copy of the Registration Agreement has been filed as an exhibit to the Exchange Offer Registration Statement.

     The Exchange Offer is being made pursuant to the Registration Agreement to satisfy the Company's obligations thereunder. For purposes of the Exchange Offer, the term "Eligible Holder" shall mean the registered owner of any Old Notes that remain Transfer Restricted Securities, as reflected on the records of IBJ Schroder Bank and Trust Company as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Old Notes are held of record by the depositary of the Old Notes. The Company is not required to include any securities other than the New Notes in the Exchange Offer Registration Statement. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Notes.

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes.

     If any person were to be participating in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the Commission's interpretation, (i) the position of the staff of the Commission enunciated in interpretive letters would be inapplicable to such person and (ii) such person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Prior to the Exchange Offer, however, the Company will register or qualify or cooperate with the holders of the Old Notes and their respective counsel in connection with the registration or qualification of the New Notes for offer and sale under the securities or blue sky laws of such jurisdictions as is necessary to permit consummation of the Exchange Offer and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the New Notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept any and all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date (as defined below). The Company will issue up to $100,000,000 aggregate principal amount of New Notes in exchange for a like principal amount of outstanding Old Notes which are validly tendered and accepted in the Exchange Offer. Subject to the conditions of the Exchange Offer described below, the Company will accept any and all Old Notes which are so tendered. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer; however, the Old Notes may be tendered only in multiples of $1,000. See "Description of New Notes."

     The form and terms of the New Notes will be the same in all material respects as the form and terms of the Old Notes, except that (i) the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) because the New Notes will be registered, holders of New Notes will not be, and upon the consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Agreement intended for the holders of unregistered securities.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Agreement. Old Notes which are not tendered for exchange or are tendered but not accepted in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the Registration Agreement.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent for the Exchange Offer. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Eligible Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

     The Exchange Offer will expire at 5:00 p.m., New York City time, on
            , 1998, subject to extension by the Company by notice to the Exchange Agent as herein provided. The Company reserves the right to so extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. The Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right (i) to delay accepting for exchange any Old Notes for any New Notes or to extend or terminate the Exchange Offer and not accept for exchange any Old Notes for any New Notes if any of the events set forth below under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company by giving oral or written notice of such delay or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment, and the Company will extend the Exchange Offer for a minimum of five business days, depending upon the significance of the amendment and the manner of disclosure to the holders of Old Notes, if the Exchange Offer would otherwise expire during such five business-day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under the caption "Conditions of the Exchange Offer."

TERMINATION OF CERTAIN RIGHTS

     The Registration Agreement provides that, subject to certain exceptions, in the event that (i) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission on or prior to the 60th calendar day following the date of original issue of the Old Notes,
(ii) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been declared effective on or prior to the 120th calendar day following the date of original issue of the Old Notes, (iii) the Exchange Offer is not consummated or, if an Exchange Offer has not been consummated, a Shelf Registration Statement is not declared effective, in either case, on or prior to the 150th day following the date of original issue of the Old Notes, or (iv) after the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable in connection with resales of the Notes at any time that the Company is obligated to maintain the effectiveness thereof pursuant to the Registration Agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), the interest rate borne by the Old Notes shall be increased by one quarter of one percent per annum upon the occurrence of any Registration Default, which rate will increase by an additional one quarter of one percent each 90-day period that such additional interest continues to accrue under any such circumstance, with an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all Registration Defaults the accrual of additional interest will cease and the interest rate will revert to the original rate.

     Holders of New Notes will not be and, upon consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain other rights under the Registration Agreement intended for holders of Transfer Restricted Securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING

     Only an Eligible Holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, an Eligible Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility System may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses as set forth under the caption "Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by an Eligible Holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Eligible Holders. Instead of delivery by mail, it is recommended that Eligible Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent on or before the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company. Eligible Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such times as the Company in its sole discretion shall determine. Although the Company intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion (subject to limitations contained in the Indenture) (i) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (ii) to the extent permitted by applicable law, to purchase Old Notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each Eligible Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business by the person receiving such New Notes, whether or not such person is the holder and that neither the Eligible Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the Eligible Holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, such holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

GUARANTEED DELIVERY PROCEDURES

     Eligible Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes and other required documents to the Exchange Agent or cannot complete the procedure for book-entry transfer prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand) setting forth the name and address of the Eligible Holder, the certificate number(s) of such Old Notes (if available) and the principal amount of Old Notes tendered together with a duly executed Letter of Transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or a confirmation of a book entry transfer into the Exchange Agent's account at the depositary of the Old Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the depositary of the Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Eligible Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date, and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

     In addition, and notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Old Notes tendered for any New Notes and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the following conditions exist:

          (a) Any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

          (b) There shall have occurred any change, or any development involving a prospective change, in the business or financial affairs of the Company, which in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) There shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

          (d) There shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on the New York Stock Exchange (whether or not mandatory), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. If the Company waives or amends the foregoing conditions, the Company will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

The Company will pay the other expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The exchange of the Old Notes for the New Notes in the Exchange Offer should not constitute an exchange for federal income tax purposes. Consequently,
(i) no gain or loss should be realized by a U.S. Holder upon receipt of a New Note; (ii) the holding period of the New Note should include the holding period of the Old Note exchanged therefor and (iii) the adjusted tax basis of the New Note should be the same as the adjusted tax basis of the Old Note exchanged therefor immediately before the exchange. Even if the exchange of an Old Note for a New Note were treated as an exchange, however, such an exchange should constitute a tax-free recapitalization for federal income tax purposes. Accordingly, a New Note should have the same issue price as an Old Note and a U.S. Holder should have the same adjusted basis and holding period in the New Note as it had in an Old Note immediately before the exchange. As used herein, the term "U.S. Holder" means a person who is, for United States federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Generally, Eligible Holders (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes, and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holders' business, and such holders have no arrangement with any person to participate in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. Upon request by Eligible Holders prior to the Exchange Offer, the Company will register or qualify the New Notes in certain jurisdictions subject to the conditions in the Registration Agreement. If an Eligible Holder does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon and will not have the benefit of any covenant regarding registration under the Securities Act. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected.

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept the Exchange Offer and tender their Old Notes. Holders of Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes.

EXCHANGE AGENT

     IBJ Schroder Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

          By Facsimile:              By Overnight Courier:            By Registered or
         (212) 858-2611           IBJ Schroder Bank and Trust          Certified Mail:
   Corporate Trust Department     Corporate Trust Department             P.O. Box 84
              Company             Attn: Securities Processing       Bowling Green Station
      Attn: Reorganization               Window, SC-1           New York, New York 10274-0084
       Operations Department           One State Street             Attn: Reorganization
      Confirm by telephone:        New York, New York 10004         Operations Department
         (212) 858-2103

     Requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent.

                                 CAPITALIZATION

     The following table sets forth as of July 31, 1997 the Company's (i) cash and cash equivalents, (ii) short-term debt and (iii) capitalization, in each case on an historical basis (unaudited) and as adjusted to give effect to the Recapitalization. This table should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this Prospectus.

                                                                         AS OF JULY 31, 1997
                                                                      --------------------------
                                                                      HISTORICAL     AS ADJUSTED
                                                                      ----------     -----------
                                                                            (IN THOUSANDS)
Cash and cash equivalents...........................................   $  29,163      $  44,675
                                                                        --------       --------
Short-term debt:
  Bank debt.........................................................   $  11,460      $     418(a)
  Current portion of long-term debt.................................       1,022          1,022(a)
                                                                        --------       --------
Total short-term debt...............................................   $  12,482      $   1,440
                                                                        ========       ========
Long-term debt, less current maturities:
  U.S.:
     Revolving Credit Facility(b)...................................          --             --
     12% Senior Notes...............................................   $  39,461             --
     Notes offered hereby...........................................          --      $ 100,000
  Foreign:(a)
     Germany........................................................       3,903          3,903
     United Kingdom.................................................       8,323             --
     Other..........................................................         135            135
                                                                        --------       --------
Total long-term debt, less current maturities.......................      51,822        104,038
                                                                        --------       --------
Shareholders' equity:
  Common stock, $.01 par value per share, authorized 15,000,000
     shares, 4,956,406 shares issued and outstanding................          50             50
  Additional paid-in capital........................................      51,435         33,819(c)
  Cumulative foreign currency translation adjustment................       1,245          1,245
  Retained earnings.................................................       3,651             --(c)
                                                                        --------       --------
Total shareholders' equity..........................................      56,381         35,114
                                                                        --------       --------
Total capitalization................................................   $ 108,203      $ 139,152
                                                                        ========       ========

---------------
(a) Represents debt of foreign subsidiaries which are not guarantors of the Notes.

(b) Commitments under the $50 million Revolving Credit Facility were not reduced following the Offering. After the consummation of the Offering, the Company had approximately $25.0 million of available borrowing capacity under the Revolving Credit Facility, subject to certain limitations. See "Description of Credit Facilities and Other Financing Arrangements -- Revolving Credit Facility" for a description of the Revolving Credit Facility.

(c) Reflects the payment of a dividend of $20.0 million and prepayment penalties of $1.3 million out of retained earnings and additional paid-in capital.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information (the "Pro Forma Financial Information") of the Company is based on the historical financial statements of the Company included elsewhere herein. The pro forma condensed statements of operations for the quarter ended March 31, 1997 and the year ended December 31, 1996 illustrate the estimated effects of (i) the adoption of fresh-start reporting following the consummation of the Reorganization Plan and
(ii) the Recapitalization (collectively, the "Pro Forma Transactions"). The pro forma condensed statement of operations for the quarter ended July 31, 1997 illustrates the estimated effects of the Recapitalization only.

     The Pro Forma Financial Information has been prepared as if the Pro Forma Transactions had occurred as of January 1, 1996. The Pro Forma Financial Information does not purport to represent what the Company's results of operations would have been had the transactions in fact occurred on such dates, nor does it give effect to any transactions other than those discussed in the notes to the Pro Forma Financial Information set forth below.

     The pro forma adjustments are based upon available information and upon certain assumptions that management of the Company believes are reasonable under the circumstances. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the consolidated financial statements of the Company included elsewhere in this Prospectus.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                         EFFECTS OF
                                       REORGANIZATION
                                          PLAN AND
                                        FRESH-START         OTHER                    OFFERING
                            HISTORICAL   REPORTING       ADJUSTMENTS    SUBTOTAL    ADJUSTMENTS    PRO FORMA
                            --------   --------------    -----------    ---------   -----------    ---------
Total revenue.............  $650,002                                    $ 650,002                  $ 650,002
Cost of sales.............  (566,538)     $  1,450(a)      $(1,252)(h)   (566,340)                  (566,340)
                            ---------      -------         -------      ---------                  ---------
  Gross margin............    83,464         1,450          (1,252)        83,662                     83,662
Selling, general and
  administrative
  expenses................   (57,103)       (1,111)(b)                    (58,214)                   (58,214)
Environmental expenses....   (37,582)       35,176(c)        1,252(h)      (1,154)                    (1,154)
                            ---------      -------         -------      ---------                  ---------
  Operating income
    (loss)................   (11,221)       35,515                         24,294                     24,294
Other income (expense),
  net.....................    (6,759)         (362)(d)      10,547(i)       3,426                      3,426
Reorganization items......    (3,535)        3,535(e)
Interest income (expense),
  net.....................     1,473        (2,984)(f)                     (1,511)    $(9,163)(j)    (10,674)
                            ---------      -------         -------      ---------     -------      ---------
  Income (loss) before
    income tax
    provision.............   (20,042)       35,704          10,547         26,209      (9,163)        17,046
Income tax provision......     8,453          (420)(g)                      8,033         227(k)       8,260
                            ---------      -------         -------      ---------     -------      ---------
  Income before
    extraordinary item....  $(28,495)     $ 36,124         $10,547      $  18,176     $(9,390)     $   8,786
                            =========      =======         =======      =========     =======      =========

---------------

(a)   Reflects amortization of fresh-start adjustments.
(b)   Reflects the following:
      Amortization of executive stock awards..............................................................  $ (1,500)
      Reversal of historical amortization of goodwill and deferred charges written off in fresh-start.....       345
      Amortization of fresh-start adjustments.............................................................        44
                                                                                                            ---------
                                                                                                            $ (1,111)
                                                                                                            =========
(c)   Removal, for presentation purposes, of the environmental provision recorded by the Company reflecting the terms of various environmental settlement agreements with federal and state regulators, in accordance with the terms of the Reorganization Plan.
(d)   Reflects the following:
      Finalization of prepetition claims to the amounts allowed pursuant to the Chapter 11 proceedings....  $   (454)
      Amortization of fresh-start adjustments.............................................................        92
                                                                                                            ---------
                                                                                                            $   (362)
                                                                                                            =========
(e)   To reverse reorganization expenses recorded after the assumed consummation date of January 1, 1996.

(f)   Reflects the following:
        Amortization of bank fees related to the Revolving Credit Facility entered into pursuant to the
          Reorganization Plan.............................................................................  $   (251)
        Reversal of historical interest earned on environmental trust funds withdrawn and transferred to
          the Company pursuant to the Reorganization Plan.................................................      (440)
        Reversal of historical interest earned on cash balances in 1996 assumed eliminated upon
          consummation of the Reorganization Plan on January 1, 1996......................................    (1,628)
        Pro forma interest on the LSM Term Loan Facility (as defined under "Description of Credit
          Facilities and Other Financing Arrangements") incurred pursuant to the Reorganization Plan to
          pay a dividend at consummation..................................................................      (689)
        Other loan interest...............................................................................        24
                                                                                                            ---------
                                                                                                            $ (2,984)
                                                                                                            =========
(g)   Reflects the following:
        Tax effect of Reorganization Plan and fresh-start adjustments recorded at the assumed consummation date of January 1, 1996. Pro forma income taxes have been provided at local statutory rates by tax jurisdiction. The benefit of pre-bankruptcy net operating loss carryforwards would be
          reflected as an addition to paid-in capital rather than a reduction of the tax provision........  $   (873)
      Tax effect related to the amortization of fresh-start adjustments...................................       680
        Tax effect of pro forma interest expense on the LSM Term Loan Facility incurred pursuant to the
          Reorganization Plan.............................................................................      (227)
                                                                                                            ---------
                                                                                                            $   (420)
                                                                                                            =========
(h)   Certain reclassifications have been made to the historical amounts to present them on a basis consistent with the current year.
(i)   To remove, for presentation purposes, non-recurring charges resulting from settlement with various prepetition creditors in 1996, as follows:
      District 65 Pension Plan withdrawal liability claim.................................................  $  5,050
        Prepetition environmental settlement claims.......................................................     3,791
        Additional institutional debt claims..............................................................     1,706
                                                                                                            ---------
                                                                                                            $ 10,547
                                                                                                            =========
(j)   Reflects the following:
      Interest on the Notes...............................................................................  $(11,000)
        Amortization of deferred issuance costs on the Notes..............................................      (400)
        Reversal of historical interest expense on the prior GfE credit facility which was replaced with
          the German Subfacility..........................................................................     1,548
        Reversal of pro forma interest expense on the LSM Term Loan Facility replaced with a Company loan
          at the time of the Offering.....................................................................       689
                                                                                                            ---------
                                                                                                            $ (9,163)
                                                                                                            =========
(k)   Reflects tax effect of the reversal of pro forma interest expense on the LSM Term Loan Facility replaced with a Company loan at the time of the Offering.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

                                       EFFECTS OF
                                     REORGANIZATION
                                        PLAN AND
                                      FRESH-START         OTHER                     OFFERING
                        HISTORICAL     REPORTING       ADJUSTMENTS    SUBTOTAL     ADJUSTMENTS    PRO FORMA
                        ---------    --------------    -----------    ---------    -----------    ---------
Total revenue.........  $ 155,587                                     $ 155,587                   $ 155,587
Cost of sales.........   (134,060)      $    362(a)                    (133,698)                   (133,698)
                        ---------        -------                      ---------                   ---------
  Gross margin........     21,527            362                         21,889                      21,889
Selling, general and
  administrative
  expenses............    (15,046)          (305)(b)     $   810(f)     (14,541)                    (14,541)
                        ---------        -------         -------      ---------                   ---------
  Operating income....      6,481             57             810          7,348                       7,348
Other income
  (expense), net......      3,179             24(a)       (2,877)(g)        326                         326
Reorganization
  items...............      2,444         (2,444)(c)
Interest income
  (expense) net.......       (245)        (1,237)(d)                     (1,482)     $(1,214)(h)     (2,696)
                        ---------        -------         -------      ---------      -------      ---------
  Income before income
    tax provision.....     11,859         (3,600)         (2,067)         6,192       (1,214)         4,978
Income tax provision
  (benefit)...........     (3,063)         1,814(e)                      (1,249)          56(i)      (1,193)
                        ---------        -------         -------      ---------      -------      ---------
  Income before
    extraordinary
    item..............  $  14,922       $ (5,414)        $(2,067)     $   7,441      $(1,270)     $   6,171
                        =========        =======         =======      =========      =======      =========

---------------

 (a) Reflects amortization of fresh-start adjustments.
 (b) Reflects the following:
                                                                                                            $  (375)
     Amortization of executive stock awards.............................................................
                                                                                                                 59
     Reversal of historical amortization of goodwill and deferred charges written off in fresh-start....
                                                                                                                 11
     Amortization of fresh-start adjustments............................................................
                                                                                                            -------
                                                                                                            $  (305)
                                                                                                            =======
 (c) To reverse reorganization expenses and fresh-start adjustments recorded after the assumed consummation date of January 1, 1996.
 (d) Reflects the following:
                                                                                                            $   (85)
       Amortization of bank fees related to the Revolving Credit Facility entered into pursuant to the
         Reorganization Plan............................................................................
                                                                                                               (367)
       Reversal of historical interest earned on environmental trust funds withdrawn and transferred to the Company pursuant to the Reorganization Plan................................................
                                                                                                               (619)
       Reversal of historical interest earned on cash balances assumed eliminated upon consummation of the Reorganization Plan on January 1, 1996.....................................................
                                                                                                               (172)
       Pro forma interest on the LSM Term Loan Facility incurred pursuant to the Reorganization Plan to pay a dividend at consummation.................................................................
                                                                                                                  6
     Other loan interest................................................................................
                                                                                                            -------
                                                                                                            $(1,237)
                                                                                                            =======
 (e) Reflects the following:
                                                                                                            $ 1,700
       Tax effect of the Reorganization Plan and fresh-start adjustments recorded as of the assumed consummation date of January 1, 1996...........................................................
                                                                                                                170
     Tax effect related to the amortization of fresh-start adjustments..................................
                                                                                                                (56)
       Tax effect of pro forma interest expense on the LSM Term Loan Facility incurred pursuant to the
         Reorganization Plan............................................................................
                                                                                                            -------
                                                                                                            $ 1,814
                                                                                                            =======

 (f) To remove, for presentation purposes, non-recurring charges incurred pursuant to the Reorganization
     Plan for stock awards and bonuses.
 (g) To remove, for presentation purposes, non-recurring credits recorded pursuant to the Reorganization
     Plan, as follows:
                                                                                                            $(2,747)
     Gain on the sale of commercial real estate property................................................
                                                                                                               (130)
     Gain on the sale of an investment in a joint venture...............................................
                                                                                                            -------
                                                                                                            $(2,877)
                                                                                                            =======
 (h) Reflects the following:
                                                                                                            $(2,750)
     Interest on the Notes..............................................................................
                                                                                                               (100)
     Amortization of deferred issuance costs on the Notes...............................................
                                                                                                              1,184
       Reversal of historical interest expense on the 12% Senior Notes being repaid.....................
                                                                                                                280
       Reversal of historical interest expense on the prior GfE credit facility which was replaced with the German Subfacility.........................................................................
                                                                                                                172
       Reversal of pro forma interest expense on the LSM Term Loan Facility replaced with a Company loan at the time of the Offering....................................................................
                                                                                                            -------
                                                                                                            $(1,214)
                                                                                                            =======
 (i) Reflects tax effect of the reversal of pro forma interest expense on the LSM Term Loan Facility replaced with a Company loan at the time of the Offering.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED JULY 31, 1997
                                 (IN THOUSANDS)

                                                                        OFFERING
                                                        HISTORICAL     ADJUSTMENT     PRO FORMA
                                                        ----------     ----------     ---------
Total revenue.........................................  $  166,879                    $ 166,879
Cost of sales.........................................    (142,135)                    (142,135)
                                                         ---------                    ---------
  Gross margin........................................      24,744                       24,744
Selling, general and administrative expenses..........     (14,427)                     (14,427)
                                                         ---------                    ---------
  Operating income....................................      10,317                       10,317
Other income (expense), net...........................         (76)                         (76)
Interest income (expense), net........................      (1,479)     $ (1,654)(a)     (3,133)
                                                         ---------       -------      ---------
  Income before income tax provision..................       8,762        (1,654)         7,108
Income tax provision..................................       5,111          (400)(b)      4,711
                                                         ---------       -------      ---------
  Income before extraordinary item....................  $    3,651      $ (1,254)     $   2,397
                                                         =========       =======      =========

---------------

(a)  Reflects the following Offering adjustments:
     Interest on the Notes................................................................................  $(3,667)
     Reversal of historical interest expense on the 12% Senior Notes being repaid.........................    1,580
     Amortization of deferred issuance costs on the Notes.................................................     (133)
     Reversal of historical interest expense on prior GfE credit facility loans and the LSM Term Loan           566
     Facility.............................................................................................
                                                                                                            $(1,654)
(b)  Tax effect of Offering adjustments.

                            SELECTED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The following table presents selected historical financial data of the Company for each of the years in the five-year period ended December 31, 1996, the six months ended June 30, 1996, and the quarters ended March 31 and July 31, 1997. Information as of December 31, 1992, 1993 and 1994 and for the years ended December 31, 1992 and 1993 is derived from the consolidated financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent public accountants. The information as of December 31, 1995 and 1996 and March 31, 1997 and for each of the three years in the period ended December 31, 1996 and for the quarter ended March 31, 1997 is derived from the consolidated financial statements of the Company included elsewhere herein, which have been audited by Deloitte & Touche LLP, independent public accountants. The selected financial data for the Company as of June 30, 1996 and for the Company's six months ended June 30, 1996, and as of July 31, 1997 and for the quarter ended July 31, 1997, are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results of operations for such periods. Financial information contained in this Prospectus for periods after March 31, 1997 reflect the effects of the Reorganization Plan, including the implementation of fresh-start reporting, as of March 31, 1997. Accordingly, the Company's consolidated financial statements for periods and dates prior to March 31, 1997 are not comparable to subsequent consolidated financial statements. The results of operations for the quarters ended March 31 and July 31, 1997 are not necessarily indicative of results for the full year. The information in this table should be read in conjunction with "Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, and related notes thereto, included elsewhere in this Prospectus.

                                                                                                                        POST-
                                                                  PRE-CONFIRMATION                                   CONFIRMATION
                                    -----------------------------------------------------------------------------    ------------
                                                                                                         QUARTER
                                                                                           SIX MONTHS     ENDED        QUARTER
                                                  YEARS ENDED DECEMBER 31,                    ENDED       MARCH         ENDED
                                    ----------------------------------------------------    JUNE 30,       31,         JULY 31,
                                      1992       1993       1994       1995       1996        1996         1997          1997
                                    --------   --------   --------   --------   --------   -----------   --------    ------------
                                                                                           (UNAUDITED)               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Sales.............................. $591,072   $541,188   $553,479   $688,002   $648,816    $ 331,097    $155,427      $166,718
Commission income..................      862        674        838      1,362      1,186          658         160           161
                                    --------   --------   --------   --------   --------     --------    --------      --------
  Total revenue....................  591,934    541,862    554,317    689,364    650,002      331,755     155,587       166,879
Cost of sales......................  559,107    508,424    496,218    603,535    566,538      288,675     134,060        142,135
                                    --------   --------   --------   --------   --------     --------    --------       --------
  Gross margin.....................   32,827     33,438     58,099     85,829     83,464       43,080      21,527        24,744
Selling, general and administrative
  expenses.........................   60,829     55,735     50,652     52,842     57,103       27,375      15,046        14,427
Environmental expenses(a)..........    2,992      2,342      2,082      2,072     37,582        1,160          --            --
Restructuring charges..............    4,349         --      2,653     15,210         --           --          --            --
                                    --------   --------   --------   --------   --------     --------    --------      --------
  Operating income (loss)..........  (35,343)   (24,639)     2,712     15,705    (11,221)      14,545       6,481        10,317
Other:
  Other income (expense), net......    1,928    (27,682)     7,477          7     (6,759)       3,420       3,179           (76)
  Interest income (expense), net...   (8,157)    (7,027)    (2,555)    (1,949)     1,473          247        (245)       (1,479)
  Reorganization expense...........       --     (3,409)    (7,118)    (3,927)    (3,535)      (1,430)     (2,663)           --
  Fresh-start revaluation..........       --         --         --         --         --           --       5,107            --
                                    --------   --------   --------   --------   --------     --------    --------      --------
Income (loss) before income tax
  provision and extraordinary
  item.............................  (41,572)   (62,757)       516      9,836    (20,042)      16,782      11,859         8,762
Income tax provision (benefit).....     (102)       225      2,507      8,171      8,453        5,344      (3,063)        5,111
                                    --------   --------   --------   --------   --------     --------    --------      --------
Income (loss) before extraordinary
  item.............................  (41,470)   (62,982)    (1,991)     1,665    (28,495)      11,438      14,922         3,651
Extraordinary item, net of
  tax(b)...........................       --         --         --         --         --           --      43,032            --
Cumulative effect of change in
  accounting principle.............   (8,088)    (2,496)        --         --         --           --          --            --
                                    --------   --------   --------   --------   --------     --------    --------      --------
Net income (loss).................. $(49,558)  $(65,478)  $ (1,991)  $  1,665   $(28,495)   $  11,438    $ 57,954      $  3,651
                                    ========   ========   ========   ========   ========     ========    ========      ========
Earnings per share(c)..............  $(10.00)   $(13.21)    $(0.40)     $0.34     $(5.75)       $2.31      $11.69         $0.74
                                    ========   ========   ========   ========   ========     ========    ========      ========


                                                                                                 POST-CONFIRMATION
                                                                                               ----------------------
                                                   PRE-CONFIRMATION
                          ------------------------------------------------------------------   QUARTER
                                                                                 SIX MONTHS     ENDED       QUARTER
                                        YEARS ENDED DECEMBER 31,                    ENDED       MARCH        ENDED
                          ----------------------------------------------------    JUNE 30,       31,       JULY 31,
                            1992       1993       1994       1995       1996        1996         1997        1997
                          --------   --------   --------   --------   --------   -----------   --------   -----------
                                                                                 (UNAUDITED)              (UNAUDITED)
BALANCE SHEET DATA
  (AT PERIOD END):
  Total assets........... $380,646   $306,948   $326,981   $342,610   $331,626    $ 362,488    $305,704    $ 299,816
  Working capital........   71,398    140,857    152,627    166,823    173,734      168,428     143,316      148,552
  Property, plant and
    equipment............  109,459     81,254     65,921     53,516     47,885       50,190      38,907       40,210
  Total debt.............  147,470     29,212     37,719     37,625     19,869       26,400      66,488       64,304
  Pension liabilities....   57,873     46,750     43,921     47,409     43,926       44,964      41,090       39,623
  Environmental
    liabilities..........   12,262     18,497     17,762     12,780     44,011       15,128      48,135       47,504
  Liabilities subject to
    compromise...........       --    162,320    162,042    169,519    179,897      171,747          --           --

---------------
(a) As part of the Reorganization Plan, Shieldalloy entered into settlement agreements with various environmental regulatory authorities with regard to all of Shieldalloy's known significant environmental remediation liabilities. Pursuant to these agreements, Shieldalloy has agreed to perform environmental remediation which as of July 31, 1997 had an estimated cost of completion of $44.5 million, including approximately $19.4 million to be incurred by Shieldalloy through the end of 2000. See "Risk
    Factors -- Environmental Regulation."

(b) Reflects discharge of indebtedness income, net of tax effects, relating to the consummation of the Reorganization Plan.

(c) The computation of earnings per share for all periods presented prior to April 1, 1997 is based on 4,956,406 common shares and common stock equivalents which were outstanding as of the Effective Date.

                                                                                                             POST-
                                                      PRE-CONFIRMATION                                    CONFIRMATION
                        -----------------------------------------------------------------------------     ------------
                                                                                             QUARTER
                                                                               SIX MONTHS     ENDED         QUARTER
                                      YEARS ENDED DECEMBER 31,                    ENDED       MARCH          ENDED
                        ----------------------------------------------------    JUNE 30,       31,          JULY 31,
                          1992       1993       1994       1995       1996        1996         1997           1997
                        --------   --------   --------   --------   --------   -----------   --------     ------------
                                                                               (UNAUDITED)                (UNAUDITED)
OTHER DATA:
  EBITDA(a)............ $ (8,255)  $ (3,768)  $ 25,715   $ 47,149   $ 38,928    $  21,466    $ 10,498       $ 13,644
  Environmental
    remediation
    expenditures(b)....      365        751        814      2,769      2,282        1,394       1,729            393
  Capital
    expenditures.......   17,343      6,280      7,566      6,712      9,531        2,668       2,774           3,309
  Gross margin
    as percentage
    of sales...........      5.6%       6.2%      10.5%      12.5%      12.9%        13.0 %      13.9%           14.8 %
  EBITDA as percentage
    of sales...........       NM         NM        4.6%       6.9%       6.0%         6.5 %       6.8%            8.2 %
  Ratio of earnings to
    fixed charges(c)...       NM         NM         NM       1.0x         NM         3.0x        3.4x            4.4x
  Cash flow from
    operating
    activities.........   (4,819)    22,247       (589)     5,658     47,665       29,195       6,416           2,510
  Cash flow from
    investing
    activities.........  (14,646)    (6,785)    (3,700)    (3,945)    (5,019)       1,333       2,167          (2,071)
  Cash flow from
    financing and
    reorganization
    activities.........   32,859    (11,371)     3,673      6,182    (16,117)      (9,302)    (40,991)         (1,691)

---------------
(a) For purposes of this Prospectus, "EBITDA" is defined as income (loss) before
    (i) income taxes; (ii) interest expense; (iii) extraordinary gain; (iv) depreciation; (v) amortization; (vi) non-cash stock compensation; (vii) loss
    (gain) on sale of fixed assets; (viii) restructuring expenses; (ix) reorganization items; (x) non-cash fresh-start adjustments; and (xi) non-cash environmental provisions. EBITDA should not be considered an alternative to operating income determined in accordance with GAAP as an indicator of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. EBITDA has not been reduced to reflect environmental remediation expenditures. The definition of EBITDA differs from the definition of EBITDA used in the indenture governing the Notes. The Company's use of EBITDA may not be comparable to similarly titled measures due to the use by other companies of different financial statement components in calculating EBITDA. See "Description of New Notes."

(b) Environmental remediation expenditures represent the costs associated with certain remedial activities and do not include expenditures associated with environmental compliance related to ongoing operations. Such remediation expenditures are charged to previously established accruals and are therefore excluded from the calculation of EBITDA.

(c) The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges (including contractual interest deferred pursuant to the Chapter 11 proceedings) and that portion of rental expense Metallurg believes to be representative of interest. For the years ended December 31, 1992, 1993, 1994 and 1996, earnings were insufficient to cover fixed charges by $41.6 million, $65.4 million, $7.8 million and $28.6 million, respectively.

                             CALCULATION OF EBITDA

                                                                                                                  POST-
                                                                                                               CONFIRMATION
                                                            PRE-CONFIRMATION                                   ------------
                              ----------------------------------------------------------------------------
                                                                                   SIX MONTHS     QUARTER        QUARTER
                                           YEARS ENDED DECEMBER 31,                   ENDED        ENDED          ENDED
                              --------------------------------------------------    JUNE 30,     MARCH 31,       JULY 31,
                                1992       1993      1994      1995       1996        1996         1997            1997
                              --------   --------   -------   -------   --------   -----------   ---------     ------------
                                                                                   (UNAUDITED)                 (UNAUDITED)
Net income (loss)...........  $(49,558)  $(65,478)  $(1,991)  $ 1,665   $(28,495)    $11,438     $  57,954       $  3,651
                               -------    -------    ------    ------    -------      ------       -------         ------
Adjustments:
  Income tax provision
    (benefit)...............      (102)       225     2,507     8,171      8,453       5,344        (3,063)         5,111
  Interest expense..........    11,455      9,434     4,815     4,851      3,043       1,772         1,706          2,426
  Depreciation and
    amortization............    17,960     20,294    12,986    15,296     10,688       4,746         2,143          1,962
Non-cash charges:
  Environmental
    provisions..............        --      6,400        --        --     34,754          --            --             --
  Provision for allowed
    claims..................        --         --        --        --     10,547          --            --             --
  Fresh-start revaluation...        --         --        --        --         --          --        (5,107)            --
  Writedown of investment in
    subsidiaries............        --      5,732        --        --         --          --            --             --
  Extraordinary item, net of
    tax.....................        --         --        --        --         --          --       (43,032)            --
  Restructuring provision...     4,349     13,616     2,653    15,210         --          --            --             --
  Non-cash cumulative effect
    of accounting changes...     8,088      2,496        --        --         --          --            --             --
  (Gains) losses on asset
    sales...................      (447)       104    (2,373)   (1,971)    (3,597)     (3,264)       (3,266)            (6)
  Reorganization expense....        --      3,409     7,118     3,927      3,535       1,430         2,663             --
  Stock awards..............        --         --        --        --         --          --           500            500
                               -------    -------    ------    ------    -------      ------       -------         ------
                                41,303     61,710    27,706    45,484     67,423      10,028       (47,456)         9,993
                               -------    -------    ------    ------    -------      ------       -------         ------
EBITDA......................  $ (8,255)  $ (3,768)  $25,715   $47,149   $ 38,928     $21,466     $  10,498       $ 13,644
                               =======    =======    ======    ======    =======      ======       =======         ======

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

OVERVIEW

     In 1994, the Company began to recover from the effects of depressed industry conditions principally caused by (i) a recession in the iron and steel industry which lasted from 1989 to 1993 and particularly affected the aerospace, automotive, durable goods, construction and defense sectors in North America and Europe and (ii) the impact of the "dumping" of low-priced vanadium and ferrochrome products by former Soviet Union exporters. The Company's recovery started approximately two years after the recovery of its customers because the stockpiles of metals being sold by those exporters took some time to be consumed. The subsequent reduction of stockpiles of metals in the former Soviet Union, the implementation of duties from successful anti-dumping petitions by the Company and increased production by the steel, aluminum and superalloy industries since 1993, have contributed to the Company's operating performance beginning in 1994. See "Risk Factors -- End of Anti-dumping Duties."

     The industries which the Company supplies are cyclical. See "Risk
Factors -- Dependence on Cyclical Markets." Worldwide steel and aluminum consumption levels were significantly higher in 1996 than they were in 1992, and the strength of the aerospace industry has positively impacted superalloy producers. Significant price competition among aluminum master alloy producers has reduced the Company's profitability in that area of its operations. The Company has substantial operations outside the United States. At December 31, 1996, the Company's operations located outside the United States represented approximately 59% of the Company's assets based on book values. Approximately 80% of the Company's employees were outside the United States. Approximately 40% of the Company's sales (based on customer location) for the year ended December 31, 1996 were made in North America, 45% in Europe, 5% in Asia, 2% in South America and 8% throughout the rest of the world. See "Risk Factors -- Foreign Operations and Currency Fluctuations."

     In April 1997, Metallurg and Shieldalloy consummated the Reorganization Plan. The Company settled its prepetition liabilities by distributing cash and issuing shares of its Common Stock and its 12% Senior Notes. As a result of the Reorganization Plan, the Company reduced its indebtedness and shareholder obligations (including undrawn letters of credit) from approximately $170.0 million to approximately $66.5 million. As part of the Reorganization Plan, Shieldalloy entered into various settlements with the relevant environmental authorities with regard to its obligations to remediate certain conditions at its New Jersey and Ohio facilities.

     Effective March 31, 1997, the Company implemented fresh-start reporting relating to its emergence from bankruptcy. Accordingly, all assets and liabilities were restated to reflect their respective fair values, and the consolidated financial statements subsequent to that date include the related amortization credits associated with the fair value adjustments. The consolidated financial statements after that date are those of a new reporting entity and are not comparable to the pre-confirmation periods. However, for purposes of the discussion below of the Company's results of operations for the first two quarters of 1997 compared to the first two quarters of 1996, the quarter ended March 31, 1997 (pre-confirmation) was combined with the quarter ended July 31, 1997 (post-confirmation) and then compared to 1996. Significant differences between periods due to fresh-start reporting adjustments are explained below where necessary. For example, the adoption of fresh-start reporting resulted in a reduction of depreciation expense for the 1997 period, thus increasing gross margin and operating income. Additionally, the adoption of fresh-start reporting will result in an increase in additional paid-in capital, rather than an income tax benefit, as the benefits relating to existing net loss carryforwards are recognized in the future.

     In addition, as a result of Metallurg, Inc.'s change in its fiscal year from a calendar year to January 31 (beginning with the 1997 fiscal year) effective as of April 1, 1997, the consolidated operating results of the Company for periods which include the quarter ended July 31, 1997 contained in this Prospectus include the results of Metallurg, Inc. for the four-month period ended July 31, 1997 and the results of its operating subsidiaries (whose fiscal years remain the calendar year) for the three-month period ended June 30, 1997, and the consolidated balance sheet data of the Company at July 31, 1997 reflect the financial position of Metallurg, Inc. at July 31, 1997 and of the operating subsidiaries at June 30, 1997. Consequently, an extra month of Metallurg, Inc.'s results are included in the Company's results of operations for the first two quarters of 1997.

RESULTS OF OPERATIONS -- FIRST TWO QUARTERS OF 1997 COMPARED TO FIRST TWO QUARTERS OF 1996

     Total revenues for Metallurg and its subsidiaries decreased by 2.8% from $331.8 million to $322.5 million in the first two quarters of 1997 compared to the prior period. The sale of Frankel Metal Company, the Company's former titanium scrap processing subsidiary, in December 1996 accounted for $6.9 million of the decrease, and a reduction in the Company's sales of manganese and ferrochrome products manufactured by third parties principally accounted for the balance of the decrease. Tonnages shipped of manganese products were 8% lower due to a shortage of raw materials from China resulting from anti-dumping duties, while prices fell 20% because of a change in product mix to lower grades. The Company's sales volume of high carbon ferrochrome distributed for third parties fell by $1.8 million because of restricted availability of this product to the Company. In the first two quarters of 1997, the price of ferrovanadium increased in the United States and the price of low carbon ferrochrome remained strong.

     Gross margins increased by 7.4% in the first two quarters of 1997 compared to the first two quarters of 1996, due principally to the price increases in ferrovanadium and low carbon ferrochrome discussed above. In aluminum master alloys and compacted products, increased volumes of 21% improved production variances and significantly offset a decrease in margins at the Company's United Kingdom operations caused by the impact of a strong sterling. Although the Company's United Kingdom aluminum powder producing division recorded a 30% decrease in sales in the first two quarters of 1997 compared to 1996, margins increased by 45%, due to a change in product mix. The values of the Company's assets were reduced pursuant to fresh-start reporting, reducing depreciation expense in the second quarter of 1997 by $0.4 million and increasing gross margin by an equal amount.

     Selling, general and administrative expenses ("SG&A") increased from $27.4 million for the first two quarters of 1996 to $29.5 million for the first two quarters of 1997, an increase of 7.7%. For the first two quarters of 1997, SG&A represented 9.1% of the Company's sales compared to 8.3% for the first two quarters of 1996. SG&A increased as a result of the inclusion of an extra month (July 1997) of the holding company's operations, increased bonus accruals and awards under the Stock Award and Stock Option Plan of Metallurg incurred in connection with the consummation of the Reorganization Plan, and additional costs related to the audit of the March 31, 1997 financial statements.

     Operating income was $16.8 million for the first two quarters of 1997 compared to $14.5 million for the first two quarters of 1996, an increase of 15.5%, including the $0.4 million reduction in depreciation expense due to freshstart reporting as described above. The improvement resulted from an increase in margins on sales of ferrovanadium, low carbon ferrochrome and aluminum powders due to the strength of the steel, superalloy and chemicals industries, offset by a decrease in margins on aluminum master alloys and briquettes resulting from a highly competitive marketplace. Operating income for the first two quarters of 1996 included $1.2 million of environmental expenses related to the operation of the water remediation facility at the Company's Newfield site. As a result of the Company's adoption of SOP 96-1 (as defined below), operating income in the first two quarters of 1997 does not include such water remediation expenses. In addition, as discussed above, as a result of the change of the holding company's fiscal year, 1997 operating income of $16.8 million included approximately $0.4 million of expenses related to the operations of the holding company for the month of July 1997.

     Net income was $61.6 million for the first two quarters of 1997 compared to $11.4 million for the first two quarters of 1996. Net income for the first two quarters of 1997 included a loss of approximately $0.8 million related to the operations of Metallurg, Inc. for the month of July 1997. Included in 1997 net income is an extraordinary item of $43.0 million representing the cancellation of debt resulting from the consummation of the Company's Reorganization Plan and a $5.1 million credit representing the effects of revaluing the Company's assets and liabilities under fresh-start reporting. Reorganization expenses for the first two quarters of 1997 and 1996 were $2.7 million and $1.4 million, respectively. Other income included gains on the sales of the Company's New York office building of $2.7 million for the first two quarters of 1997 and $3.2 million on the sale of land in Turkey in 1996.

RESULTS OF OPERATIONS -- 1996 COMPARED TO 1995

     Total revenues for Metallurg and its subsidiaries decreased by 5.7%, from $689.4 million in 1995 to $650.0 million in 1996, due to a significant decrease in prices of certain products, particularly ferrovanadium and ferrotitanium, and a decrease in the availability to the Company of raw materials from the former Soviet Union. As described below, worldwide consumption of aluminum was unchanged from 1995, but pricing competition among suppliers adversely affected Metallurg's sales.

     Gross margins decreased by 2.8% in 1996 compared to 1995. The price increase of ferrovanadium in the first quarter of 1995 was not repeated in 1996, as quoted prices stayed relatively steady throughout 1996. As a result, margins on vanadium products fell by 45% in 1996, compared to the prior year. Tonnage sales and prices of low carbon ferrochrome continued to improve in 1996 as demand from the expanding aerospace industry increased, resulting in a 20% rise in margins from 1995. Chromium metal margins increased by almost 80% due to price improvements resulting from the strength of the aerospace industry and the closure of an important competitor. Sales of aluminum products fell by 8% and margins by 40%, as LSM declined to compete at some of the very low prices offered by competitors. In the fourth quarter of 1996 a sharp appreciation of sterling by almost 20% against the European currencies also negatively impacted LSM. Gross margins on aluminum products at the Company's Brazilian operations fell by 40% as overseas competition cut prices in an effort to penetrate the South American market.

     SG&A increased by 8.1% from $52.8 million in 1995 to $57.1 million in 1996 due to the restructuring of German operations into a holding company with subsidiaries and a resulting reclassification of certain fixed personnel costs from production costs to SG&A. SG&A represented 8.8% of the Company's sales in 1996, compared to 7.7% in 1995.

     Operating loss was $11.2 million in 1996, compared to operating income of $15.7 million in 1995. The loss in 1996 was principally due to an environmental provision of $37.6 million, representing the anticipated future costs of remediation and maintenance of various environmental projects at Shieldalloy. In 1995, operating income included a charge of $15.2 million for a restructuring of the Company's principal German subsidiary into separate business units, and a restructuring of the Company's mining operations in Brazil. Operating income in 1996 also was negatively impacted by the increase in SG&A and decrease in gross margins in 1996, compared to 1995 as described above.

     Other expense for 1996 was $6.8 million. The significant items included in this expense consisted of the allowance of additional unsecured prepetition claims of $10.5 million relating to withdrawal by Shieldalloy from a multiemployer pension plan, the settlement of certain environmental claims and additional claims by institutional debtholders. This was partially offset by the gain on the sale in 1996 of a parcel of land owned by the Company's Turkish subsidiary.

     Net loss was $28.5 million in 1996, compared to net income of $1.7 million in 1995. As discussed above, the principal reasons for this net loss were the environmental provision of $37.6 million and the other expense of $6.8 million, offset partially by $15.2 million in restructuring charges relating to the Company's German and Brazilian subsidiaries recorded in 1995.

RESULTS OF OPERATIONS -- 1995 COMPARED TO 1994

     Total revenues for Metallurg and its subsidiaries increased in 1995 by 24.4% from $554.3 million in 1994 to $689.4 million in 1995 because of increased sales tonnages and prices of ferrochrome and master alloys and prices for ferrovanadium. The major customer industries of aluminum, steel and superalloys had strong production in 1995.

     Gross margins increased by 47.7% from 1994 levels. Margins on vanadium products increased by 250% as a perceived shortage of material at the end of 1994 and in the first quarter of 1995 caused prices to climb from an average of $6.50/lb vanadium in the United States at the end of 1994 to $12.35/lb vanadium by March 1995. By June 1995, prices averaged $7.75/lb vanadium. Margins on low carbon ferrochrome rose by 170% due to the effect of anti-dumping duties imposed on such products. Aluminum master alloys and compacted products also experienced an increase in margins of 70%, as prices and volumes improved in the first three quarters with increased aluminum consumption worldwide.

     SG&A increased by 4.3% from $50.7 million in 1994 to $52.8 million in 1995 mainly due to the dollar weakening against European currencies. SG&A represented 7.7% of the Company's sales in 1995, compared to 9.2% in 1994. Reorganization expenses in connection with the Company's Chapter 11 proceedings fell by $3.2 million from 1994 to 1995.

     Operating income increased from $2.7 million in 1994 to $15.7 million in 1995. This increase resulted from significantly improved gross margins (an increase of 47.7%), partially offset by increased restructuring charges relating to the Company's German and Brazilian operations described above.

     Included in other income for 1995 was a gain of $0.8 million on the sale of property in New York. Also in 1995, the Company's Turkish subsidiary received the first $1.0 million tranche of its gain on the sale of land that was no longer in productive use. Other income for 1994 totaled $7.5 million and included a gain on the sale of a building in New York and the gain on the abandonment of a mining project in Zaire.

     Net income was $1.7 million in 1995, compared to a loss of $2.0 million in 1994. As discussed above, the principal reasons were an increase of $27.7 million in gross margin and a decrease in reorganization expense of $3.2 million, partially offset by an increase of $12.6 million in restructuring charges relating to the Company's German and Brazilian subsidiaries and $7.5 million in other income recognized in 1994.

LIQUIDITY AND FINANCIAL RESOURCES

     General. The Company's sources of liquidity include cash and cash equivalents, cash from operations and amounts available under credit facilities including the proceeds of the Offering. Management believes that these sources are sufficient to fund the current and anticipated future requirements of working capital, capital expenditures, pension benefits, potential acquisitions and environmental expenditures through at least 1998.

     At July 31, 1997, the Company had $29.2 million in cash and cash equivalents, and working capital of $148.6 million, as compared to $63.3 million and $173.7 million, respectively, at December 31, 1996. For the two quarters ended July 31, 1997, the Company generated $8.9 million in cash from operations. In connection with the Reorganization Plan, however, the Company distributed $59.4 million in cash, offset by a drawdown of prepetition letters of credit of $9.7 million and proceeds from LSM debt of $8.1 million.

     In connection with the Recapitalization, the Company paid a dividend of $20.0 million.

     Credit Facilities and Other Financing Arrangements. The Company has a credit facility with certain financial institutions led by BankBoston, N.A., an affiliate of BancBoston Securities Inc., as agent (the "Revolving Credit Facility") which provides Metallurg, Shieldalloy and certain of their subsidiaries with up to $50.0 million of financing resources at a rate per annum equal to (i) the Alternate Base Rate plus 1.0% per annum, (the Alternate Base Rate is the greater of the Base Rate or the Federal Funds Effective Rate plus 0.5%) or (ii) the reserve adjusted Eurodollar rate plus 2.5% for interest periods of one, two or three months. The Revolving Credit Facility permits borrowings of up to $50.0 million for working capital requirements and general corporate purposes, up to $30.0 million of which may be used for letters of credit in the United States. Pursuant to the Revolving Credit Facility, BankBoston, N.A. through its Frankfurt office, is providing up to DM 20.5 million (approximately $11.7 million) of financing to GfE and its subsidiaries (the "German Subfacility"), which is guaranteed by Metallurg, Inc. and the other U.S. borrowers. Outstanding obligations under the Revolving Credit Facility are limited to a borrowing base based on eligible accounts receivable, eligible inventory and certain equipment. To the extent that the outstanding amounts to GfE and its subsidiaries exceed the borrowing base of those companies, a reserve will be established against the U.S. borrowing base. At October 31, 1997, there were no outstanding loans and $23.6 million of letters of credit outstanding in the United States under the Revolving Credit Facility and approximately DM 20.5 million (approximately $11.7 million) of outstanding loans under the German Subfacility. The Revolving Credit Facility and the German Subfacility contain various covenants that restrict, among other things, payments of dividends, share repurchases, capital expenditures, investments in subsidiaries and borrowings. Substantially all of the assets of the U.S. borrowers and guarantors under the Revolving Credit Facility are pledged to secure all of the obligations under the Revolving Credit Facility (including the German Subfacility), and all accounts receivable, inventory, the stock of GfE's subsidiaries and certain other assets are pledged to secure the German Subfacility. See "Description of Credit Facilities and Other Financing Arrangements." The Company used a portion of the proceeds of the Offering to repay outstanding loans under the German Subfacility (but not to reduce the related commitment thereunder).

     LSM has several credit facilities with Barclays Bank plc which provide LSM and its subsidiaries with up to L7.0 million (approximately $11.3 million) of borrowings, up to L3.0 million (approximately $4.9 million) of foreign exchange exposure and up to L2.2 million (approximately $3.6 million) for other ancillary banking arrangements including bank guarantees (the "LSM Credit Facility"). At July 31, 1997, there were no outstanding borrowings under the LSM Credit Facility. Borrowings under the LSM Credit Facility are payable on demand. The outstanding loans under the LSM Credit Facility bear interest at the lender's base rate plus 1.0%.

     On April 11, 1997, LSM entered into a term loan facility with NM Rothschild & Sons Limited in the amount of L5.0 million (approximately $8.1 million) (the "LSM Term Loan Facility"), the proceeds of which were used to make a dividend to Metallurg in order to fund the Reorganization Plan.

     The LSM Credit Facility, together with the LSM Term Loan Facility, were secured by substantially all of the assets of LSM and its subsidiaries. The LSM Credit Facility restricted LSM's ability to pay dividends and management fees to Metallurg. LSM has obtained consent from its working capital lender to permit increased dividends to the Company in an amount up to 100% of LSM's annual net income, contingent upon repayment of the LSM Term Loan Facility. The Company used proceeds from the Offering to repay the LSM Term Loan Facility. As a result, the lender under the LSM Credit Facility released the security pledged for its benefit and permitted increased dividends to the Company in an amount up to 100% of LSM's annual net income. See "Description of Credit Facilities and Other Financing Arrangements."

     EWW has committed lines of credit with several banks in the aggregate amount of DM 15.0 million (approximately $8.6 million). The credit facilities expire July 1, 1999 and bear interest at a rate from 7.0% to 7.5%. As of July 31, 1997, there were no outstanding borrowings under this facility. See "Description of Credit Facilities and Other Financing Arrangements."

     In addition, several of the other foreign subsidiaries of Metallurg, have credit facility arrangements with local banking institutions to provide funds for working capital and general corporate purposes. These local credit facilities contain restrictions which vary from company to company. At July 31, 1997, there were $0.4 million of outstanding loans under these local credit facilities. See "Description of Credit Facilities and Other Financing Arrangements."

     The Company's subsidiaries are, in certain circumstances, subject to restrictions under local law and under their credit facilities that limit their ability to pay dividends to Metallurg. See "Risk Factors -- Holding Company Structure; Restrictions on Dividend Payments by Subsidiaries" and "Description of Credit Facilities and Other Financing Arrangements."

     EWW has a contingent obligation to a German state pension authority which as of July 31, 1997, was DM 8.2 million (approximately $4.7 million). The Company expects that EWW will pay approximately DM 6.5 million (approximately $3.7 million) to the pension authority in 1998 in respect of this obligation. See "Description of Credit Facilities and Other Financing Arrangements -- EWW Financial Arrangement with German State Pension Board."

     Capital Expenditures. The Company invested $9.5 million in capital expenditures during 1996 and $6.1 million during the first two quarters of 1997. The Company's capital expenditures include projects related to improving the Company's operations and productivity improvements, and replacement projects and ongoing environmental requirements (which are in addition to expenditures discussed in "-- Environmental Remediation Costs"). The Company anticipates capital expenditures will be approximately $12.3 million during 1997, including approximately $3.0 million to install a new plant for the production of chromium metal. Capital expenditures are expected to increase significantly over 1997 levels to approximately $24.5 million in 1998, including $10.4 million of capital investments which the Company believes will result in decreased costs of production, improved efficiency and expanded production capacities. The remaining capital expenditures planned for 1998 are primarily for replacement and major repairs of existing facilities, some of which were deferred from earlier periods. Although the Company has budgeted these items in 1998, the Company has not committed to complete these projects which are contingent on senior management approval and other conditions. The Company believes that these projects will be funded through internally generated cash, borrowings under the Revolving Credit Facility and local credit lines.

     Environmental Remediation Costs. In 1996, the Company elected early adoption of the American Institute of Certified Public Accountants Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities," which among other requirements, states that losses associated with environmental remediation obligations are accrued when such losses are deemed probable and reasonably estimable. Such accruals generally are recognized no later than the completion of the remedial feasibility study and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are generally not discounted to their present value. During the first two quarters of 1997, the Company expended $2.1 million for environmental remediation.

     As part of the Reorganization Plan, Shieldalloy entered into settlement agreements with various environmental regulatory authorities with regard to all of the significant environmental remediation liabilities of which it is aware. Pursuant to these agreements, Shieldalloy has agreed to perform environmental remediation which, as of July 31, 1997, had an estimated cost of completion of $44.5 million. Of this amount, approximately $2.5 million is expected to be expended in the second half of 1997, $4.5 million in 1998, $4.3 million in 1999 and $8.1 million in 2000. In addition, the Company estimates it will make expenditures of $5.8 million with respect to environmental remediation at its foreign facilities. Of this amount, approximately $2.2 million is expected to be expended in 1998, $0.7 million in 1999 and $0.7 million in 2000. These amounts are not included in the calculation of operating income.

     Effects of Recent Issued Accounting Standards. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." This statement is effective for financial statements issued for periods ending after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and does not believe it to be significant.

     In February 1997, the FASB also issued SFAS No. 129, "Disclosure of Information about Capital Structure." This statement is effective for financial statements issued for periods ending after December 15, 1997. Management has evaluated the effect on its financial reporting and, as it contains no change in disclosure requirements of Opinions 10 and 15 and Statement 47, no further disclosures are needed.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement is effective for financial statements issued for periods ending after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and has found the majority of required disclosures to be not applicable and the remainder to be not significant.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Management has not yet determined what additional disclosures may be required in connection with adopting SFAS No. 131.

EFFECTS OF INFLATION

     Inflation has not had a significant effect on the Company's operations. However, there can be no assurance that inflation will not have a material effect on the Company's operations in the future. The Company is subject to price fluctuations in its raw materials and products. These fluctuations have affected and will continue to affect the Company's results of operations. See "-- Results of Operations."

                                    BUSINESS

OVERVIEW

     Metallurg is a leading international producer and seller of high quality metal alloys and specialty metals used by manufacturers of steel, aluminum, superalloys and chemicals and other metal consuming industries. The Company sells more than 500 different products to over 3,000 customers worldwide. In addition to selling products manufactured by the Company, Metallurg also distributes products manufactured by third parties ("Merchanted Products") through its global sales force. For the year ended December 31, 1996, the Company had $648.8 million in sales, $365.1 million of which were from products manufactured by the Company and $283.7 million of which were from Merchanted Products. The Company sells products principally to customers in the iron and steel industry, the aluminum industry and the superalloy and titanium industries. Approximately 51% of the Company's 1996 sales were made to the iron and steel industry, 15% to the aluminum industry, 11% to the superalloy and titanium alloy industries, 4% to the chemicals industry, and the remaining 19% were made to other industries, none of which was individually significant to the Company.

     The Metallurg group was founded in 1911 with the construction of a vanadium alloy and chemical producing plant in Nuremberg, Germany. The Company began mining chrome ore in Turkey in 1916, and constructed a ferrochrome manufacturing plant in Weisweiler, Germany in 1917. In subsequent years, the Company's customer base grew throughout Europe and, in 1938, the Company added its first subsidiary in the United Kingdom and a sales and distribution subsidiary in Switzerland. Metallurg was established as a New York holding company in 1947 and reincorporated as a Delaware corporation in 1997.

BUSINESS STRATEGIES

     The Company's business objective is to maximize the long-term profitability of its operations while maintaining a strong financial position through the various business and market cycles. The Company's continuing strategies for achieving this objective are as follows:

     Focus on Core Businesses. The Company seeks to achieve high market shares in markets where the Company can differentiate itself on the basis of technical expertise and production quality. As part of this strategy, the Company is focusing its production and sales efforts on higher margin specialized alloy businesses, and is investing in capital projects that will expand its capacity or lower its costs in those areas. The Company recently completed construction of a chromium metal plant in the United Kingdom that will increase its production capacity of chromium metal for use in the steel, aluminum and superalloy industries. The Company has also expanded its vacuum furnace capacity at its German facilities, which will enhance its production of vanadium aluminum and molybdenum aluminum for use by the titanium industry, and has undertaken an upgrade of its aluminum furnace facilities at its United Kingdom plant. In recent years, the Company has divested certain non-core and lower margin businesses, including its tantalum carbide, U.S. titanium scrap processing and tin and aluminum trading businesses.

     Maintain Leading Market Position in Niche Products. The Company believes that it maintains leading global market shares in special grades of low carbon ferrochrome consumed by the superalloy industry, chromium metal and aluminum master alloys. The Company believes that its competitive advantages include strong relationships with its customers and suppliers and a field sales force comprised primarily of metallurgists who are knowledgeable about the products and their many applications. In addition, the Company's access to high quality and continuing supplies of chrome ore through its ownership of mines in Turkey gives the Company a significant competitive advantage over other low carbon ferrochrome producers.

     Improve Financial Flexibility. With the Offering, the Company has improved its financial position by increasing liquidity and extending the maturities and the amortization schedule of its debt. Metallurg and Shieldalloy also have recently increased the maximum amount of their Revolving Credit Facility from $40.0 million to $50.0 million. Management believes that the Company's capital structure following the Offering and the increase in availability of funds under the Revolving Credit Facility will improve the

Company's ability to withstand future cyclical downturns in the steel, aluminum and superalloy industries. See "Risk Factors -- Dependence on Cyclical Markets." At July 31, 1997, after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Company would have had approximately $44.7 million of cash and cash equivalents on hand. After giving effect to the Offering and the application of the estimated net proceeds therefrom, Metallurg expects to have available borrowing capacity under the Revolving Credit Facility of approximately $25 million. See "Description of Credit Facilities and Other Financing Arrangements." In addition, in order to increase dividends from its foreign subsidiaries, the Company (i) has taken steps to enable its German operating subsidiaries to make dividend payments by late 1998, and (ii) has obtained consent from its working capital lender at its United Kingdom operating subsidiaries to permit increased dividends to the Company in an amount up to 100% of such subsidiaries' net income in any year, contingent upon repayment of the LSM Term Loan Facility. The Company repaid the LSM Term Loan Facility with proceeds from the Offering. See "Risk Factors -- Holding Company Structure; Restrictions on Dividend Payments by Subsidiaries."

     Aggressively Manage Costs. In recent years, Metallurg has instituted measures to reduce operating costs and enhance profitability. Through a combination of divesting non-core businesses, using contractors and improving productivity, the Company has reduced headcount from 2,508 at the end of 1992 to 1,523 as of June 30, 1997, while sales have grown from $591.1 million in 1992 to $639.9 million for the four quarters ended July 31, 1997. The Company has established representation offices in Russia and China which have enabled the Company to develop new sources of product supply for the Company's manufacturing and distribution businesses, as it seeks to have as many low cost providers of raw materials as possible. The Company has achieved certain savings through this process, particularly in procuring chromium-, titanium- and vanadium-containing materials. In addition, the Company has restructured its operations into individual business units focused on particular customer groups in order to better manage costs and improve profitability.

     The Company expects to spend approximately $10.4 million of its $24.5 million of 1998 budgeted capital expenditures on capital projects which the Company believes will improve production efficiencies, lower manufacturing costs and expand production capacities. The remaining capital expenditures planned for 1998 are primarily for replacement and major repairs of existing facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Capital Expenditures."

     Improve Product Mix. The Company continually pursues opportunities to maximize sales through the Company's existing distribution network by improving its product mix. The Company realizes improvements in its product mix by (i) divesting low margin products, (ii) developing value added products such as titanium carbide, which the Company sells to the forging industry, and vanadium tetrachloride, which the Company sells to the synthetic rubber industry, and
(iii) acquiring, or entering into merchanting arrangements for, product lines which complement the Company's core product offerings.

     The Company believes that there may be attractive opportunities for it to acquire product lines or businesses in the future. Although the Company has no existing arrangements or understandings with regard to any acquisitions, to the extent that the Company determines to acquire any product lines or businesses, the Company currently expects that it would fund those acquisitions from its available cash and credit lines and, possibly, from additional third party financing.

PRODUCTS AND MARKETS

     The Company sells more than 500 different products to over 3,000 customers worldwide. The following table sets forth the dollar amounts and percentages of the Company's sales attributable to the

Company's various markets for the periods presented, exclusive of commissions earned by the Company:

                                                                                     TWO QUARTERS
                                            YEAR ENDED DECEMBER 31,                      ENDED
                               -------------------------------------------------       JULY 31,
           SECTOR                  1994              1995              1996              1997
-----------------------------  -------------     -------------     -------------     -------------
                                                      (DOLLARS IN MILLIONS)
Steel........................  $286.1   51.7%    $369.8   53.8%    $328.1   50.6%    $150.6   46.7%
Aluminum.....................    85.4   15.4      105.9   15.4       96.6   14.9       49.2   15.3
Superalloy...................    58.0   10.5       61.7    9.0       71.3   11.0       49.0   15.2
Chemicals....................    23.9    4.3       35.7    5.2       29.4    4.5       14.4    4.5
Other........................   100.1   18.1      114.9   16.6      123.4   19.0       58.9   18.3
                               ------   ----     ------   ----     ------   ----     ------   ----
     Total...................  $553.5    100%    $688.0    100%    $648.8    100%    $322.1    100%
                               ======   ====     ======   ====     ======   ====     ======   ====

     The following table sets forth the most significant product groups based on the Company's sales for the year ended December 31, 1996:

                        TOP TEN PRODUCT GROUPS BY SALES
                    ----------------------------------------
                             (DOLLARS IN MILLIONS)

                                                                         PERCENT
                        NAME OF PRODUCT GROUP          1996 SALES       OF TOTAL
                -------------------------------------  ----------       ---------
                Chrome products......................    $111.0            17.1%
                Aluminum products....................      88.6            13.7
                Vanadium products....................      76.0            11.7
                Silicon products.....................      60.3             9.3
                Columbium products...................      43.8             6.8
                Metal powders........................      31.3             4.8
                Boron products.......................      15.0             2.3
                Nickel products......................      14.8             2.3
                Titanium products....................      14.5             2.2
                Tantalum products....................      10.6             1.6
                                                         ------           -----
                          Total......................    $465.9            71.8%
                                                         ======           =====
                Total sales..........................    $648.8           100.0%
                                                         ======           =====

     Iron and Steel Industry; Specialty Ferroalloys. The Company manufactures and sells specialty ferroalloys for use in the iron and steel industry. Metallurg's principal specialty ferroalloy products are ferrovanadium and standard grades of low carbon ferrochrome. The Company also manufactures and sells ferrosilicon, ferrotitanium, ferrocolumbium and ferroboron. These products are used by iron and steel producers to increase temperature and corrosion resistance and strength-to-weight ratios in the end-use products. Ferroalloys are found in many end-use products in a wide variety of industries such as the aerospace, automotive, energy and construction industries. The Company's iron and steel industry customers include some of the world's largest producers, such as Algoma Steel Inc., British Steel plc, Nucor Corporation, Sandvik AB, Thyssen AG and US Steel Group. For the year ended December 31, 1996, the Company had sales to the iron and steel industry of approximately $328.1 million, representing 50.6% of the Company's total sales.

     The iron and steel industry is cyclical, with iron and steel consumption depending greatly on demand for durable goods, such as automobiles, construction materials, machinery, appliances and miscellaneous manufactured products. The Company believes that the iron and steel industry is currently strong, having emerged from a prolonged recession, particularly in North America and Europe, which lasted from 1989 to 1992. The recession resulted in negative pressures on alloy prices and volumes and in iron and steel production cutbacks. In addition, the Company's markets were disrupted in recent years by large flows of competing products from the former Soviet Union. The end of the Cold War and the resulting decrease in United States and Russian defense spending also contributed to a reduced demand for the Company's products and low levels in the prices of ferroalloys. Specifically, global raw steel production declined from a peak of 786 million tons in 1989 to 722 million tons in 1992. Production then increased to 752 million tons in 1996.

     The Company's profitability has improved due to increases in production volumes and sales prices as demand for steel has increased. Furthermore, during the prolonged industry recession, the Company achieved significant reductions in costs that have contributed to improvements in profitability and cash flow and increased stabilization in its business. Management also believes that the flow of competitive products from the former Soviet Union has slowed due to reduced stockpiles of inventory and anti-dumping actions affecting imports of low carbon ferrochrome and ferrovanadium from the former Soviet Union.

     According to Resource Strategies, Inc. ("RSI"), growth of approximately 3.7% per year is forecast for Asian raw steel production from 1996 through 2001, while the growth in output in North America and Europe is projected to remain stable at approximately 0.6% per year for that period. If actual results reflect the forecasted growth and stability, the Company would not expect a recurrence of the severe price cutting which took place in the 1980's when steel production fell. The Company believes that it is well positioned to take advantage of opportunities in Eastern Europe, with its offices in Poland and Yugoslavia, where growth rates of raw steel production of approximately 2.8% per year from 1996 through 2001 are forecast by RSI, and of a more stable and developing Latin America, with its operations in Mexico and Brazil, where RSI forecasts growth rates of raw steel production of approximately 3.3% per year from 1996 through 2001. Worldwide 1997 raw steel production through August is running at an annual rate of 770 million tons, up 18 million tons from 1996.

     Aluminum Industry; Aluminum Master Alloys and Compacted Products. The Company manufactures a series of grain refining and other alloys for sale to the primary aluminum industry. Metallurg's principal products in this category include titanium boron tertiary alloys, strontium master alloys and chrome, iron and manganese briquettes and tablets. The Company also manufactures binary master alloys containing boron, zirconium or titanium. Master alloys containing boron improve the conductivity of aluminum alloys for electric cable, while master alloys containing strontium modify silicon-containing foundry alloys for improved mechanical properties, as in automotive wheels. Compacted products in the form of briquettes containing chrome, iron, manganese or other metals maximize the efficiency of recovery and enhance rapid solubility when added to aluminum melt in order to provide ductility for can sheet or strength for aerospace applications. Titanium binary master alloys and titanium boron tertiary alloys are widely utilized for the grain refining of cast aluminum alloy rolling ingots, billets and continuously cast sheet. This grain refinement improves the castability and the mechanical properties of the aluminum. The Company sells aluminum master alloys and compacted products worldwide to major aluminum producers, including Alcan Aluminum Limited, Alcoa Aluminum Co. of America, Aluminium Pechiney, Reynolds Metals Co. and Sumitomo Metals Industries Ltd. For the year ended December 31, 1996, the Company had sales to the aluminum industry of $96.6 million, representing 14.9% of the Company's total sales.

     Like the iron and steel industry, the aluminum industry is cyclical. Aluminum consumption fluctuates with demand for durable goods, such as construction materials, machinery, transportation and miscellaneous manufactured products. Global demand for aluminum is heavily concentrated in the economically advanced regions of North America, Europe and Japan. In 1996, these markets collectively accounted for 70% of the western world demand for primary aluminum. According to RSI, western world primary aluminum production is expected to increase by 4.4% per year from 1996 through 2001.

     Although exports of primary aluminum from the former Soviet Union have contributed to increased supply and reduced prices in the industry since 1989, the Company was less affected by the recession in this industry than in the iron and steel industry. This is because the Company's products are not used in the primary metal stage, but instead are used in the downstream processing of aluminum products. Increases in the substitution of aluminum for steel, such as in automobile manufacturing, have a significant positive impact on the aluminum industry, but only a small effect on the iron and steel industry. The Company believes that it is well positioned to capitalize on future growth areas in the aluminum industry, such as transportation, due to the increased use of aluminum in forging and casting applications, and building and construction.

     Superalloy and Titanium Alloy Industries; Specialty Metals and Alloys. The Company manufactures and sells specialty metals and alloys used by producers of superalloys and titanium alloys to enhance the performance of finished metal products. Metallurg's principal products in this category include chromium metal, special grades of low carbon ferrochrome and vanadium aluminum. The Company also manufactures and sells high purity ferrocolumbium and nickel columbium. Use of these specialty metals and alloys results in elevated temperature strength and oxidation resistance. End-uses for specialty metals include high performance castings and forgings for aircraft engines and frames, gas turbines and boiler tubes. While the aerospace and defense industries are the largest consumers of these specialty metals and alloys, many new applications for these metals and alloys have been developed for use in the power generation, oil and gas, chemical, consumer goods and biomedical industries. The Company's customers for specialty metals and alloys include Allegheny Teledyne, Inc., Carpenter Technology Corp., INCO Alloys, Kanthal AB, Oregon Metallurgical Corp., RMI Titanium Company, Special Metals Corporation and Titanium Metals Corp. For the year ended December 31, 1996, the Company had sales of metals and alloys to these industries of $71.3 million, representing 11.0% of the Company's total sales.

     The aerospace industry is the largest user of superalloys. A significant reduction in the manufacture of military and civilian aircraft between 1989 and 1992 resulted in a 30% decrease in global demand for superalloys and a resulting adverse impact on the Company and other superalloy producers. The producers of superalloys have partly counteracted this decline by finding new consumers in the power generation, oil and gas, chemical, consumer goods and biomedical industries.

     Since 1994, however, demand by the aerospace industry has positively impacted the titanium and superalloy producers. According to the Aerospace Industries Association, there were 595 orders for commercial transports in 1996 while in 1993 there were 31 orders. Superalloy and titanium producers are adding capacity to cope with demand and shorter lead times. The industry built 496 airliners in 1996 and expects to deliver 701 in 1997 and a further 15,000 between 1997 and 2015. Additionally, the number of surplus airplanes declined from 800 in 1991 to 250 in 1996 and is expected to reach zero in 1997 or 1998. If these forecasts prove to be accurate, the Company believes that it will experience continued profitability of its chromium metal, low carbon ferrochrome, vanadium aluminum and high purity nickel and ferrocolumbium which are produced in the Company's U.S., UK and German facilities.

     Other Industries and Products. In addition to the product lines described above, Metallurg manufactures and distributes a number of products used outside of the steel, aluminum and superalloy industries. These products include coating materials, which are sold to electronic and tool manufacturers, vanadium oxytrichloride for use in the synthetic rubber industry and polishing powders used by the glass polishing industry. These products generally are higher-margin, technically sophisticated products. For the year ended December 31, 1996, the Company had $152.8 million in sales of these products, representing 23.5% of the Company's total sales. The most significant customer industry for products in this category is the chemicals industry, which accounted for $29.4 million of the Company's 1996 sales in this category, representing 4.5% of the Company's total sales.

MANUFACTURING PROCESSES

     The Company's manufacturing processes involve melting, refining, casting, sizing, blending and packaging operations, which vary from product to product. For example, in the manufacture of low carbon ferrochrome, EWW consumes raw materials including chrome ore, predominantly from the Company's Turkish mines, and silicochrome. The raw materials are melted and reductants are added to refine the chemistry of the production batch. The batch is poured into casting molds which are cooled and then crushed, sized, blended and packaged. The manufacture of ferrovanadium at the Company's Cambridge, Ohio, plant follows an analogous process of melting, casting and crushing, except that vanadium-containing raw materials are used. In general, the manufacture of aluminum master alloys also follows similar principles using aluminum and other additives; however, these master alloys are generally cast as waffle plate or processed to a solid rod form for delivery to the customer. The manufacture of briquettes and tablets involves the grinding and blending of raw materials, the compression of these materials into a compacted form and packaging for delivery to the customer. More sophisticated production routes are used for highly specialized products which can require chemical processing or the use of vacuum furnaces and a variety of other equipment.

CUSTOMERS

     For the year ended December 31, 1996, approximately 51% of the Company's sales were made to the iron and steel industry, 15% to the aluminum industry, 11% to the superalloy and titanium alloy industries, 4% to the chemicals industry, and the remaining 19% were made to other industries, none of which was individually significant to the Company. No single customer accounted for more than 5% of the Company's sales in 1996.

     The following table sets forth a representative sample of the Company's significant customers in each of its customer industry categories:

      IRON AND STEEL                  ALUMINUM              SUPERALLOY AND TITANIUM                   OTHER
---------------------------    -----------------------    ---------------------------    -------------------------------
Algoma Steel Inc.              Alcan Aluminum Limited     Allegheny Teledyne, Inc.       AKZO Chemical Company
Allegheny Teledyne, Inc.       Alcoa Aluminum Co. of      Carpenter Technology Corp.     BASF Corporation
Armco Inc.                     America                    INCO Alloys                    Cabot Corp.
Avesta AB                      Aluminium Pechiney         Kanthal AB                     Treibacher Schleifmittel Corp.
British Steel plc              Reynolds Metals Co.        Oregon Metallurgical Corp.     Rwe Dea
Inland Steel Co.               Sumitomo Metals            RMI Titanium Company
Iscor Limited                  Industries Ltd.            Sandvik AB
The LTV Corporation            Shinwa Bussan              Titanium Metals Corp.
Northwest Steel & Wire Co.
Nucor Corporation
Outokumpu OY
Svenskt Stal AB
Sandvik AB
Thyssen AG
US Steel Group

MERCHANTED PRODUCTS

     The merchanting of products manufactured by third parties is a natural complement to the Company's manufacturing operations. Merchanted Products leverage the Company's global 124 member sales staff by providing a broader product offering to its existing customers without incurring significant additional overhead. As a result of offering a broader product line, Metallurg becomes more important to its customers, as they can more conveniently procure supplies and decrease their sourcing costs by reducing their number of vendors and optimizing freight costs. In addition, merchanting activities provide the Company with greater access to raw materials and to products for resale. The Company's merchanting revenues are from three sources: "back-to-back" purchases and sales which eliminate price risk to the Company, purchases of stocks for the Company's own account for subsequent resale to customers and agency sales for the account of another party where the Company receives a commission and does not take title to the inventory. For the year ended December 31, 1996, the Company received commissions of $1.2 million for acting as agent with regard to third party sales of $46.3 million. Commission revenues are not included in the sales figures contained herein.

FACILITIES AND OPERATIONS

     Production Facilities. Metallurg is organized geographically, having established a worldwide sales network built around the Company's core production facilities in the United States, the United Kingdom and Germany. These production units have sophisticated laboratories providing analytical, research and development support to in-house operations, as well as analytical services to customers and third parties. The Company owns all of the facilities listed.

     The following table sets forth for each Metallurg operating subsidiary the location of its facilities, the key products manufactured by such subsidiary and each facility's 1996 sales of manufactured products and Merchanted Products:

                                                                            SALES FOR THE
                                                                             YEAR ENDED
                                                                            DECEMBER 31,
OPERATING SUBSIDIARY            LOCATION             KEY PRODUCTS              1996(A)
-------------------------  ------------------  ----------------------------------------------
                                                                        (DOLLARS IN MILLIONS)
Shieldalloy                Newfield, New       Aluminum Briquettes and         $ 163.9
                           Jersey                Tablets
                           (Plant)             Aluminum Master Alloys
                                               Ferrotitanium
                                               Metal Powders
                           Cambridge, Ohio     Ferrovanadium                      35.8
                           (Plant)             Grainal
                                               Vanadium Chemicals
LSM                        Rotherham, UK       Aluminum Alloying Tablets          147.6
                           (Plant)             Aluminum Master Alloys
                                               Chromium Metal
                                               Ferroboron
                                               Ferrotitanium
                                               Glass Polishing Powders
                                               Metal Powders
                                               Nickel Boron
                                               Nickel Cobalt Magnet
                                               Alloys
GfE                        Nuremberg, Germany  Chromium Metal                     91.7
                           (Plant)             Columbium Alloys
                                               Magnet Alloys
                                               Special Master Alloys
                                               Vanadium Aluminum
                                               Vanadium Chemicals
EWW                        Eschweiler-         Low Carbon Ferrochrome             71.2
                           Weisweiler,
                           Germany
                           (Plant)
Aluminium Powder Co. Ltd.  Holyhead, UK        Atomized Aluminum                  19.2
                           (Plant)               Powder
Companhia Industrial       Sao Joao del Rei,   Aluminum Master Alloys             13.0
  Fluminense               Brazil              Columbium Oxide
                           (Plant)             Tantalum Oxide
Turk Maadin Sirketi A.S.   Kavak, Tavas and    Chrome Ore                          7.1
                           Gocek, Turkey
                           (Mines)

---------------
(a) Includes external and intercompany sales, except for sales by Aluminium Powder Co. Ltd., which do not include sales to its parent company LSM.

     Sales. The Company has sales personnel both at its production facilities and at its 17 separate sales offices. Set forth below is a list of sales personnel by the country in which they are located as of June 30, 1997.

                                                               NUMBER OF SALES
                                  LOCATION                        PERSONNEL
                ---------------------------------------------  ---------------
                Brazil.......................................          5
                Canada.......................................          2
                Germany......................................         39
                Italy........................................          3
                Japan........................................          1
                Mexico.......................................          3
                Poland.......................................          3
                South Africa.................................          8
                Sweden.......................................          6
                Switzerland..................................          4
                United Kingdom...............................         24
                United States................................         25
                Yugoslavia...................................          1
                                                                     ---
                          Total..............................        124
                                                                     ===

RAW MATERIALS

     Metallurg produces a wide variety of products which are sold into a number of different metals industries. The Company also has followed a strategy of specializing in products which command higher premiums because of their relative technical sophistication; consequently, there is no single raw material which makes up the basis of the Company's entire production.

     The Company's Turkish subsidiary mines chrome ore which is supplied to EWW for the production of low carbon ferrochrome. Management believes the mines have identifiable reserves of 1.3 million tons and probable reserves of 700,000 tons that would last until 2013.

     For the production of chromium metal, the Company's UK-based subsidiary purchases chromium oxide from the world's major producer, British Chrome Chemicals, and supplements this supply with additional quantities from the former Soviet Union. This product also requires large quantities of aluminum powder substantially sourced from an affiliate of the Company.

     The Company's four aluminum processing plants in the U.S., UK and Brazil buy approximately 30,000 tons of virgin aluminum from producers worldwide while important alloying chemicals are sourced from five different suppliers around the world.

     Titanium scrap is sourced in significant quantities for the production of ferrotitanium and other titanium containing products from countries active in the aerospace industry, such as the U.S., Russia and the UK, and from sellers of surplus military equipment.

     Vanadium pentoxide in its various forms is the source of raw material for the Company's production of ferrovanadium, vanadium chemicals and vanadium aluminum. For ferrovanadium production, the Company purchases slag containing vanadium resulting from steel-making in South Africa and residues from petrochemical companies resulting from the refining of petrochemical products and from electric utilities which generate ash containing vanadium as a result of burning fuel oil. The Company currently obtains a majority of these raw materials from two sources. See "Risk Factors -- Limited Sources for Raw Materials." Vanadium chemicals and vanadium aluminum are produced from vanadium pentoxide which is purchased on the open market and from vanadium residues which are consumed in the Company's own production.

     Niobium (columbium) oxide which is used as a raw material for the production of sophisticated alloys by GfE and Shieldalloy is principally supplied by the Company's Brazilian subsidiary which processes a variety of tantalum- and niobium containing minerals, ores and residues through its chemical plant.

     The Company also utilizes a host of other raw materials such as cobalt, nickel, boric acid, mischmetal, manganese, chrome silicide, etc., in the manufacture of its wide product range which are purchased as required from producers or traders. Most purchases are made on a spot basis at market price to minimize the risk of exposure to market fluctuations.

COMPETITION

     Although the Company faces competition in each of its markets, the Company does not believe that any single competitor competes with Metallurg in all of its products or markets.

     Iron and Steel Industry. In North America, products manufactured by Strategic Minerals Corp. (Stratcor) and Masterloy Products Ltd. (Aimcor) compete with the Company's ferrovanadium products. In Europe and the rest of the world, Treibacher Industrie AG competes with the Company in its ferrovanadium products, and a number of small producers and products from Russia compete with Metallurg's ferrotitanium products. In standard grades of low carbon ferrochrome, competition comes worldwide from Samancor Ltd. and Zimbabwe Alloys Ltd. (Zimalloys).

     Aluminum Industry. Competition is becoming more international because of the growing number of master alloy and compacted product manufacturers. In Europe and the Far East, KBM Affilips Ltd., Hydelko, Anglo Blackwells and Aleastur-Asturiana de Aleaciones SA compete against products manufactured by LSM, while in North and South America, KB Alloys and Milward Alloys Inc. (a distribution agent of KBM Affilips Ltd.) compete against the Company in master alloys. Competition in compacted products comes mainly from Elkem SA in North America and Hoesch in the rest of the world.

     Superalloy and Titanium Alloy Industries. Strategic Minerals Corp. (Stratcor) and Reading Alloys Inc. compete internationally with the Company in vanadium aluminum. Reading Alloys Inc. also competes in sophisticated alloys for the superalloy industry, as do CBMM-Cia Brasileira de Metalurgica e Mineracao, Cabot Corporation and H.C. Starck GmbH in certain products. The Company has no significant competitor in special grades of low carbon ferrochrome. Delachaux Division Metaux and, to a limited extent, Elkem SA compete with the Company in chromium metal.

RESEARCH AND DEVELOPMENT

     Research and development ("R&D") is carried out on behalf of the Company in its two Technical Centers by a 15-member team at LSM and a five-member team at GfE, both supported as necessary by staff drawn from production. The Technical Centers have furnaces, laboratories, milling and testing equipment with R&D efforts linked to product and process improvement as well as the development of new product lines. Strong relationships are maintained with customers and materials departments of universities. Recently, successful projects in LSM include a new carbon-based grain refiner for the aluminum industry developed jointly with Shieldalloy, titanium carbide alloys for addition to rolls in the iron and steel industry and Raney type catalysts for the chemical industry. In Germany the research and development is focused on advanced intermetallic phases for structural and functional applications as well as development recently of nickel aluminum sputtering targets, improvement of granulation techniques for metal alloy powders and development of multinary master alloys.

EMPLOYEES

     As of June 30, 1997, the Company employed over 1,500 people worldwide. Labor unions represent approximately 50% of the Company's employees. Employees are represented by unions at seven locations in the United States, the United Kingdom, Germany and Brazil. The Company's bargaining agreement with the United Steel Workers, which covers approximately 70 employees at the Cambridge, Ohio plant, is scheduled to be renegotiated in June 1998. Many of the collective bargaining agreements covering the Company's union employees at its foreign subsidiaries are renewable on an annual basis. The Company's relationships with its unions are managed at the local level and are considered by management to be good. The Company has not been affected by strikes in the last ten years (other than one in Turkey which occurred in 1988), and there has not been a strike at any of the Company's United States facilities for over twenty years.

BANKRUPTCY

     On April 14, 1997, Metallurg and Shieldalloy consummated the Reorganization Plan. Metallurg and Shieldalloy sought Chapter 11 protection in September 1993 following the Company's inability to restructure or refinance its long-term indebtedness and revolving credit facility in light of the confluence of numerous economic factors which negatively impacted the Metallurg Group's businesses and caused the Company to default on certain then-outstanding indebtedness. In particular, the economic recession that began in 1989 in end-use markets, such as the aerospace, automotive, durable goods, construction and defense sectors, placed significant downward pressure on alloy prices and volumes. In addition, increased competition as a result of sales by exporters from the former Soviet Union of excess stocks of metals and alloys precipitated by the economic collapse of the former Soviet Union and the end of the Cold War drove prices of ferroalloys in Europe to very low levels. Moreover, in the wake of reductions in United States defense spending, there was a reduction in demand in the market for superalloys.

     The Company has sought to stabilize and strengthen its business since the bankruptcy filing through the implementation of the business strategies described above. As a result of the consummation of the Offering and the other financial arrangements made by the Company, the Company believes that its financial position has improved from 1993 with enhanced liquidity and extended maturities of its debt. In response to the dumping by the former Soviet Union, the Company sought and obtained anti-dumping orders against Russia for imports of ferrovanadium into the United States and against Russia, Kazakhstan and Ukraine for imports of low carbon ferrochrome into Europe. See "Risk
Factors -- End of Anti-dumping Duties." The Company believes that most of the stockpiles in the former Soviet Union have been depleted and, therefore, if the anti-dumping duties are reduced, the impact will be less than that experienced by the Company in the early 1990's.

ENVIRONMENTAL MATTERS

     The operations of the Company's alloy manufacturing business are subject to extensive regulation concerning, among other things, emissions to air, discharges and releases to land and water, the generation, handling, storage, transportation, treatment and disposal of wastes and other materials, including materials containing low levels of radioactivity and the remediation of contamination caused by releases of wastes and other material, as well as worker exposure to hazardous or toxic substances. There can be no assurance that these requirements will not result in future liabilities and obligations that would be material to the Company's business operations, financial condition or cash flow. Management believes that the Company is faced with a number of environmental issues which have largely resulted from changing environmental regulations, particularly in the area of solid and hazardous waste removal. To fulfill the terms of comprehensive settlement agreements with the environmental regulatory authorities described more fully below, Shieldalloy expects to make environmental remediation expenditures of approximately $2.5 million in the second half of 1997, $4.5 million in 1998, $4.3 million in 1999 and $8.1 million in 2000. Although the scope of Shieldalloy's remediation obligations has been defined pursuant to such settlement agreements, there can be no assurance that the ultimate cost of fulfilling these obligations will not materially exceed Shieldalloy's current estimates.

     The historical manufacture of several products in Newfield, New Jersey and Cambridge, Ohio resulted in the production of various by-products which Shieldalloy is obligated to remediate under Federal and state environmental laws and regulations. The release or threatened release of hazardous substances contained in these by-products at the Newfield facility led that facility to be placed on the National Priorities List for cleanup under the Federal Superfund law. Pursuant to the Reorganization Plan, all known off-site liabilities for disposal of solid and hazardous wastes were discharged. Shieldalloy also entered into comprehensive settlement agreements with governmental authorities covering remediation of various on-site and facility-related environmental conditions at its Newfield and Cambridge facilities.

The Company has also provided for certain estimated costs associated with its operating sites in Germany and Brazil. The Company believes that total environmental remediation and monitoring liabilities consist of the following:

                                                                       AS OF JULY 31, 1997
                                                                      ----------------------
                                                                      (DOLLARS IN THOUSANDS)
    Domestic:
         Shieldalloy -- New Jersey..................................         $ 32,343
         Shieldalloy -- Ohio........................................           12,156
                                                                              -------
                                                                               44,499
    Foreign.........................................................            5,817
                                                                              -------
    Total environmental liabilities.................................           50,316
    Less: trust funds...............................................            2,812
                                                                              -------
         Net environmental liabilities..............................         $ 47,504
                                                                              =======

     As part of the Reorganization Plan, the Company and Shieldalloy entered into an Environmental Settlement Agreement with the Environmental Protection Agency (the "EPA"), the Department of the Interior (the "DOI") and the Nuclear Regulatory Commission (the "NRC") with respect to the Newfield and Cambridge sites and with the New Jersey Department of Environmental Protection (the "NJDEP") with respect to the Newfield site (the "U.S. and NJDEP Environmental Settlement Agreement"). In addition to settling claims with federal authorities, the U.S. and NJDEP Environmental Settlement Agreement memorialized prior commitments to the State of New Jersey pursuant to Administrative Consent Orders ("ACOs") issued on September 5, 1984 and October 5, 1988. The U.S. and NJDEP Environmental Settlement Agreement obligates Shieldalloy to complete a number of environmental projects, including groundwater, soils and sediment remediation, closure of nine wastewater and treatment lagoons, and related operation and maintenance activities. The cost of fulfilling these obligations is currently estimated to be approximately $32.3 million. The Company and Shieldalloy have agreed to provide, create or make available financial assurance in this amount for these projects through a combination of letters of credit and cash reserves. At July 31, 1997, outstanding letters of credit issued as financial assurance in favor of various environmental agencies were $21.4 million, and cash reserves established as financial assurance total $0.8 million. The costs of providing financial assurance over the term of the remediation activities have been included in the accrued amounts to be disbursed over the next fifteen years.

     The Company, Shieldalloy and Cyprus Foote Mineral Company ("Cyprus Foote"), the former owner of the Cambridge site, have entered into a Permanent Injunction Consent Order (the "Consent Order") with the State of Ohio resolving known environmental remediation claims relating to the Cambridge site. The terms of the Consent Order are incorporated by reference into the Settlement Agreement entered into among the Company, Shieldalloy, Cyprus Foote, the Ohio Environmental Protection Agency (the "OEPA") and the Ohio Department of Health (the "ODH") (the "Ohio Environmental Settlement Agreement," and together with the U.S. and NJDEP Environmental Settlement Agreement, the "Settlement Agreements"). Under the Ohio Environmental Settlement Agreement, Shieldalloy and Cyprus Foote will perform remedial design and remedial action at the Cambridge site, estimated to cost approximately $8.7 million. Additionally, Shieldalloy and Cyprus Foote will enhance, restore and preserve certain wetlands in the vicinity of the Cambridge site. The Consent Order requires Shieldalloy and Cyprus Foote to provide financial assurance for the above remediation projects in an initial amount of $9.0 million. Pursuant to an agreement between Shieldalloy and Cyprus Foote, Cyprus Foote will satisfy this requirement. In addition, the Consent Order requires Shieldalloy to provide financial assurance for the long-term operation and maintenance of the east and west slag piles at the Cambridge site, in the amount of approximately $1.2 million, which was funded as part of the Reorganization Plan, and an additional $0.1 million to fund extension of the annuity for an additional 900 years. The Company has accrued its best estimate of associated costs which it expects to substantially disburse over the next six years.

     As a result of historic manufacturing activities, slag piles which contain low levels of naturally occurring radioactivity have accumulated at the Cambridge and Newfield sites. These slag piles are subject to regulation by the NRC and state agencies. As related production has ceased at the Cambridge location, Shieldalloy is required to decommission the two slag piles at that facility and obtain approval from the State of Ohio and the NRC to stabilize and cap the slag piles. Authorization to cap on-site the larger slag pile at the Cambridge site has been approved as protective of human health and the environment by the State of Ohio. The NRC is expected to issue its final environmental impact statements for Cambridge in January or February of 1998. As Ohio did before it selected the cap on-site remedy, the NRC has considered a range of remedial alternatives including removal of the slag pile to an off-site disposal facility in previously issued draft environmental impact statements which have been circulated to the public. The estimated costs for off-site disposal approached $100.0 million; however, in the two draft environmental impact statements for Cambridge issued in 1996 and 1997 and presented for public comment at two public meetings in Cambridge, the NRC stated its current intention to accept the cap on-site alternative already adopted by Ohio. As long as Shieldalloy continues its ongoing efforts to sell the slag located at the Newfield location, the NRC will allow the slag pile to remain in place, subject to submission of a conceptual decommissioning plan and financial assurance for implementation of that plan. The Company's obligation for decommissioning costs for these sites is partially assured by cash funds held in trust. As a condition precedent to consummation of the Reorganization Plan, draws aggregating $1.5 million were made under prepetition letters of credit relating to both the Newfield and Cambridge facilities, and the proceeds were deposited in a trust fund for purposes of NRC decommissions.

     The Company is defending an action brought by local residents alleging personal injury and property damage from groundwater contamination and other exposure to hazardous materials allegedly originating from the Company's Newfield, New Jersey plant. The Company is vigorously defending this action. The Company believes that this matter is covered by its insurance and the costs of such defense are being borne by the Company's insurance carriers. The Company does not believe that the outcome of this litigation or the ongoing costs of defense will have a material adverse effect on the Company's operations or financial position.

     The Company has also provided for certain estimated costs associated with its sites in Germany and Brazil. The Company's German subsidiaries have accrued environmental liabilities in the amount of $5.4 million at July 31, 1997 to cover the costs of closing an off-site dump and for certain environmental conditions at a site in Nuremberg owned by a subsidiary. In Brazil, $0.4 million has been accrued at July 31, 1997 to cover reclamation costs of the closed mine sites.

     In addition to its substantial remediation and monitoring obligations for historical contamination, the Company's ongoing operations at its Cambridge facility continue to be affected by actual and proposed changes to environmental laws and regulations involving the treatment, storage and disposal of classified hazardous wastes under the Resource Conservation and Recovery Act ("RCRA") and control of air emissions under the Clean Air Act Amendments of 1990 ("CAAA"). In particular, the Company is currently considering various options in connection with its production of ferrovanadium, which may be affected by increasingly stringent sulfur dioxide emission limitations under the CAAA, and by the proposed reclassification of spent catalyst, one of the Company's raw materials, as a hazardous waste under RCRA. Spent catalyst currently makes up approximately 8.0% of the Company's raw materials. The combination of these pending regulatory requirements will compel the Company to monitor the cost and constituents of its raw product slate with increased care, and may require substantial capital expenditures at the Cambridge facility in order to install appropriate pollution control devices, reconfigure material handling facilities, or both, to allow the Company to process the most cost-effective raw product mix.

LEGAL PROCEEDINGS

     The Company and certain of its subsidiaries are parties to a variety of legal proceedings relating to their operations. Management does not expect that these matters, individually or in the aggregate, would have a material adverse impact on the Company's operations or financial position.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information with respect to the individuals who are the directors and executive officers of the Company:

              NAME                 AGE                     POSITION
---------------------------------  ---   ---------------------------------------------
Michael A. Standen...............  60    Chairman, President and Chief Executive
                                         Officer
Alan D. Ewart....................  50    Joint Managing Director of LSM and Director
J. Richard Budd III..............  45    Senior Vice President
Michael A. Banks.................  59    Vice President-Administration
Barry C. Nuss....................  44    Vice President-Finance and Chief Financial
                                         Officer
Eric L. Schondorf................  34    Vice President, General Counsel and Secretary
Jon R. Bauer.....................  41    Director
Peter A. Langerman...............  42    Director
Herbert E. Seif..................  48    Director

     Each director of the Company holds office until the next annual meeting of stockholders of the Company or until his or her successor has been elected and qualified. Officers of the Company are selected by the Board of Directors and serve at the discretion of the Board of Directors.

     Michael A. Standen -- Mr. Standen has worked at Metallurg for his entire professional career. He was appointed President and Chief Executive Officer in 1983 and Chairman in 1992. Mr. Standen joined LSM in 1961 and held positions in sales and purchasing management before he was appointed Joint Managing Director of LSM in 1977. He was elected to the Board of Directors of the Company in 1977. Mr. Standen has a B.A. degree in languages from Oxford University.

     Alan D. Ewart -- Mr. Ewart joined LSM in 1969 and held several positions in sales and purchasing management before he was appointed Joint Managing Director of LSM in 1984. He was elected to the Board of Directors of the Company in 1987. Prior to joining LSM, Mr. Ewart worked in the British Civil Service as a Patent Examiner. Mr. Ewart has a BSc degree in metallurgy from the University of Wales.

     J. Richard Budd III -- Mr. Budd has served as Senior Vice President of Metallurg since January 1996. Mr. Budd was previously employed as a consultant to Metallurg since 1994 while serving as a Vice President and Director of Cityscape Corp. From 1992 to 1994, Mr. Budd worked as a consultant with Zolfo Cooper LLC. Prior to 1992, Mr. Budd was Executive Vice President of European American Bank and President and Chief Executive Officer of Euram Management, Inc. Mr. Budd has a B.S. degree in finance from Rider College.

     Michael A. Banks -- Mr. Banks joined Metallurg as Director of Management Services in 1985 and was appointed to his current position in 1989. Prior to joining the Company, he held several positions in production and sales management in cement, refractory and steel industries, and qualified as a member of the Institute of Refractory Engineers in 1966. From 1975 to 1985, Mr. Banks worked as a consultant for B.V. Shaw Associates and was appointed Deputy Managing Director of its subsidiary Europa International Consultants in 1980. Mr. Banks has a B.A. degree in German and French from Bristol University.

     Barry C. Nuss -- Mr. Nuss joined Metallurg as financial controller in 1983, was appointed Vice President-Finance of SMC in 1988, and assumed his current position as Vice President-Finance of Metallurg in 1994. He was previously employed as an auditor at Deloitte Haskins & Sells (now known as Deloitte & Touche LLP) from 1976 to 1981 and as a Financial Analyst at Cabot Mineral Resources from 1981 to 1983. Mr. Nuss is a Certified Public Accountant and has a B.S. degree in accounting from Fairleigh Dickinson University.

     Eric L. Schondorf -- Mr. Schondorf was appointed Vice President and General Counsel in April 1996 and became Secretary in December 1996. He was previously employed as an associate with the law firm of Weil, Gotshal & Manges LLP from 1988 to 1996. Mr. Schondorf received a B.A. degree in economics from Yale University and a J.D. degree from the New York University School of Law.

     Jon R. Bauer -- Mr. Bauer joined the Board in April 1997. He is a Managing Partner of Contrarian Capital Management, L.L.C., an investment management firm founded in May 1995 and located in Greenwich, Connecticut. From 1986 to 1995, Mr. Bauer was at Oppenheimer & Co., Inc. where he was a Managing Director, head of the High Yield Department, and co-manager of the Horizon series of Partnerships. Before joining Oppenheimer, Mr. Bauer worked for Bear, Stearns & Co., Inc. for five years in the High Yield Bond Department's bankruptcy area. Prior to that, he spent two years in the Credit Department's bankruptcy area and two years in the Credit Audit area of Chase Manhattan Bank, analyzing and identifying companies in the bank's portfolio that were likely to default. He received a B.A. from Rutgers University in 1977 and an M.B.A. degree from Harvard Business School in 1981.

     Peter A. Langerman -- Mr. Langerman joined the Board in April 1997. He is Executive Vice President of Franklin Mutual Advisers, Inc., investment adviser to Franklin Mutual Series Fund, Inc., a mutual fund group. Mr. Langerman is also Director and Executive Vice President of Franklin Mutual Series Fund, Inc. He joined the Mutual Series Fund group in 1986, prior to which time he was an associate with Weil, Gotshal & Manges LLP. Mr. Langerman received a B.A. degree from Yale University, M.S. degree from New York University Graduate School of Business and J.D. degree from Stanford University Law School. Mr. Langerman also serves on the board of directors of Franklin Mutual Series Fund, Inc. (since
1989) and Sunbeam Oster (since 1990).

     Herbert E. Seif -- Mr. Seif joined the Board in April 1997. He has been a Managing Director of SBC Warburg Dillon Read since May 1996. Mr. Seif became a managing Director of SBC Capital Markets Inc. in January 1995, when Swiss Bank Corporation consummated the acquisition of O'Connor & Associates, a general partnership of which Mr. Seif was the Senior Partner. Mr. Seif joined O'Connor & Associates in 1980 and three months later was named a General Partner. During his tenure at O'Connor & Associates, he established and led the development of the firm's risk arbitrage and special situations business. In 1987, Mr. Seif was named Co-Managing Partner and held that title until 1989, when he became Senior Partner and Chairman of the Executive Committee of O'Connor & Associates. Prior to joining O'Connor & Associates, he was President of Herbert E. Seif & Company, where he traded options on the American Stock Exchange. Mr. Seif has a B.A. degree in economics and political science from Brooklyn College.

     The Board of Directors has compensation and audit committees which include Messrs. Langerman, Bauer and Seif.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned, whether paid or deferred, by the Company's Chief Executive Officer and four other most highly compensated executive officers during 1996 (collectively, the "Named Officers") for services rendered in all capacities to the Company during that fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION
                                                                    ---------------------
                     NAME AND PRINCIPAL POSITION                    SALARY($)    BONUS($)
    --------------------------------------------------------------  -------      --------
    Michael A. Standen Chairman, President and Chief Executive
    Officer.......................................................  617,364(a)    195,000
    J. Richard Budd III Senior Vice President.....................  300,000        77,500
    Michael A. Banks Vice President, Administration...............  202,000        55,000
    Barry C. Nuss Vice President, Finance and Chief Financial
    Officer.......................................................  200,000        62,500
    Robin A. Brumwell President of Metallurg International
    Resources, a division of Metallurg, Inc.......................  215,000        37,500

---------------
(a) Includes approximately $70,000 paid for directors' fees for the Company and certain of its subsidiaries.

1997 STOCK AWARD AND STOCK OPTION PLAN

     The Board of Directors of Metallurg adopted the Metallurg, Inc. Management Stock Award and Stock Option Plan ("SASOP") in 1997. The purpose of the SASOP is to motivate certain employees of Metallurg and Shieldalloy and their subsidiaries to put forth maximum efforts toward the growth, profitability and success of the companies by providing incentives to those employees through the ownership and performance of Common Stock. The SASOP will terminate in 2007, unless terminated earlier by the Board.

     The following is a summary of the SASOP. The summary does not purport to be complete and is qualified in its entirety by reference to the SASOP.

     Eligibility and Administration. All employees of Metallurg and its subsidiaries are eligible to participate in the SASOP. The Compensation Committee is comprised solely of two or more non-employee directors each of whom qualifies as a "disinterested person" (as such term is used in Rule 16b-3 under the Securities Exchange Act of 1934, as amended) and as an "outside director" (as such term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code")), and will have the responsibility to control and administer the SASOP in accordance with its terms.

     Shares Subject to the SASOP. There are 500,000 shares of Common Stock available for grants of stock awards and stock options under the SASOP (including incentive stock options ("ISOs") as defined in Section 422 of the Tax
Code) during its term. The maximum aggregate number of shares of Common Stock underlying stock awards and stock options that may be granted to any single participant during the life of the SASOP is 200,000 and 100,000, respectively. Generally, if there is any change in the number of outstanding shares of Common Stock due to stock dividends, stock splits, reorganization, etc., the number of shares underlying stock awards and the number of shares subject to any stock option and the exercise prices of stock options will be adjusted to reflect such change.

     Stock Awards. The Compensation Committee is authorized to grant stock awards to employees subject to such terms, conditions, restrictions and/or limitations, if any, as the Compensation Committee deems appropriate, including, but not limited to, restrictions on transferability and continued employment. The Compensation Committee may accelerate the date a stock award becomes transferable under such circumstances as it deems appropriate. During the period in which any shares of Common Stock are subject to restrictions, the Compensation Committee may, in its sole discretion, grant to the participant to whom such restricted shares have been awarded all or any of the rights of a shareholder with respect to such shares, including, but not limited to, the right to vote such shares and the right to receive dividends.

     Initial Stock Awards. At the commencement of the SASOP, the Compensation Committee granted to certain eligible executives an aggregate of 250,000 shares of Common Stock (the "Initial Stock Awards"). Twenty percent of each Initial Stock Award will be transferable on the date of grant, and 40% will become transferable on the day which precedes the first and second anniversaries of the date of grant.

     Stock Options. The Compensation Committee is authorized to grant stock options to employees under the SASOP. These stock options may be ISOs or nonqualified stock options, or a combination of both. The Compensation Committee will, in its sole discretion but after having taken into account the recommendations of the Chief Executive Officer of Metallurg ("CEO"), determine the recipients of stock option grants and the number of shares of Common Stock underlying each stock option. The Compensation Committee will set the exercise price of each stock option; provided that the exercise price of an ISO will not be less than 100% of Fair Market Value (as defined in the SASOP) on the date of grant. The Compensation Committee will set the term of each stock option; provided that no stock option will be exercisable later than the 10th anniversary of the date of grant. Stock options will vest as follows: 33 1/3% on the date of the grant; 33 1/3% on the first anniversary of the date of grant; and 33 1/3% on the second anniversary of the date of grant. In addition to being subject to the above terms and conditions, ISOs will comply with all other requirements under Section 422 of the Tax Code. The Compensation Committee may establish such other terms, conditions, restrictions and/or limitations, if any, of any stock option, provided they are not inconsistent with the SASOP. Upon exercise, the exercise price of a stock option may be paid in cash, shares of Common Stock, a combination of the foregoing, or such other consideration as the Compensation Committee may deem appropriate. The Compensation Committee will establish appropriate methods for accepting Common Stock, whether restricted or unrestricted, and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a stock option. The Compensation Committee may permit a participant to satisfy any amounts required to be withheld under applicable federal, state and local tax laws, in effect from time to time, by electing to have Metallurg withhold a portion of the shares of Common Stock to be delivered for the payment of such taxes. The recipient of the stock options is entitled to the payment of dividend equivalents at the time the dividend is paid to the holder of Common Stock whether or not such stock option has vested.

     Termination of Employment. In the event of a participant's termination of employment for any reason, nontransferable stock awards and/or unexercisable stock options held by the participant on the date of termination of employment will immediately be forfeited unless (i) otherwise provided in such participant's Stock Award Agreement or Stock Option Agreement, as the case may be, or (ii) as the Compensation Committee may, in its sole discretion but subject to certain restrictions relating to ISOs, provide for stock awards and/or stock options to become transferable and/or exercisable on any termination of employment.

     Pursuant to the Company's SASOP, the Compensation Committee of Metallurg's board of directors awarded options to purchase 167,000 shares of Common Stock at $11.38, effective as of September 1, 1997. Mr. Standen, Mr. Budd, Mr. Banks, Mr. Nuss and Mr. Brumwell received stock options in the amount of 50,000, 17,500, 12,500, 17,500 and 5,000, respectively.

     Pursuant to the terms of the SASOP and/or the individual employment agreements, the Company may make loans to employees in order to pay any federal, state or local taxes with respect to any Stock Award granted under the SASOP. Each of Messrs. Standen, Budd, Banks, Nuss, Brumwell and Schondorf were given loans of $320,250, $22,875, $25,162, $29,737, $16,012 and $14,484, respectively, with respect to their stock awards. Such loans bear interest at 5.91% and are payable on April 14, 2000.

PROFIT SHARING PLAN

     The Company has a profit sharing plan for the employees of Metallurg and Shieldalloy (the "Profit Sharing Plan") pursuant to which it may deposit a percentage of the employee's annual salary in a segregated account. Such profit sharing percentage is determined by the management of the Company based on the prior year's results. The employee vests in his or her participation in the Profit Sharing Plan over a five-year period. In 1996, the Company made a 3% contribution pursuant to the Profit Sharing Plan or $0.2 million in the aggregate.

PENSION PLAN

     The Pension Plan of Metallurg, Inc., effective as of January 1, 1989 (the "Pension Plan") covers substantially all of Metallurg and Shieldalloy's U.S. salaried employees. The Pension Plan is maintained as a tax-qualified defined benefit plan, which covers most officers and salaried employees on a noncontributory basis. Such employees generally become eligible to receive a vested retirement benefit under such plan after completion of five years of service. Benefits under the Pension Plan are generally based upon the number of years of service credit, up to 30 years, the final average compensation of each individual employee, and a percentage of such employee's eligible earnings. Final average compensation is calculated using the highest 60 consecutive calendar months of compensation during the last 120 months prior to the date of calculation. Normal retirement is age 65.

     The following table shows the estimated annual retirement benefits payable at age 65 under the Pension Plan to participating employees, including the Named Officers, in the remuneration and years of service classifications indicated. The following table reflects benefits payable under the Pension Plan:

                        PENSION PLAN TABLE (YEARS OF SERVICE)
                 ----------------------------------------------------
RENUMERATION       10         15         20         25          30
------------     -------    -------    -------    -------    --------
  $100,000        17,095     25,643     34,190     42,738      51,286
  $125,000        21,845     32,768     43,690     54,613      65,536
  $150,000        26,595     39,893     53,190     66,488      79,786
  $175,000        31,345     47,018     62,690     78,363      94,036
  $200,000        36,095     54,143     72,190     90,238     108,286

     The respective years of service credited for pension purposes as of December 31, 1996 and the estimated years of service at age 65 for each of the Named Officers are as follows:

                                                            COMPLETED
                                                        YEARS OF SERVICE         COMPLETED
                                                               AT           YEARS OF SERVICE AT
                      NAMED OFFICER                     DECEMBER 31, 1996    NORMAL RETIREMENT
    --------------------------------------------------  -----------------   -------------------
    Michael A. Standen................................          30                   30
    J. Richard Budd III...............................           1                   21
    Robin A. Brumwell.................................           5                   17
    Michael A. Banks..................................          11                   18
    Barry C. Nuss.....................................          13                   30

     In addition, Mr. Standen is entitled to an annual estimated benefit of approximately $80,000 per year under LSM's pension plan, based on his 22 years of credited service with LSM. In 1996, Mr. Standen accrued $327,550 under a senior executive retirement plan which was cancelled as of June 30, 1996. This amount was paid to Mr. Standen upon the consummation of the Reorganization Plan.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Metallurg has entered into employment agreements with the following executives: Michael A. Standen, Michael A. Banks, Robin A. Brumwell, J. Richard Budd III, Barry C. Nuss, and Eric L. Schondorf (individually, an "Executive," and collectively, the "Executives"). Each agreement is for an initial term of two years, or in Mr. Standen's case, three years. In all cases, the term of employment automatically renews for a one-year period on each expiration date unless the Executive or Metallurg notifies the other in writing at least one year prior to the next scheduled expiration date that the term will not be extended. Each Executive has agreed not to compete against Metallurg during the employment term and for a six-month period thereafter.

     Each Executive receives an annual base salary equal to his or her annual base salary in effect on the date of the agreement, plus an annual increase determined by the Compensation Committee, but not less than the percentage increase in the Consumer Price Index (as defined in the agreements). Each Executive is entitled to participate in the compensation incentive and employee benefit plans generally made available to Metallurg's senior-level employees.

     If the Executive's employment is terminated for any reason other than for Cause (as defined in the agreements) or without Good Reason (as defined in the agreements), restricted stock and/or stock options held by the Executive will become transferable and/or exercisable, and for the year in which the termination occurs, the Executive will receive an award under the Metallurg Management Incentive Compensation Plan if Metallurg achieves its performance goal for the year. If the Executive's employment is terminated by Metallurg due to Disability (as defined in the agreements), the Executive will receive disability pay of 50% of his base salary until he becomes 65, less any other disability benefits provided to the Executive by Metallurg under any disability plan. If the Executive is terminated for Cause, the Executive terminates his or her employment without Good Reason or the Executive does not renew the term of employment, the Executive will only be entitled to base salary earned but not paid prior to the date of termination of employment, and certain other amounts earned but not yet paid. In addition, there will be no termination of employment for Cause without the Executive first being given written notice and an opportunity to be heard. If the Executive is terminated by Metallurg without Cause, or Metallurg fails to renew the employment agreement, the Executive terminates his employment for Good Reason, he will be entitled to a lump sum payment of his base salary for a period equal to the longer of (i) the remaining term of employment or (ii) the corresponding severance period under Metallurg's existing severance plan, and continued coverage under Metallurg's employee benefit plans during such period (or the after tax cost equivalent as a cash payment). If the Executive is terminated following a Change in Control (as defined in the agreements), the Executive will generally be entitled to the same benefits as for a termination without Cause except that the severance period will be the longer of (i) the end of the term of employment or (ii) 18 months (24 months in the Chief Executive Officer's case only). The Executive will receive a tax gross-up if he is required to pay any golden parachute excise tax under Section 4999 of the Tax Code.

     Alan Ewart entered into an employment agreement with LSM in 1992 which extends his original employment agreement originally entered into in 1983. The new employment agreement provides that Mr. Ewart shall be the Managing Director of LSM until age 65 provided that if Mr. Ewart's employment is terminated by LSM, LSM is required to pay him two years salary. Mr. Ewart has also entered into a consulting agreement with Metallurg. See "Certain Transactions." Mr. Ewart is entitled to a pension under a pension plan with LSM based on a percentage of his final salary for each year of service up to a maximum of 40 years. Mr. Ewart has 28 years of service with LSM.

MANAGEMENT INCENTIVE COMPENSATION PLANS

     The Board has adopted the Metallurg, Inc. Management Incentive Compensation Plan ("MICP"). The purpose of the MICP is to provide an annual cash incentive, in the form of Bonus Pool Cash Awards and Cash Awards, to certain employees of Metallurg and its subsidiaries to put forth maximum efforts toward the growth, profitability and success of Metallurg and its subsidiaries and to encourage such employees to remain in the employ of Metallurg and/or its subsidiaries.

     Participation and Administration. All of the Executives participate in the MICP. In addition, the Compensation Committee may select other employees to participate in the Plan. Whether a participant will be paid a Bonus Pool Cash Award or Cash Award under the MICP for a performance period will be decided solely in accordance with the terms of the MICP. The Compensation Committee is responsible for the control and administration of the MICP.

     Bonus Pool. The amount in the Bonus Pool available for Awards will be equal to the sum of (i) 40% of the CEO's actual base salary paid during a specific performance period and (ii) 30% of the sum of all other participants' actual base salaries paid during the same specific performance period. In addition, if the actual EBITDA (as defined in the MICP) with respect to a specific performance period exceeds the target worldwide EBITDA, the Bonus Pool, as determined by the preceding sentence, will be increased by the same percentage by which the actual EBITDA exceeds the target worldwide EBITDA.

     Performance Goals. The Performance Goal with respect to the performance period corresponding to Metallurg's fiscal year ending December 31, 1996 was based on the projected EBITDA for the fiscal year ending December 31, 1996. For the performance periods corresponding to Metallurg's fiscal years beginning after December 31, 1996, the target worldwide EBITDA will be established by the Board in writing within the first 90 days of the performance period. Generally, in certain circumstances, the Board is authorized to adjust or modify the calculation of a Performance Goal for such performance period at any time in order to prevent the dilution or enlargement of the rights of participants.

     Certification and Payment of Awards by Compensation Committee. After each performance period, the Compensation Committee will meet to review and certify in writing whether, and to what extent, the Performance Goal for such performance period has been achieved. If the Compensation Committee certifies that the Performance Goal for a performance period has been achieved, the Compensation Committee will (i) pay the CEO a Bonus Pool Cash Award in an amount equal to 40% of the CEO's salary plus an additional amount (if any) equal to 40% of the CEO's salary times the same percentage by which the actual EBITDA exceeds the worldwide target EBITDA and (ii) pay all or some of the participants (other than the CEO) a Bonus Pool Cash Award in an amount determined by the Compensation Committee in its sole discretion, after taking into account the recommendations of the CEO. The Compensation Committee may, in its sole discretion, distribute less than 100% of the Bonus Pool and such undistributed amounts will be reserved for, and applied to, future Bonus Pool Cash Awards as the Compensation Committee may determine in its sole discretion. If the Performance Goal with respect to a performance period is not achieved, the Compensation Committee, in its sole discretion, will determine and pay Cash Awards (if any) to the CEO and each other participant; provided, however, that the aggregate of all Cash Awards will be less than the Bonus Pool for such performance period. At the discretion of the Compensation Committee, a participant may elect to defer payment of all or any part of his or her Bonus Pool Cash Award or Cash Award complying with such procedures as the Compensation Committee may prescribe.

     Participants Other Than the CEO. If any participant terminates employment with Metallurg and its subsidiaries during or after the end of a performance period, the Compensation Committee, in its sole discretion, may pay such participant a Bonus Pool Cash Award or a Cash Award with respect to such performance period subject to the terms of any separate written agreement between Metallurg and such participant.

EXECUTIVE RETENTION PLANS

     On December 15, 1993, the Bankruptcy Court approved the Metallurg, Inc. Executive Retention Plan and the Shieldalloy Metallurgical Corporation Executive Retention Plan (generally, "Retention Plans"). The Retention Plans protect a select group of key executives against an involuntary loss of employment so as to attract and retain such employees during the Chapter 11 proceedings and shortly thereafter. The Retention Plans will terminate in January, 1998.

                             PRINCIPAL STOCKHOLDERS

     The Company is authorized to issue 15,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"). As of September 1, 1997, 5,012,073 shares of Common Stock were issued and outstanding, including 55,667 shares issuable on exercise of stock options.

     The following table sets forth certain information as of August 31, 1997, with respect to the shares of Common Stock of the Company beneficially owned by each person or group that is known by the Company to be a beneficial owner of more than 5% of the outstanding Common Stock and all directors and executive officers of the Company.

            NAME AND ADDRESS OF                TITLE OF       BENEFICIAL OWNERSHIP     PERCENTAGE
             BENEFICIAL OWNER                    CLASS         (NUMBER OF SHARES)       OF TOTAL
-------------------------------------------  -------------    --------------------     ----------
Franklin Mutual Advisors, Inc..............  Common Stock           1,371,883             27.4%
  51 John F. Kennedy Parkway
  Short Hills, New Jersey 07078
Contrarian Capital Advisors L.L.C..........  Common Stock             853,738             17.0
  411 West Putnam Avenue
  Suite 225
  Greenwich, Connecticut 06830
Cerberus Partners, L.P.....................  Common Stock             709,271             14.2
  450 Park Avenue
  New York, New York 10022
Morgens, Waterfall Overseas Partners.......  Common Stock             704,116             14.1
  10 East 50th Street
  26th Floor
  New York, New York 10022
SBC Warburg Dillon Read....................  Common Stock             544,870             10.9
  222 Broadway
  New York, New York 10006
Michael A. Standen(a)......................  Common Stock             155,888              3.1
Alan D. Ewart(b)...........................  Common Stock              56,120              1.1
J. Richard Budd III(c).....................  Common Stock              30,833             *
Michael A. Banks(d)........................  Common Stock              32,401             *
Barry C. Nuss(e)...........................  Common Stock              39,894             *
Eric L. Schondorf(f).......................  Common Stock              17,500             *
Robin A. Brumwell(g).......................  Common Stock              19,167             *
All executive officers and directors as
  group
  (10 persons).............................  Common Stock             351,803              7.0

---------------
(*) Less than 1%.

(a) Such person's stockholding includes 70,000 shares of stock as a stock award under the SASOP and options to purchase 50,000 shares as an option award under the SASOP. The stock awards vested 20% on April 14, 1997 and vest 40% on each of April 13, 1998 and 1999. The options vested 33 1/3% on September 1, 1997 and vest 33 1/3% on each of September 1, 1998 and 1999.

(b) Such person's stockholding includes 40,000 shares of stock as a stock award under the SASOP and options to purchase 25,000 shares as an option award under the SASOP. The stock awards vested 20% on April 14, 1997 and vest 40% on each of April 13, 1998 and 1999. The options vested 33 1/3% on September 1, 1997 and vest 33 1/3% on each of September 1, 1998 and 1999.

(c) Such person's stockholding includes 25,000 shares of stock as a stock award under the SASOP and options to purchase 17,500 shares as an option award under the SASOP. The stock awards vested 20% on April 14, 1997 and vest 40% on each of April 13, 1998 and 1999. The options vested 33 1/3% on September 1, 1997 and vest 33 1/3% on each of September 1, 1998 and 1999.

(d) Such person's stockholding includes 27,500 shares of stock as a stock award under the SASOP and options to purchase 12,500 shares as an option award under the SASOP. The stock awards vested 20% on April 14, 1997 and vest 40% on each of April 13, 1998 and 1999. The options vested 33 1/3% on September 1, 1997 and vest 33 1/3% on each of September 1, 1998 and 1999.

(e) Such person's stockholding includes 32,500 shares of stock as a stock award under the SASOP and options to purchase 17,500 shares as an option award under the SASOP. The stock awards vested 20% on April 14, 1997 and vest 40% on each of April 13, 1998 and 1999. The options vested 33 1/3% on September 1, 1997 and vest 33 1/3% on each of September 1, 1998 and 1999.

(f) Such person's stockholding includes 15,000 shares of stock as a stock award under the SASOP and options to purchase 7,500 shares as an option award under the SASOP. The stock awards vested 20% on April 14, 1997 and vest 40% on each of April 13, 1998 and 1999. The options vested 33 1/3% on September 1, 1997 and vest 33 1/3% on each of September 1, 1998 and 1999.

(g) Such person's stockholding includes 17,500 shares of stock as a stock award under the SASOP and options to purchase 5,000 shares as an option award under the SASOP. The stock awards vested 20% on April 14, 1997 and vest 40% on each of April 13, 1998 and 1999. The options vested 33 1/3% on September 1, 1997 and vest 33 1/3% on each of September 1, 1998 and 1999.

                              CERTAIN TRANSACTIONS

     The Company has a consulting agreement with Alan D. Ewart, one of its Directors. Pursuant to this agreement, Mr. Ewart provides consulting services as a director of Metallurg and management advice with respect to the Company's European operation. The Company pays Mr. Ewart $20,000 annually for his services. The consulting agreement may be terminated by the Company after notice to Mr. Ewart.

     The Company has a Registration Rights Agreement with the holders of 5% or more of its Common Stock issued and outstanding as of April 14, 1997 (the "Effective Date") of the Reorganization Plan (each a "Qualified Holder"). This Agreement covers all of the shares of Common Stock owned by such Qualified Holders as of the Effective Date and gives the Qualified Holders the right to demand registration at any time beginning with the earlier to occur of (i) the first anniversary of the Effective Date and (ii) the consummation of an initial public offering of the Company and ending on the earlier to occur of (i) the first date there are no Qualified Holders and (ii) the fifth anniversary of the Effective Date, upon the written request of one or more Qualified Holders which, in the aggregate, constitute at least 20% of the outstanding Common Stock on the date of the request. However, the Company is not required to comply with any request if less than one million registrable securities are proposed to be registered, and it is not required to effect more than two registrations during the above mentioned period. In addition, this Agreement gives the holders "piggyback" registration rights beginning in April 1998.

     Owners of more than 5% of the Common Stock of the Company, directors and executive officers beneficially own approximately $30.0 million aggregate principal amount of the outstanding 12% Senior Notes which are to be repaid, together with accrued interest and prepayment penalty of 3% with the proceeds of the Offering. In addition, as part of the Recapitalization, holders of the Common Stock, or options with respect thereto, including certain directors and officers of the Company, will receive a dividend of $3.90 per share and stock option.

     Pursuant to the terms of the employment agreements between the Company and certain executive officers, those officers have received loans from the Company with regard to their Initial Stock Awards. See "Management -- 1997 Stock Award and Stock Option Plan."

       DESCRIPTION OF CREDIT FACILITIES AND OTHER FINANCING ARRANGEMENTS

     Revolving Credit Facility. In April 1997, the Company and Shieldalloy entered into a senior secured credit facility ("Revolving Credit Facility") with BankBoston, N.A., an affiliate of one of the Initial Purchasers, and a syndicate of financial institutions (collectively, the "Lenders") providing for a $40 million three-year revolving credit loan facility. In October 1997, the maximum amount available under the Revolving Credit Facility was increased to $50.0 million, of which approximately $12.0 million is a subfacility for GfE.

     The Revolving Credit Facility matures on April 14, 2000 and bears interest at a rate per annum equal to (i) the Alternate Base Rate plus 1.00% per annum, (the Alternate Base Rate is the greater of BankBoston, N.A.'s base rate or the Federal Funds Effective Rate plus 0.5%) or (ii) the reserve adjusted Eurodollar rate plus 2.5% for interest periods of one, two or three months. The Revolving Credit Facility has a $30.0 million sublimit for letters of credit. The Revolving Credit Facility is available (subject to borrowing base availability) to fund working capital requirements and for general corporate purposes.

     The obligations of the Company and Shieldalloy under the Revolving Credit Facility are secured by first priority security interests in virtually all assets of the Company, Shieldalloy and their U.S. subsidiaries, including, among other things, all goods, accounts, instruments, documents, chattel paper, investment property, intellectual property and other general intangibles. The capital stock of all direct subsidiaries of the Company and Shieldalloy other than EWW are also pledged.

     Revolving credit loans under the Revolving Credit Facility are subject to maintenance by the Company of a borrowing base, which is equal to the sum of specified fixed percentages of eligible accounts receivable, eligible inventory and eligible equipment. The Company is required to make immediate mandatory prepayments if and to the extent that loans exceed availability.

     The Company is required to pay Lenders under the Revolving Credit Facility, on a quarterly basis, a commitment fee equal to 0.375% per annum on the average amount by which the maximum commitment exceeds the sum of (i) the outstanding revolving credit loans under the Revolving Credit Facility, plus (ii) the maximum drawing amount and all unpaid reimbursement obligations in respect of all Letters of Credit issued under the Revolving Credit Facility net of any unused commitment fees paid under the German Subfacility. The Company is also required to pay a Collateral Administration Fee of $30,000 per annum.

     The Revolving Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company and Shieldalloy to engage in mergers or consolidations, create new liens on assets, incur additional indebtedness, issue guarantees, pay dividends, conduct business with affiliates on anything but an arms' length basis, make investments, and make acquisitions and/or sell assets. The Revolving Credit Facility also contains customary events of default, including defaults relating to payment defaults, change in ownership/control, uninsured judgments or insured judgments where a dispute exists with the insurance carrier in excess of an amount to be determined, breach of any representation or warranty, and certain events of bankruptcy and insolvency.

     The German Subfacility. GfE and certain other subsidiaries of the Company (collectively, the "German Borrowers"), severally and not jointly, are parties to a Metallurg German Credit Facility (the "German Subfacility") with BankBoston, N.A. (the "German Subfacility Lender") providing for an approximately $12.0 million revolving credit facility. The German Subfacility is structured as a subfacility of the Revolving Credit Facility.

     The German Subfacility will mature on April 14, 2000 and bears interest at a rate per annum equal to (i) the Overdraft Rate as determined by the German Subfacility Lender from time to time or (ii) an alternative rate equal to the reserve adjusted DM Frankfurt interbank offered rate plus 2.5% for interest periods of one, two or three months (an "Interbank Rate Loan"). The German Subfacility has a $0.6 million sublimit for letters of credit and bank guarantees. The German Subfacility is available (subject to borrowing base availability) to repay all existing bank overdraft and revolver indebtedness and to finance the German Borrowers' working capital needs.

     The obligations of the German Borrowers under the German Subfacility are secured by a first priority perfected security interest in all of the German Borrowers' existing and future accounts, instruments, chattel paper, inventory, documents, investments and general intangibles and all proceeds, including insurance proceeds, of the foregoing. In addition, the obligations of GfE are further secured by a pledge of the stock of each other German Borrower.

     The German Borrowers are required to make mandatory prepayments of loans under the German Subfacility, subject to certain exceptions, (i) if loans and other credit extended exceed the maximum commitment, (ii) from net cash proceeds of asset sales other than sales of inventory and obsolete equipment in the ordinary course of business and from net cash proceeds of up to $5.0 million of intercompany cash investments in the German Borrowers by the Company and (iii) on the last day of each interest period related to the Interbank Rate Loan, to the extent that any German Borrower's overdraft account credit balance exceeds prescribed limits.

     The German Borrowers are required to pay the German Subfacility Lender on a quarterly basis a commitment fee equal to 0.375% per annum on the unutilized portion of the revolving credit facility. The German Borrowers are also required to pay administration fees, to be computed on an annual basis and paid quarterly.

     The German Subfacility contains a number of covenants that, among other things, restrict the ability of the German Borrowers to dispose of assets, incur additional indebtedness, create liens on assets, make investments, guaranties, capital expenditures or acquisitions, or engage in mergers. In addition, the German Borrowers are required to comply with a net worth test defined in the German Subfacility. The

German Subfacility contains customary events of default, including defaults relating to payments, breach of representations and warranties, covenants, cross-defaults and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, actual or asserted invalidity of security and change of control.

     The German Subfacility is guaranteed by Metallurg, Shieldalloy and Metallurg's other U.S. subsidiaries under the Revolving Credit Facility. If obligations under the German Subfacility exceed the borrowing base generated by the German Borrowers (which is based on accounts receivable and inventory), the excess is reserved from the borrowing base available to the U.S. borrowers under the Revolving Credit Facility.

     LSM Credit Facility and LSM Term Loan Facility. LSM has several bank credit facilities which provide LSM and its subsidiaries with up to L7.0 million (approximately $11.3 million) of borrowings, up to 3.0 million (approximately $4.9 million) of foreign exchange exposure and up to L2.2 million (approximately $3.6 million) for other ancillary banking arrangements including bank guarantees (the "LSM Credit Facility"). At July 31, 1997, there were no outstanding loans under the LSM Credit Facility. Borrowings under the LSM Credit Facility are payable on demand. The outstanding loans under the LSM Credit Facility bear interest at the lender's base rate plus 1.0%.

     On April 11, 1997, LSM entered into a term loan facility with NM Rothschild & Sons Limited in the amount of L5.0 million (approximately $8.1 million) (the "LSM Term Loan Facility"), the proceeds of which were used to make a dividend to Metallurg in order to fund the Reorganization Plan. The LSM Term Loan Facility expires on April 28, 2000 and bears interest at 2.0% above LIBOR. LSM has entered into an interest rate swap which effectively fixes the interest rate at 9.4%.

     The LSM Credit Facility, together with the LSM Term Loan Facility, are secured by substantially all of the assets of LSM and its subsidiaries. The LSM Credit Facility and the LSM Term Loan Facility limit LSM's ability to pay dividends and management fees to Metallurg. Under the terms of these facilities, LSM is currently (a) permitted to pay dividends to Metallurg in fiscal year 1998 and each year thereafter in an amount not to exceed the lesser of $1.6 million and the Profit After Tax (as defined in the LSM Term Loan Facility) for that fiscal year (such dividends are payable only after the preparation of the audited financial statements by LSM for such fiscal year) and (b) permitted to pay management fees in any fiscal year in an amount not to exceed $0.8 million in fiscal year 1997 and 1998 and $1.0 million per fiscal year thereafter. In addition, if there is a default under either of the LSM credit facilities, LSM is prohibited from paying any dividends or management fees to Metallurg.

     LSM has obtained consent from its working capital lender to modify the limitations described above to (i) permit LSM to pay dividends to the Company of up to 100% of LSM's annual net income and (ii) eliminate the limitations on management fees, in each case contingent upon repayment of the LSM Term Loan Facility. The Company repaid the LSM Term Loan Facility with proceeds from the Offering. As a result, the lender under the LSM Credit Facility released the security pledged for its benefit and permitted increased dividends to the Company in an amount up to 100% of LSM's annual net income. On October 9, 1997, LSM entered into a L1.0 million (approximately $1.6 million) facility for borrowings and foreign exchange exposure.

     EWW Credit Facility. EWW has committed lines of credit with several banks in the aggregate amount of DM 15.0 million (approximately $8.6 million). The credit facilities expire July 1, 1999 and bear interest at a rate from 7.0% to 7.5%. EWW's accounts receivable, inventory and certain fixed assets are pledged to secure the credit facilities. A portion of these credit facilities are also guaranteed by a regional German governmental authority (the "State Guaranty"), which guaranty is secured by a pledge on the stock of EWW. The State Guaranty requires that the governmental authority consent to certain transactions by EWW, including the making of dividends and the reduction of its stated capital. There are no amounts currently outstanding under this working capital facility. Although the Company believes that if EWW were otherwise in a position to pay dividends, either the guarantor would consent to such payment or the working capital facility at EWW could be refinanced or terminated, there can be no assurance that this will be the case.

     In addition, EWW has a term loan outstanding to a German state pension authority in the amount of DM 3.6 million (approximately $2.1 million) as of July 31, 1997, which is secured by a mortgage on certain real property and bears interest at 4.5%.

     EWW Financial Arrangement with German State Pension Board. EWW's ability to pay dividends to Metallurg is further restricted by the terms of a settlement agreement entered into with a German State pension board with regard to a portion of its pension liability. As of July 31, 1997, EWW's contingent obligation to the German state pension authority was DM 8.2 million (approximately $4.7 million). Pursuant to the terms of its settlement agreement, EWW is required to pay 75% of its net income to satisfy such contingent obligation, and 25% of its net income may be dividended to Metallurg, subject to other contractual and statutory restrictions. The obligations to the German state pension board are secured by the capital stock of EWW.

     Other GfE Credit Facilities. In addition to the German Subfacility described above, GfE has long term debt of DM 3.2 million (approximately $1.8 million) due to Dresdner Bank which is secured by a lien on certain property of GfE which bears interest at a weighted average rate of 6.0% and DM 1.1 million (approximately $0.6 million) which is secured by a lien on certain property of a GfE subsidiary ("Keramed"). Keramed also has an overdraft facility in the amount of DM 0.5 million, which has no outstanding balance as of July 31, 1997.

     Ferrolegeringar Aktiengesellschaft ("FAG") Credit Facility. FAG, the Company's trading and merchanting subsidiary in Switzerland, has an uncommitted credit facility with Union Bank of Switzerland in the amount of CHF 7.0 million (approximately $5.0 million), one-third of which is used for letters of credit and foreign exchange and two-thirds of which is used for loans and overdrafts. Usage under the line is limited to 50% of eligible accounts receivable of FAG as defined in the agreement. The line of credit is secured by the accounts receivable of FAG. As of July 31, 1997, the outstanding amount under the credit facility was CHF 0.5 million (approximately $0.3 million). This facility restricts dividend payments to no more than 50% of FAG's net income.

     Other Credit Facilities. The Company's other foreign subsidiaries maintain short-term secured and unsecured borrowing arrangements, generally in local currencies, with various banks. Borrowings under these arrangements aggregated $0.4 million at July 31, 1997.

                          DESCRIPTION OF THE NEW NOTES

     The New Notes offered hereby will be issued under an indenture to be dated as of November 25, 1997 (the "Indenture"), among the Company, the Guarantors and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). A copy of the Indenture is available upon request to the Company at the address set forth under "Available Information." The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to the Trust Indenture Act of 1939 (the "Trust Indenture Act") and to all the provisions of the New Notes and the Indenture, including the definitions therein of certain terms. For purposes of this Section, references to the "Company" shall mean Metallurg, Inc., excluding its subsidiaries. Capitalized terms used in this Section and not otherwise defined below have the respective meanings assigned to them in the Indenture.

GENERAL

     The New Notes will mature on December 1, 2007, and will be limited to an aggregate principal amount of $100.0 million. The New Notes will bear interest at the rate set forth on the cover page hereof from November 25, 1997, or from the most recent interest payment date to which interest has been paid, payable semiannually on June 1 and December 1 of each year, beginning on June 1, 1998, to the Persons who are registered holders of the New Notes at the close of business on the preceding May 15 or November 15, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, and premium, if any, and interest on, the New Notes will be payable in immediately available funds, and the New Notes will be exchangeable and transferable, at an office or agency of the Company, one of which will be maintained for such purpose in The City of New York (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the Security Register. The New Notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of New Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

     Pursuant to the Registration Agreement, the Company has agreed to file with the Commission the Exchange Offer Registration Statement relating to an offer to exchange the Old Notes for New Notes. The interest rate on the Old Notes is subject to increase in certain circumstances if the Company does not file such registration statement or, in lieu thereof, a resale shelf registration statement for the Old Notes, if such registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "The Exchange Offer."

GUARANTIES

     The obligations of the Company under the Indenture, including the repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by each of the Guarantors.

     Upon the sale or other disposition of a Guarantor or the sale or disposition of all or substantially all the assets of a Guarantor permitted by the Indenture, such Guarantor will be released from all its obligations under its Guaranty. See "-- Certain Covenants -- Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries" and "-- Merger, Consolidation and Sale of Property." Any Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture will be released from all its obligations under its Guaranty upon execution and delivery of a supplemental indenture in form satisfactory to the Trustee.

     Each of the Company and the Guarantors will agree to contribute to any other Guarantor which makes payments pursuant to its Guaranty an amount equal to the Company's or such Guarantor's proportionate share of such payment, based on the net worth of the Company or such Guarantor relative to the aggregate net worth of the Company and the Guarantors.

RANKING

     The New Notes will be senior unsecured obligations of the Company, effectively subordinated in right of payment to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The New Notes will rank pari passu with all senior indebtedness of the Company and senior to all subordinated indebtedness of the Company. The New Notes will be guaranteed on a senior unsecured basis by certain domestic Restricted Subsidiaries of the Company which, for the fiscal quarter ended July 31, 1997, generated 31.2% of the Company's revenue and certain future domestic Restricted Subsidiaries of the Company. The Guaranties will be senior unsecured obligations of the Guarantors and will effectively rank subordinate in right of payment to all secured indebtedness of the Guarantors to the extent of the value of the assets securing such indebtedness. The Guaranties will rank pari passu with all senior indebtedness of the Guarantors and senior to all subordinated indebtedness of the Guarantors. As of July 31, 1997, after giving effect to the Offering and the application of the estimated net proceeds therefrom, the secured obligations of the Company and the Guarantors would have consisted of approximately $24.6 million of contingent obligations in respect of outstanding letters of credit under the Credit Facility. None of the Company's or any Guarantor's debt as of such date, after giving such effect, would have been subordinated to the New Notes or the Guaranties.

     All debt and other liabilities of the Company's Subsidiaries which are not Guarantors, including the claims of trade creditors, secured creditors and creditors holding debt and guarantees issued by such

Subsidiaries, and claims of preferred stockholders, if any, of such Subsidiaries, will be effectively senior to the New Notes. The Guaranties could also be effectively subordinated to all of the obligations of the Guarantors under certain circumstances. As of July 31, 1997, after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Company's Subsidiaries which are not Guarantors would have had approximately $168.4 million of balance sheet liabilities (including trade payables, accrued liabilities and intercompany amounts), of which $5.5 million would have been indebtedness, and the Guarantors would have had approximately $92.0 million of balance sheet liabilities (including trade payables, accrued liabilities and intercompany amounts), none of which would have been indebtedness.

     The Company and its Subsidiaries have other liabilities, including contingent liabilities, which may be significant. Although the Indenture contains limitations on the amount of additional Debt which the Company and the Restricted Subsidiaries may Incur, all such Debt may be Incurred by Subsidiaries and the amounts of such Debt could be substantial. See "-- Certain
Covenants -- Limitation on Debt."

     See "Risk Factors -- Asset Encumbrance," "-- Holding Company Structure; Restrictions on Dividend Payments by Subsidiaries," "-- Fraudulent Conveyance Considerations" and "-- Substantial Leverage" and "Description of Credit Facilities and Other Financing Arrangements."

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the New Notes will not be redeemable at the option of the Company prior to December 1, 2002. Thereafter, the New Notes will be redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 1 of the years set forth below:

                                                                           REDEMPTION
                                      YEAR                                   PRICE
        -----------------------------------------------------------------  ----------
        2002.............................................................    105.500%
        2003.............................................................    103.667%
        2004.............................................................    101.833%
        2005 and thereafter..............................................    100.000%

     In addition, prior to December 1, 2000, the Company may redeem up to a maximum of 34% of the original aggregate principal amount of the New Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 66% of the original aggregate principal amount of the New Notes remains outstanding. Any such redemption shall be made within 60 days of such Public Equity Offering upon not less than 30 nor more than 60 days' notice mailed to each holder of New Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

SINKING FUND

     There are no sinking fund payments for the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of New Notes shall have the right to require the Company to repurchase all or any part of such holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     Within 30 days following any Change of Control, the Company shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (b) send, by first-class mail, with a copy to the Trustee, to each holder of New Notes, at such holder's address appearing in the Security Register, a notice stating: (i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all New Notes timely tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (iv) the procedures that holders of New Notes must follow in order to tender their New Notes (or portions thereof) for payment, and the procedures that holders of New Notes must follow in order to withdraw an election to tender New Notes (or portions thereof) for payment.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

     The Change of Control repurchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

     The definition of Change of Control includes a phrase relating to the sale, assignment, lease, conveyance, disposition or transfer of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require the Company to repurchase such New Notes as a result of a sale, assignment, lease, conveyance, disposition or transfer of less than all the assets of the Company may be uncertain.

     The Credit Facility prohibits the Company from purchasing any Notes, and also provides that the occurrence of a Change of Control would constitute a default under such existing debt. Other future debt of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of New Notes of their right to require the Company to repurchase such New Notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to holders of New Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase the New Notes in connection with a Change of Control would result in a default under the Indenture which would, in turn, constitute a default under the existing or future debt of the Company. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the New Notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the holders of a majority in principal amount of the New Notes.

CERTAIN COVENANTS

     Limitation on Debt. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt (which includes, in the case of Restricted Subsidiaries, Preferred Stock) unless, after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (a) after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Coverage Ratio would be greater than 2.00 to 1.00 or (b) such Debt is Permitted Debt.

     The term "Permitted Debt" is defined to include the following:

          (a) Debt of the Company evidenced by the New Notes and of Guarantors evidenced by Guaranties;

          (b) Debt under the Credit Facility, provided that the aggregate principal amount of all such Debt under the Credit Facility at any one time outstanding shall not exceed the greater of (i) $50.0 million, which amount shall be permanently reduced by the amount of Net Available Cash used to repay Debt under the Credit Facility, and not subsequently reinvested in Additional Assets or used to purchase Notes, pursuant to the covenant described under "-- Limitation on Asset Sales" and (ii) the sum of the amounts equal to (x) 65% of the book value of the inventory of the Company and the Restricted Subsidiaries and (y) 90% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries, in each case as of the most recently ended quarter of the Company for which financial statements of the Company have been provided to the holders of New Notes (the greater of (i) and (ii) being the "Permitted Debt Amount"); provided, further, that the aggregate amount of Debt Incurred pursuant to this clause (b), together with the aggregate amount of Debt Incurred pursuant to clause (c) below shall not exceed an amount equal to the Permitted Debt Amount at any one time outstanding;

          (c) Debt of any Restricted Subsidiary under one or more debt facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, foreign exchange, bankers acceptances or similar financial arrangements, and any Permitted Refinancing Debt Incurred with respect thereto, provided that the aggregate principal amount of all such Debt at any one time outstanding shall not exceed the sum of (i) 65% of the book value of the inventory of such Restricted Subsidiary and (ii) 90% of the book value of the accounts receivable of such Restricted Subsidiary, in each case as of the most recently ended quarter of the Company for which financial statements of the Company have been provided to the holders of the New Notes; provided, further, that the aggregate amount of Debt Incurred pursuant to this clause (c), together with the aggregate amount of Debt Incurred pursuant to clause (b) above shall not exceed the Permitted Debt Amount at any one time outstanding;

          (d) Debt in respect of Capital Lease Obligations and Purchase Money Debt, provided that (i) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased and (ii) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (d) (together with all Permitted Refinancing Debt Incurred in respect of Debt previously Incurred pursuant to such clause (d) does not exceed $15.0 million;

          (e) Debt of the Company owing to and held by any Restricted Subsidiary or Debt of a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary; provided, however, that any subsequent transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

          (f) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

          (g) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

          (h) Debt Incurred in connection with cash pooling arrangements by and among the Company and its Restricted Subsidiaries, provided that no liability is required under GAAP to be reflected in the consolidated financial statements of the Company with respect thereto;

          (i) Debt outstanding on the Issue Date not otherwise described in clauses (a) through (h) above;

          (j) Debt (other than Debt permitted by the immediately preceding paragraph or the other clauses of this paragraph) in an aggregate principal amount outstanding at any one time not to exceed $25.0 million; and

          (k) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of the immediately preceding paragraph and clauses
     (a) and (i) above.

     Notwithstanding the immediately foregoing two paragraphs, the Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt pursuant to such paragraphs if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the New Notes and the Guaranties, as applicable, to at least the same extent as such Subordinated Obligations.

     Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving pro forma effect to, such proposed Restricted Payment,

     (a) a Default or Event of Default shall have occurred and be continuing,

     (b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "-- Limitation on Debt" or

     (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

          (i) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from and after the first day of the fiscal quarter following the end of the most recent fiscal quarter ended immediately prior to the Issue Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit),

          (ii) Capital Stock Sale Proceeds,

          (iii) the amount by which Debt (other than Subordinated Obligations) of the Company or any Guarantor or any other Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Debt of the Company or any Guarantor or any other Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange),

          (iv) an amount equal to the sum of (A) the net reduction in Investments in any Person other than a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from such Person, and
     (B) the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, and

          (v) $5.0 million.

Notwithstanding the foregoing limitation, the Company may:

          (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(ii) above;

          (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (d) make Investments in an aggregate amount not to exceed $20.0 million; provided, however, that such Investments shall be excluded in the calculation of the amount of Restricted Payments;

          (e) repurchase shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees or former employees of the Company or any of its Subsidiaries, pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $2.0 million in any calendar year; provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

          (f) expend up to $10.0 million for Restricted Payments in addition to amounts permitted pursuant to clauses (a) through (e) above; provided, however, that at the time of, and after giving pro forma effect to, any such expenditure, no Default or Event of Default shall have occurred and be continuing; provided further, however, that such expenditures shall be excluded in the calculation of the amount of Restricted Payments;

          (g) make Restricted Payments, including a cash dividend in an aggregate amount not to exceed $20.0 million, in connection with the Recapitalization; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments; and

          (h) make Restricted Payments required pursuant to the Joint Plan of Reorganization of the Company and Shieldalloy Metallurgical Corporation dated December 18, 1996, in an aggregate amount not to exceed the lesser of (i) the amount held in reserve thereunder and (ii) $4.0 million, plus, in each case, interest and dividends thereon; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

     Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the New Notes or the applicable Guaranty will be secured by such Lien equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by such Lien.

     Limitation on Issuance or Sale of Capital Stock of Restricted
Subsidiaries. The Company shall not (a) sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or (b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock other than (i) directors' qualifying shares, (ii) to the Company or a Wholly Owned Subsidiary or (iii) if, immediately after giving effect to such disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; provided, however, that, in the case of this clause (iii), such disposition is effected in compliance with the covenant described under "-- Limitation on Asset Sales."

     Limitation on Asset Sales. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless (a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; (b) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents; and (c) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b). For purposes of this covenant, the following are deemed to be cash: (x) the amount of any liabilities (other than liabilities that are by their terms subordinated to any other Debt of the Company or such Restricted Subsidiary, as the case may be) of the Company or such Restricted Subsidiary (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or other property in such Asset Sale, as a result of which the Company or the Restricted Subsidiaries are no longer obligated with respect to such liabilities and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are immediately converted by the Company or such Restricted Subsidiary into cash.

     The Net Available Cash (or any portion thereof) from Asset Sales (or an amount equal thereto) may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt): (a) to prepay, repay, legally defease or purchase Senior Debt of the Company or any Guarantor or Debt of any Restricted Subsidiary that is not a Guarantor (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); or (b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary in an amount equal to such Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that in connection with any prepayment, repayment, legal defeasance or purchase of Debt pursuant to clause (a) above, the Company or such Guarantor or other Restricted Subsidiary shall retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced by an amount equal to the principal amount so prepaid, repaid, legally defeased or purchased.

     In the event that any Net Available Cash from an Asset Sale (or an amount equal thereto) is not applied in accordance with the preceding paragraph within 270 days from the date of the receipt of such Net Available Cash, such Net Available Cash shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Prepayment Offer") the New Notes which offer shall be in the amount of the Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of New Notes have been given the opportunity to tender their New Notes for purchase in accordance with the Indenture, the Company may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

     Within ten business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of New Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to
(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary, except that any Debt owed by a Restricted Subsidiary to the Company or any other Restricted Subsidiary may be subordinated in right of payment to other Debt obligations of such Restricted Subsidiary, (b) make any loans or advances to the Company or any other Restricted Subsidiary, except that any repayment obligations of the Company or any other Restricted Subsidiary in respect of such loans or advances may be subordinated in right of payment to other Debt obligations of the Company or such other Restricted Subsidiary or (c) transfer any of its Property to the Company or any other Restricted Subsidiary. The foregoing limitations will not apply (i) with respect to clauses (a), (b) and (c), to restrictions (A) in effect on the Issue Date, (B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or (C) which result from the Refinancing of Debt Incurred pursuant to an agreement referred to in the immediately preceding clause (i)(A) or (B) above or in clause (ii)(A) or (B) below, provided such restriction is not materially less favorable to the holders of New Notes than those under the agreement evidencing the Debt so Refinanced, and (ii) with respect to clause (c) only, to restrictions (A) relating to Debt that is permitted to be Incurred and is not prohibited from being secured without also securing the New Notes or the Guaranties pursuant to the covenants described under "-- Limitation on Debt" and "-- Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt, (B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, (D) customary restrictions contained in asset sale or stock purchase agreements limiting the transfer of such Property pending the closing of such transaction or (E) any restriction imposed by applicable law.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless (a) the terms of such Affiliate Transaction are (i) set forth in writing and (ii) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company, (b) if such Affiliate Transaction involves aggregate payments or value in excess of $2.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a) (ii) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee and (c) if such Affiliate Transaction involves aggregate payments or value in excess of $15.0 million, the Company obtains a written opinion from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

     Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

          (i) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

          (ii) any Restricted Payment permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments";

          (iii) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor; and

          (iv) the payment of reasonable fees to directors of the Company or such Restricted Subsidiary (x) who are not employees of the Company or any Restricted Subsidiary or (y) who are employees of the Company or any Restricted Subsidiary, provided that such fees are consistent with the past practices of the Company or such Restricted Subsidiary.

     Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless (a) the Company or such Restricted Subsidiary would be entitled to (i) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "-- Limitation on Debt" and (ii) create a Lien on such Property securing such Attributable Debt without securing the New Notes pursuant to the covenant described under "-- Limitation on Liens" and (b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under "-- Limitation on Asset Sales."

     Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, (b) the Subsidiary to be so designated is not obligated under any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Debt of the Company or of any Restricted Subsidiary and (c) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) such designation is effective immediately upon such entity becoming a Subsidiary of the Company. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "-- Limitation on Debt" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

     Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate (a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

     Future Guarantors. The Company shall cause each domestic Restricted Subsidiary of the Company that Incurs Debt, including pursuant to a Guarantee of the Credit Facility, following the Issue Date to execute and deliver to the Trustee a Guaranty.

MERGER, CONSOLIDATION AND SALE OF PROPERTY

     The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless: (a) the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the New Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company; (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt which becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of the covenant described under "-- Certain Covenants -- Limitation on Debt"; (f) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and (g) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

     The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture, but the predecessor Company in the case of a sale, transfer, assignment, lease, conveyance or other disposition shall not be released from the obligation to pay the principal of, and premium, if any, and interest on, the New Notes.

SEC REPORTS

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of New Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided within 15 days after the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings. The Company shall file with the Commission and provide the Trustee and holders of New Notes with the information, documents and reports described herein whether or not the Exchange Offer Registration Statement (as defined under "Exchange Offer; Registration Rights") has been filed or declared effective.

EVENTS OF DEFAULT

     Events of Default in respect of the New Notes as set forth in the Indenture include: (a) failure to make the payment of any interest on the New Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of the New Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (c) failure to comply with the covenant described above under "-- Merger, Consolidation and Sale of Property"; (d) failure to comply with any other covenant or agreement in the New Notes or in the Indenture (other than a failure which is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 30 days after written notice is given to the Company as provided below; (e) a default under any Debt by the Company or any Restricted Subsidiary which results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $5.0 million (the "cross-acceleration provisions"); (f) any judgment or judgments for the payment of money in an aggregate amount in excess of $5.0 million shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); (g) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions"); and (h) any Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or any Guarantor denies or disaffirms its obligations under its Guaranty (the "guaranty provisions").

     A Default under clause (d) is not an Event of Default until the Trustee or the holders of not less than 25% in principal amount of the New Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

     The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

     The Indenture provides that if an Event of Default with respect to the New Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the New Notes then outstanding may declare to be immediately due and payable the principal amount of all the New Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary shall occur, such amount with respect to all the New Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the New Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the New Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the New Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the New Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the New Notes.

     No holder of New Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing Event of Default, (b) the registered holders of at least 25% in aggregate principal amount of the New Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the New Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the New Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the New Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the New Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things, (a) reduce the amount of New Notes whose holders must consent to an amendment or waiver, (b) reduce the rate of or extend the time for payment of interest on any Note, (c) reduce the principal of or extend the Stated Maturity of any Note, (d) make any Note payable in money other than that stated in the Note, (e) impair the right of any holder of the New Notes to institute suit for the enforcement of any payment on or with respect to such holder's New Notes or any Guaranty, (f) subordinate the New Notes to any other obligation of the Company, (g) release any security interest that may have been granted in favor of the holders of the New Notes, (h) reduce the premium payable upon the redemption or repurchase of any Note as described under "-- Optional Redemption," or "-- Purchase at the Option of Holders Upon a Change of Control," (i) at any time after a Change of Control or Asset Sale has occurred, change the time at which the Change of Control Offer or any Prepayment Offer relating thereto must be made or at which the New Notes must be repurchased pursuant to such Change of Control Offer or Prepayment Offer, or (j) make any change in any Guaranty that would adversely affect the holders of the New Notes.

     Without the consent of any holder of the New Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated New Notes in addition to or in place of certificated New Notes (provided that the uncertificated New Notes are issued in registered form for purposes of
Section 163(f) of the Code, or in a manner such that the uncertificated New Notes are described in Section 163(f)(2)(B) of the Code), to add additional Guaranties with respect to the New Notes or to release Guarantors from Guaranties as provided by the terms of the Indenture, to secure the New Notes, to add to the covenants of the Company for the benefit of the holders of the New Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the New Notes, or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the holders of the New Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to each registered holder of the New Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the New Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the New Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Notes, to replace mutilated, destroyed, lost or stolen New Notes and to maintain a registrar and paying agent in respect of the New Notes. The Company at any time may terminate its obligations under the covenants described under "-- Repurchase at the Option of Holders Upon a Change of Control" and "-- Certain Covenants," the operation of the cross-acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the guaranty provisions described under "-- Events of Default" above and the limitations contained in clauses (d) (with respect to the covenants described under "-- Certain Covenants"), (e) and (f) under the first paragraph of "-- Merger, Consolidation and Sale of Property" above ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If the Company exercises its legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the New Notes may not be accelerated because of an Event of Default specified in clause (d) (with respect to the covenants described under "-- Certain Covenants"), (e), (f), (g) (with respect only to Significant Subsidiaries) or
(h) under "-- Events of Default" above or because of the failure of the Company to comply with clauses (d) (with respect to the covenants described under "-- Certain Covenants"), (e) and (f) under the first paragraph of "-- Merger, Consolidation and Sale of Property" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all its obligations under its Guaranty.

     In order to exercise either defeasance option, the Company must, among other things, irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the New Notes to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the New Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

GOVERNING LAW

     The Indenture and the New Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

THE TRUSTEE

     IBJ Schroder Bank & Trust Company is the Trustee under the Indenture.

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Additional Assets" means (a) any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; (b) the costs of improving or developing any Property owned by the Company or a Restricted Subsidiary which is used in a Related Business; or (c) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than an Affiliate of the Company; provided, however, that, in the case of clause (c), such Restricted Subsidiary is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenant described under "-- Certain Covenants -- Limitation on Transactions with Affiliates," "-- Limitation on Asset Sales" and the definition of "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) (other than the grant of a security interest) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or (b) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (a) and (b) above, (i) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (ii) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Asset Sales" only, any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments," (iii) any disposition effected in compliance with the first paragraph of the covenant described under "-- Merger, Consolidation and Sale of Property," (iv) any disposition of Property or equipment that has become obsolete or otherwise unsuitable for use in connection with the business of the Company or such Restricted Subsidiary or
(v) any disposition or series of related dispositions of assets having a Fair Market Value and sale price of less than $500,000).

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation" and (b) in all other instances, the present value (discounted at the interest rate borne by the New Notes, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "-- Certain Covenants -- Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

     "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of corporate stock, partnership interests, membership interests in limited liability companies or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

     "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees) by the Company of any class of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Change of Control" means the occurrence of any of the following events:

          (a) if (i) any "Person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provisions to either of the foregoing) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the voting power of the Voting Stock of the Company and (ii) the Permitted Holders are "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of all classes of the Voting Stock of the Company than such other Person or group referred to in clause (i) (for purposes of this clause (a), such Person or group, and the Permitted Holders, shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as such Person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of such parent corporation); or

          (b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where (i) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation and (ii) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

          (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (d) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" means, as of any date of determination, the ratio of (a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to (b) Consolidated Fixed Charges for such four fiscal quarters; provided, however, that (i) if the Company or any Restricted Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Debt, or both, Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period,
(ii) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Sale, or both, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the Property which is the subject of such Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, in either case as if such Asset Sale had occurred on the first day of such period, and Consolidated Fixed Charges for such period shall be reduced by an amount equal to the

Consolidated Fixed Charges directly attributable to any Debt of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale, as if such Asset Sale had occurred on the first day of such period (or, if the Capital Stock of any Restricted Subsidiary is sold, by an amount equal to the Consolidated Fixed Charges for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale), (iii) if since the beginning of such period the Company shall have consummated a Public Equity Offering following which there is a Public Market, Consolidated Fixed Charges for such period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Debt of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its Restricted Subsidiaries in connection with such Public Equity Offering for such period,
(iv) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property, including any acquisition of Property occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period, (v) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Asset Sale, Investment or acquisition of Property that would have required an adjustment pursuant to clause (ii), (iii) or (iv) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of Property occurred on the first day of such period and (vi) if since the beginning of such period any Restricted Subsidiary shall have obtained relief from any limitation on the ability of such Restricted Subsidiary to pay dividends to the Company, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if the ability of such Restricted Subsidiary to pay dividends to the Company had not been so limited from the first day of such period. For purposes of this definition, pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and as further contemplated by the definition of the term "pro forma." If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Fixed Charges" means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period plus (b) all Preferred Stock Dividends (other than to the Company or a Wholly Owned Subsidiary, and other than Redeemable Dividends) paid, accrued, declared or accumulated during such period.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (a) interest expense attributable to capital leases, (b) amortization of debt discount and debt issuance cost, including commitment fees, (c) capitalized interest, (d) noncash interest expenses, (e) to the extent required under GAAP to be reflected as interest expense in the consolidated financial statements of the Company, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (f) to the extent required under GAAP to be reflected as an expense in the consolidated financial statements of the Company, net costs associated with Hedging Obligations (including amortization of fees), (g) Redeemable Dividends, (h) interest incurred in connection with Investments in discontinued operations, (i) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary and (j) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries, less the aggregate amount of recurring expenditures made by the Company and its consolidated Subsidiaries during such period with respect to environmental matters which were not deducted in determining such net income (loss) as a result of the adoption of American Institute of Certified Public Accountants Statement of Position 96-1, "Environmental Remediation Liabilities"; provided, however, that there shall not be included in such Consolidated Net Income (a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (i) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below) and (ii) the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income to the extent of the Company's obligation to fund such net loss in cash, (b) any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (c) any net income (but not loss) of any Restricted Subsidiary, to the extent that the payment of dividends or the making of distributions by such Restricted Subsidiary to the Company is not at the time permitted, directly or indirectly, without prior approval (that has not been obtained), pursuant to the terms of its charter or any agreement, instrument or governmental regulation applicable to such Restricted Subsidiary, (d) any gain (loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business, (e) any extraordinary gain or loss and (f) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (a) the par or stated value of all outstanding Capital Stock of the Company plus (b) paid-in capital or capital surplus relating to such Capital Stock plus (c) any retained earnings or earned surplus less (i) any accumulated deficit and (ii) any amounts attributable to Disqualified Stock.

     "Credit Facility" means one or more debt facilities with banks or other institutional lenders (including pursuant to (a) the Loan Agreement dated April 14, 1997, by and among the Company, the Guarantors, BankBoston, N.A. and the other Banks party thereto, and BankBoston, N.A. as agent for such Banks, (b) the Loan Agreement dated October 20, 1997, by and among GfE, certain of its subsidiaries and BankBoston, N.A., Frankfurt Branch and (c) each of the Loan Documents (as defined in such Loan Agreements) relating to such Loan Agreements) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, foreign exchange, bankers' acceptances or similar financial arrangements, in each case as amended, restated, supplemented or modified and in effect from time to time, together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

     "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

     "Debt" means, with respect to any Person on any date of determination (without duplication), (a) the principal of and premium (if any) in respect of
(i) debt of such Person for money borrowed and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and customer advance payments or deposits arising in the ordinary course of business); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (e) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (f) all obligations of the type referred to in clauses (a) through
(e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (g) all obligations of the type referred to in clauses (a) through
(f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Debt issued with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in accordance with GAAP.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, Redeemable Stock of such Person as to which (a) the maturity, (b) mandatory redemption or (c) redemption, conversion or exchange at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the New Notes; provided, however, that Redeemable Stock of such Person that would not otherwise be characterized as Disqualified Stock under this definition shall not constitute Disqualified Stock if such Redeemable Stock is convertible or exchangeable into Debt or Disqualified Stock solely at the option of the issuer thereof.

     "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Consolidated Interest Expense, (iii) depreciation, (iv) amortization of intangibles and (v) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period). Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Event of Default" has the meaning set forth under "-- Events of Default."

     "Exchange Act" means the Securities Exchange Act of 1934.

     "Fair Market Value" means, with respect to any Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided, (a) if such Property has a Fair Market Value of less than $5.0 million, by any Officer of the Company or (b) if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

     "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession and (d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

     "GfE" means GfE Gesellschaft fur Elektrometallurgie mbH.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantor" means each domestic Restricted Subsidiary designated as such on the signature pages of the Indenture and any other domestic Restricted Subsidiary that becomes a Guarantor pursuant to the covenant described under "-- Certain Covenants -- Future Guarantors," in each case, until such Restricted Subsidiary is released from its Guaranty.

     "Guaranty" means a Guarantee on the terms set forth in the Indenture by a Guarantor of the Company's obligations with respect to the New Notes.

     "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an incurrence of such Debt; provided further, however, that solely for purposes of determining compliance with "-- Certain Covenants -- Limitation on Debt," amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

     "Independent Appraiser" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

     "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

     "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such investment.

     "Issue Date" means the date on which the New Notes are initially issued.

     "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

     "LSM" means London & Scandinavian Metallurgical Co., Limited.

     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other noncash form), in each case net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, whether paid or payable, (b) all payments made on any Debt which is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

     "Officer" means the Chairman, President and Chief Executive Officer, the Vice President, Finance and Chief Financial Officer or any Vice President of the Company.

     "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Permitted Holders" means Franklin Mutual Advisors, Inc., Contrarian Capital Management, L.L.C., Cerberus Partners, L.P., Morgens, Waterfall Overseas Partners and SBC Warburg Dillon Read, or any Person of which any of the foregoing "beneficially owns" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) voting securities representing at least 51% of the voting power of all classes of Voting Stock of such Person (exclusive of any matters as to which class voting rights exist) or any Person which "beneficially owns" (as defined above) voting securities representing at least 51% of the voting power of all classes of Voting Stock of any of the foregoing (exclusive of any matters as to which class voting rights exist).

     "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in (a) the Company, any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business; (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that such Person's primary business is a Related Business; (c) Temporary Cash Investments;
(d) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances; (e) payroll, travel or similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (f) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $2.5 million at any one time outstanding; (g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments; and (h) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the convenant described under "-- Certain Covenants Limitation on Asset Sales."

"Permitted Liens" means:

          (a) Liens to secure Debt permitted to be Incurred under clause (b) or
     (c) of the second paragraph of the covenant described under "-- Certain Covenants -- Limitation on Debt.";

          (b) Liens to secure Debt permitted to be Incurred under clause (d) of the second paragraph of the covenant described "-- Certain
     Covenants -- Limitation on Debt," provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the

     Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

          (c) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

          (d) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations which are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

          (e) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

          (f) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

          (g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary which is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

          (h) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

          (j) Liens in favor of the Company or any Guarantor;

          (k) Liens existing on the Issue Date not otherwise described in clauses (a) through (j) above;

          (l) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g) or (k) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of (i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g) or (k) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture and (ii) an amount necessary to pay any premiums, fees and other expenses incurred by the Company or a Restricted Subsidiary in connection with such Refinancing; or

          (m) Liens not otherwise permitted by clauses (a) through (l) above encumbering assets having an aggregate Fair Market Value not in excess of $25.0 million.

     "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing, (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced and (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced and (d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include (x) Debt of a Subsidiary that Refinances Debt of the Company or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

     "Person" means any individual, corporation, company (including any limited liability company), partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Plan of Reorganization" means the Joint Plan of Reorganization dated December 18, 1996, of the Company and Shieldalloy Metallurgical Corporation.

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

     "Preferred Stock Dividends" means for any dividend with respect to Preferred Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with
Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

     "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Public Market" means any time after (a) a Public Equity Offering has been consummated and (b) at least 10% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Purchase Money Debt" means Debt (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the asset being financed and (b) Incurred to finance the acquisition (including costs of design and installation) by the Company or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that such Debt is incurred within 180 days after such acquisition of such asset by the Company or a Restricted Subsidiary.

     "Recapitalization" means the consummation of the following transactions in connection with the sale of the Old Notes: (a) the satisfaction and discharge of the Company's 12% Senior Secured Old Notes due 2007, (b) the repayment of outstanding Debt under the Credit Facility, (c) the retirement of the outstanding Debt of LSM under the term loan agreement dated April 11, 1997, between LSM and NM Rothschild & Sons Limited and (d) payment of a dividend and dividend equivalent in an aggregate amount of $20.0 million to holders of the Company's common stock, par value $.01 per share, and common stock equivalents.

     "Redeemable Dividend" means, for any dividend with respect to Redeemable Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Redeemable Stock.

     "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case, at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock.

     "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, replace, prepay, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Related Business" means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

     "Restricted Payment" means (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution which is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Redeemable Stock) of the Company; (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Affiliate of the Company (other than from the Company or a Restricted Subsidiary) or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock); (c) the purchase, repurchase, redemption, acquisition, defeasance or retirement for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or (d) any Investment (other than Permitted Investments) in any Person.

     "Restricted Subsidiary" means (a) any Subsidiary of the Company unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "-- Certain
Covenants -- Designation of Restricted and Unrestricted Subsidiaries" and (b) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to the covenant described under "-- Certain
Covenants -- Designation of Restricted and Unrestricted Subsidiaries."

     "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

     "Sale and Leaseback Transaction" means any arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

     "Securities Act" means the Securities Act of 1933.

     "Senior Debt" of the Company means (a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest in respect of (i) Debt of the Company for borrowed money and (ii) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Company is responsible or liable; (b) all Capital Lease Obligations of the Company; (c) all obligations of the Company (i) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, (ii) under Hedging Obligations or
(iii) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Indenture; and (d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor; provided, however, that Senior Debt shall not include (a) Debt of the Company that is by its terms subordinate in right of payment to the New Notes; (B) any Debt Incurred in violation of the provisions of the Indenture; (C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities); (D) any liability for Federal, state, local or other taxes owed or owing by the Company; (E) any obligation of the Company to any Subsidiary; or (F) any obligations with respect to any Capital Stock of the Company. "Senior Debt" of any Guarantor has a correlative meaning, provided that clause (E) above shall be deemed to refer to any obligations of such Guarantor to the Company or any Subsidiary of the Company.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subordinated Obligation" means any Debt of the Company or any Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the New Notes or the applicable Guaranty pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, company, association, partnership, joint venture or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following: (a) Investments in U.S. Government Obligations maturing within one year of the date of acquisition thereof; (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof or any foreign country recognized by the United States having capital, surplus and undivided profits aggregating in excess of $500.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in clause (b) above; and (d) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
Act)).

     "Unrestricted Subsidiary" means (a) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted pursuant to the covenant described under "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto and (b) any Subsidiary of an Unrestricted Subsidiary.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of any Person means all shares or other equivalents of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares and shares held by third parties which, in the aggregate, represent no more than 2% of the outstanding Voting Stock of such Restricted Subsidiary) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

BOOK-ENTRY SYSTEM

     The certificates representing the New Notes will be issued in fully registered form. The New Notes initially will be represented by a single, permanent global New Note, in definitive, fully registered form without interest coupons (the "Global Note") and will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as DTC's nominee.

     Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the New Notes represented by such Global Note purchased by such Persons in the Offering. Such accounts shall be designated by the Initial Purchasers. Ownership of beneficial interests in a Global Note will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Note through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

     Payment of principal of and interest on New Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the New Notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A Global Note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Note is exchangeable for certificated New Notes only if (a) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) the Company in its discretion at any time determines not to have all the New Notes represented by such Global Note, or (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the New Notes represented by such Global Note. Any Global Note that is exchangeable for certificated New Notes pursuant to the preceding sentence will be exchanged for certificated New Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated New Notes, (a) certificated New Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,
(b) payment of principal of, and premium, if any, and interest on, the certificated New Notes will be payable, and the transfer of the certificated New Notes will be registerable, at the office or agency of the Company maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated New Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Note for all purposes under the Indenture and the New Notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under such Global Note. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the Initial Purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. Each of the Company and the Guarantors has agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary following the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection
with any such resale. In addition, until             , 1998, all dealers
effecting transactions in the Exchange Securities may be required to deliver a prospectus.

     Neither the Company nor any Guarantor will receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company and the Guarantors, jointly and severally have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The legality of the New Notes being offered hereby will be passed upon for the Company by Rogers & Wells, New York, New York.

                                    EXPERTS

     The financial statements of the Company at March 31, 1997 and December 31, 1996 and 1995 and for the three months ended March 31, 1997 and for each of the three years in the period ended December 31, 1996 included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
AUDITED AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     The following audited and unaudited consolidated financial statements of Metallurg, Inc. and Consolidated Subsidiaries are presented herein on the pages indicated below:

                                                                                        PAGE
                                                                                        -----
AUDITED FINANCIAL STATEMENTS:
     Independent Auditors' Report....................................................   F-2
     Statements of Consolidated Operations for the Quarter Ended March 31, 1997 and
      Years Ended December 31, 1996, 1995 and 1994...................................   F-3
     Consolidated Balance Sheets at March 31, 1997 and December 31, 1996 and 1995....   F-4
     Statements of Consolidated Cash Flows for the Quarter Ended March 31, 1997 and
      Years Ended December 31, 1996, 1995 and 1994...................................   F-5
     Notes to Consolidated Financial Statements for the Quarter Ended March 31, 1997
      and Years Ended December 31, 1996, 1995 and 1994...............................   F-6

UNAUDITED FINANCIAL STATEMENTS:
     Condensed Statements of Consolidated Operations for the Quarter Ended July 31,
      1997, the Quarter ended March 31, 1997, the Three Months Ended June 30, 1996
      and the Six Months Ended June 30, 1996.........................................   F-35
     Condensed Consolidated Balance Sheets at July 31, 1997, March 31, 1997 and
      December 31, 1996..............................................................   F-36
     Condensed Statements of Consolidated Cash Flows for the Quarter Ended July 31,
      1997, the Quarter ended March 31, 1997, the Three Months Ended June 30, 1996
      and the Six Months Ended June 30, 1996.........................................   F-37
     Notes to Condensed Consolidated Financial Statements............................   F-38

INDEPENDENT AUDITORS' REPORT

Metallurg, Inc.:

We have audited the accompanying consolidated balance sheets of Metallurg, Inc. and consolidated subsidiaries as of March 31, 1997 and December 31, 1996 and 1995 and the related statements of consolidated operations and of consolidated cash flows for the quarter ended March 31, 1997 and for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Metallurg, Inc. and consolidated subsidiaries at March 31, 1997 and December 31, 1996 and 1995 and the results of their consolidated operations and their consolidated cash flows for the quarter ended March 31, 1997 and for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 2 to the consolidated financial statements, on April 14, 1997, the U.S. Bankruptcy Court for the Southern District of New York entered an order confirming the Company's plan of reorganization which became effective after the close of business on this day. Accordingly, the accompanying consolidated financial statements for the quarter ended March 31, 1997 have been prepared in conformity with the American Institute of Certified Public Accountants Statement of Position No. 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Notes 1 and 2.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 1996, the Company elected early adoption of the American Institute of Certified Public Accountants Statement of Position No. 96-1, "Environmental Remediation Liabilities."

DELOITTE & TOUCHE LLP
New York, New York
July 11, 1997 (November 25, 1997 as to Notes 16 and 17)

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                    FOR THE QUARTER ENDED MARCH 31, 1997 AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                   QUARTER
                                                    ENDED            YEARS ENDED DECEMBER 31,
                                                  MARCH 31,      --------------------------------
                                         NOTES       1997          1996        1995        1994
                                         -----   ------------    --------    --------    --------
Gross volume...........................   1        $162,337      $695,095    $755,927    $586,881
                                                   ========      ========    ========    ========

Sales..................................   1        $155,427      $648,816    $688,002    $553,479
Commission income......................   1             160         1,186       1,362         838
                                                   --------      --------    --------    --------
     Total revenue.....................             155,587       650,002     689,364     554,317

Cost of sales..........................   1         134,060       566,538     603,535     496,218
                                                   --------      --------    --------    --------
     Gross margin......................              21,527        83,464      85,829      58,099

Selling, general and administrative
  expenses.............................              15,046        57,103      52,842      50,652
Environmental expenses.................   1              --        37,582       2,072       2,082
Restructuring charges..................   1              --            --      15,210       2,653
                                                   --------      --------    --------    --------
     Operating income (loss)...........               6,481       (11,221)     15,705       2,712

Other:
  Other income (expense), net..........   12          3,179        (6,759)          7       7,477
  Interest income (expense), net.......  2,9           (245)        1,473      (1,949)     (2,555)
  Reorganization expense...............   2          (2,663)       (3,535)     (3,927)     (7,118)
  Fresh-start revaluation..............   2           5,107            --          --          --
                                                   --------      --------    --------    --------
Income (loss) before income tax
  provision and extraordinary item.....              11,859       (20,042)      9,836         516
Income tax provision (benefit).........  1,10        (3,063)        8,453       8,171       2,507
                                                   --------      --------    --------    --------
Income (loss) before extraordinary
  item.................................              14,922       (28,495)      1,665      (1,991)
Extraordinary item, net of tax.........   2          43,032            --          --          --
                                                   --------      --------    --------    --------
Net income (loss)......................            $ 57,954      $(28,495)   $  1,665    $ (1,991)
                                                   ========      ========    ========    ========

Pro forma common shares and common
  share equivalents....................   1           4,956         4,956       4,956       4,956

Pro forma earnings per common share:
Income (loss) before extraordinary
  item.................................            $   3.01      $  (5.75)   $   0.34    $  (0.40)
Extraordinary item, net of tax.........                8.68            --          --          --
                                                   --------      --------    --------    --------
Net income.............................            $  11.69      $  (5.75)   $   0.34    $  (0.40)
                                                   ========      ========    ========    ========

                See notes to consolidated financial statements.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 MARCH 31, 1997 AND DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                          MARCH 31,    DECEMBER 31,    DECEMBER 31,
                                                  NOTES     1997           1996            1995
                                                  ------  ---------    ------------    ------------
                                                          (NOTE 2)
ASSETS
Current Assets:
  Cash and cash equivalents.....................    1     $  30,340      $ 63,274        $ 36,828
  Trade receivables, less allowance for doubtful
     accounts (1997, $-0-; 1996, $4,303,000;
     1995, $3,995,000)..........................    1        94,150        88,595         101,237
  Inventories...................................   1,5      109,258       106,363         129,049
  Prepaid expenses and other current assets.....             16,312        14,315          15,388
  Assets held for sale..........................    1         1,180         1,843              --
                                                          ---------    ------------    ------------
     Total current assets.......................            251,240       274,390         282,502

Investments in affiliates.......................    1         1,461         2,938           3,058
Property, plant and equipment, net                1,6...     38,907        47,885          53,516
Other assets....................................    13       14,096         6,413           3,534
                                                          ---------    ------------    ------------
          Total.................................          $ 305,704      $331,626        $342,610
                                                          =========    ===========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Short-term debt...............................    9     $  13,500      $ 13,468        $ 29,663
  Current portion of long-term debt.............    9         1,277         1,352             989
  Trade payables................................             55,947        48,264          49,916
  Accrued expenses..............................             25,351        21,599          26,581
  Current portion of environmental
     liabilities................................   1,13       5,270         9,374           2,200
  Taxes payable.................................    10        6,579         6,599           6,330
                                                          ---------    ------------    ------------
     Total current liabilities..................            107,924       100,656         115,679
                                                          ---------    ------------    ------------
Long-term Liabilities:
  Long-term debt................................    9        51,711         5,049           6,973
  Accrued pension liabilities...................   1,8       41,090        43,926          47,409
  Environmental liabilities, net................   1,13      42,865        34,637          10,580
  Other liabilities.............................             12,114         9,640          10,402
                                                          ---------    ------------    ------------
     Total long-term liabilities................            147,780        93,252          75,364
                                                          ---------    ------------    ------------
Liabilities Subject to Compromise...............    7            --       179,897         169,519
                                                          ---------    ------------    ------------
     Total liabilities..........................            255,704       373,805         360,562
                                                          ---------    ------------    ------------
Commitments and Contingencies...................    14
Shareholders' Equity (Deficit):
  Common stock -- 1997: par value $.01 per
     share, authorized 15,000,000 shares, issued
     and outstanding 4,956,406 shares; 1996 and
     1995: stated value $10 per share,
     authorized 10,000 shares, issued and
     outstanding 2,005 shares
  Preferred stock -- 1996 and 1995: par value
     $100 per share, authorized 300,000 shares,
     no shares issued and outstanding...........    11           50            20              20
  Additional paid-in capital....................    11       49,950            --              --
  Cumulative foreign currency translation
     adjustment.................................    11           --        15,755          11,487
  Deficit.......................................                 --       (57,954)        (29,459)
                                                          ---------    ------------    ------------
     Total shareholders' equity (deficit).......             50,000       (42,179)        (17,952)
                                                          ---------    ------------    ------------
          Total.................................          $ 305,704      $331,626        $342,610
                                                          =========    ===========     ===========

                See notes to consolidated financial statements.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                    FOR THE QUARTER ENDED MARCH 31, 1997 AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                          QUARTER
                                                           ENDED            YEARS ENDED DECEMBER 31,
                                                         MARCH 31,      --------------------------------
                                                            1997          1996        1995        1994
                                                        ------------    --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).....................................    $ 57,954      $(28,495)   $  1,665    $ (1,991)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Issuance of executive stock awards..................         500            --          --          --
  Extraordinary item, net of taxes....................     (43,032)           --          --          --
  Fresh-start revaluation.............................      (5,107)           --          --          --
  Depreciation and amortization.......................       2,143        10,688      15,296      12,986
  Gain on sales of assets.............................      (3,266)       (3,597)     (1,971)     (2,373)
  Reorganization expense, net of payments.............       1,538           894        (609)      1,087
  Deferred income taxes...............................      (3,767)          (51)       (229)     (1,584)
  Provision for doubtful accounts.....................         162           696       1,669       1,541
  Provision for environmental costs, net of
    payments..........................................        (256)       32,473      (2,769)       (814)
  Provision for restructuring costs...................          --            --      15,210       2,653
  Provision for allowed claims........................          --        10,547          --          --
  Other, net..........................................       3,057         5,961      (9,032)     (1,291)
                                                          --------      --------    --------    --------
         Total........................................       9,926        29,116      19,230      10,214
Change in operating assets and liabilities:
  (Increase) decrease in trade receivables............     (20,272)        9,916      (1,917)    (23,690)
  (Increase) decrease in inventories..................      (6,120)       14,308     (10,517)     (4,225)
  (Increase) decrease in other current assets.........        (355)       (1,210)      5,850      (3,842)
  Increase in trade payables and accrued expenses.....      18,895         1,412       2,857      20,631
  Decrease in prepetition liabilities.................         (39)         (189)       (263)       (181)
  Receipt from environmental trust, net...............       5,928            --          --          --
  Other assets and liabilities, net...................      (1,547)       (5,688)     (9,582)        504
                                                          --------      --------    --------    --------
         Net cash provided by (used in) operating
           activities.................................       6,416        47,665       5,658        (589)
                                                          --------      --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment, net.....      (2,774)       (9,531)     (6,712)     (7,566)
  Proceeds from asset sales...........................       4,966         5,806       2,663       3,843
  Other, net..........................................         (25)       (1,294)        104          23
                                                          --------      --------    --------    --------
         Net cash provided by (used in) investing
           activities.................................       2,167        (5,019)     (3,945)     (3,700)
                                                          --------      --------    --------    --------
CASH FLOWS FROM FINANCING AND REORGANIZATION
  ACTIVITIES:
  Cash distribution pursuant to plan of
    reorganization....................................     (59,366)           --          --          --
  Drawdown of prepetition letters of credit...........       9,700            --       8,000          --
  Proceeds from long-term debt, net...................       8,100            --          --       2,731
  Net borrowing (repayment) of short-term debt........       1,062       (14,709)        420       1,077
  Repayment of long-term debt.........................        (487)       (1,408)     (2,238)       (135)
                                                          --------      --------    --------    --------
         Net cash provided by (used in) financing and
           reorganization activities..................     (40,991)      (16,117)      6,182       3,673
                                                          --------      --------    --------    --------
Effects of exchange rate changes on cash and cash
  equivalents.........................................        (526)          (83)        774         110
                                                          --------      --------    --------    --------
  Net increase (decrease) in cash and cash
    equivalents.......................................     (32,934)       26,446       8,669        (506)
Cash and cash equivalents -- beginning of period......      63,274        36,828      28,159      28,665
                                                          --------      --------    --------    --------
Cash and cash equivalents -- end of period............    $ 30,340      $ 63,274    $ 36,828    $ 28,159
                                                          ========      ========    ========    ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes............................    $  1,524      $  5,817    $  6,031    $  1,634
                                                          ========      ========    ========    ========
Cash paid for interest................................    $    619      $  3,021    $  4,777    $  4,812
                                                          ========      ========    ========    ========
Cash paid for reorganization expense..................    $  1,125      $  2,641    $  4,536    $  6,031
                                                          ========      ========    ========    ========

                See notes to consolidated financial statements.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE QUARTER ENDED MARCH 31, 1997 AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation and Consolidation -- The consolidated financial statements include the accounts of Metallurg, Inc. ("Metallurg") and its majority-owned subsidiaries (collectively, the "Company"). All intercompany transactions and balances have been eliminated in consolidation. The accounts of foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52.

     On February 26, 1997, the Fourth Amended and Restated Joint Plan of Reorganization (the "Plan") of Metallurg and one of its subsidiaries, Shieldalloy Metallurgical Corporation ("SMC") (collectively, the "Debtors"), was confirmed by the U.S. Bankruptcy Court for the Southern District of New York. Transactions contemplated by the Plan were consummated on April 14, 1997 (the "Effective Date"). For financial reporting purposes, the Company has reflected the effects of the Plan consummation as of March 31, 1997. In accordance with Statement of Position No. 90-7 ("SOP 90-7") of the American Institute of Certified Public Accountants, the Company was required to account for the reorganization using fresh-start reporting (see Note 2). Accordingly, a black line is shown to separate the March 31, 1997 consolidated balance sheet from the prior periods since they are not prepared on a comparable basis.

     Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- The Company considers all highly liquid instruments maturing within 30 days or less when purchased to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value because of the short maturities of these instruments.

     Inventories -- Inventories are stated at the lower of cost or market. The cost of inventories is determined using principally the average cost and specific identification methods.

     Assets Held for Sale -- Assets held for sale are stated at the lower of cost or estimated net realizable value. At March 31, 1997, office buildings owned by the Company's United Kingdom subsidiary, valued at approximately $1,180,000, were held for sale. At December 31, 1996, Metallurg's investments in a joint venture and a building were held for sale in the amounts of $1,200,000 and $643,000, respectively.

     Investments in Affiliates -- Investments in affiliates in which the Company has a 20% to 50% ownership interest and exercises significant management influence are accounted for in accordance with the equity method.

     Property and Depreciation -- In accordance with fresh-start reporting, property, plant and equipment previously stated at cost have been restated to the estimated fair value as of March 31, 1997 and historical accumulated depreciation has been eliminated. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. Depreciation is computed using the straight-line and declining-balance methods over the estimated useful lives of the assets. Upon sale or retirement, the costs and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is included in income.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

     Gross Volume and Sales -- Sales represent amounts invoiced to customers by the Company. In certain instances, the Company arranges sales for which the supplier invoices the customer directly ("agency sales"). In such cases, the Company receives commission income. Gross volume represents the sum of sales and agency sales. The Company sells manufactured and merchanted products primarily to the steel, aluminum, superalloy, hard metal and foundry industries.

     Environmental Remediation Costs -- In 1996, the Company elected early adoption of the American Institute of Certified Public Accountants Statement of Position No. 96-1, "Environmental Remediation Liabilities." Losses associated with environmental remediation obligations are accrued when such losses are deemed probable and reasonably estimable. Such accruals generally are recognized no later than the completion of the remedial feasibility study and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are generally not discounted to their present value.

     Impairment of Assets -- In 1995, the Company implemented Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ." This standard prescribes the method of asset impairment evaluation for long-lived assets and certain identifiable intangibles that are either held and used or to be disposed of. Such impairment losses have been included in restructuring charges for the respective periods.

     Restructuring Charges -- Restructuring charges represent severance pay and other costs provided in connection with the reduction and restructuring of certain operations. During 1995, the Brazilian operating subsidiary adopted a plan to restructure mining operations along with certain other operations. Analysis of remaining ore deposits indicated that such ore deposits contained insufficient material to provide continued economic feasibility. The restructuring expenses reflect severance costs and losses expected in connection with the disposal of mining property and equipment. Also during 1995, the principal German subsidiary adopted a plan to restructure the company into separate business units and to exit certain unprofitable manufacturing processes. The restructuring expenses reflect severance for workforce reductions and impairment losses on assets which are no longer expected to be used in the Company's operations.

     Income Taxes -- The Company uses the liability method whereby deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The Company does not provide for U.S. Federal income taxes on the accumulated earnings considered permanently reinvested in its foreign subsidiaries which approximated $38,000,000, $53,000,000 and $87,000,000 at March 31, 1997 and December 31, 1996 and 1995, respectively. These earnings have been invested in facilities and other assets and have been subject to substantial foreign income taxes, which may or could offset a major portion of any tax liability resulting from their inclusion in U.S. taxable income.

     Retirement Plans -- Pension costs of Metallurg and its domestic consolidated subsidiaries are funded or accrued currently. The Company's foreign subsidiaries maintain separate pension plans for their employees. Such foreign plans are either funded currently or accruals are recorded in the respective balance sheets to reflect pension plan liabilities.

     Foreign Exchange Gains and Losses -- Foreign exchange gains (losses) of $712,000, $1,853,000, $(904,000) and $(619,000) were recorded for the quarter ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively. Such amounts usually arise from foreign currency hedging programs designed to minimize the negative effects of changes in exchange rates on operations and are therefore included in cost of sales.

     The Company enters into foreign exchange contracts with various major financial institutions in connection with the above-mentioned hedging programs and to hedge receivables and payables

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES denominated in foreign currencies. At March 31, 1997, the Company had foreign exchange contracts, substantially maturing through August 1999, with a notional amount of approximately $42,000,000, which approximates market value.

     Financial Instruments -- The Company's financial instruments consist principally of cash and cash equivalents, trade receivables, debt and payables. The carrying amounts of such financial instruments approximate their fair values.

     Extraordinary Item -- Discharge of indebtedness income relating to the consummation of the Plan of Metallurg and SMC is reported as an extraordinary item, net of tax effects, in the Statements of Consolidated Operations.

     Earnings per Share -- The computation of pro forma earnings per share is based on the number of common shares and common stock equivalents, consisting of restricted stock awards, outstanding as of the Effective Date.

     Recently Issued Accounting Pronouncements -- In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share." This statement is effective for financial statements issued for periods ending after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and does not believe it to be significant.

     In February 1997, the FASB also issued SFAS No. 129 "Disclosure of Information about Capital Structure." This statement is effective for financial statements issued for periods ending after December 15, 1997. Management has evaluated the effect on its financial reporting and as it contains no change in the disclosure requirements of Accounting Principles Board Opinions 10 and 15 and SFAS No. 47, no further disclosures are needed.

 2.  PLAN OF REORGANIZATION AND FRESH-START REPORTING

     Costs of administration of the Chapter 11 proceedings approximating $2,663,000, $3,535,000, $3,927,000 and $7,118,000 were recorded by the
     Debtors during the quarter ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively, and have been included as reorganization expense in the Statements of Consolidated Operations. Those expenses consisted primarily of legal, administration, consulting and other similar expenses.

     Selected financial data for the Debtors is as follows (in thousands):

                                                                        AS OF DECEMBER 31,
                                                   AS OF MARCH 31,     ---------------------
                                                        1997             1996         1995
                                                   ---------------     --------     --------
     Assets......................................     $ 181,503        $209,542     $227,267
     Liabilities.................................       111,844         247,053      206,259
                                                       --------        --------     --------
     Net assets(deficit).........................     $  69,659        $(37,511)    $ 21,008
                                                       ========        ========     ========

                                      FOR THE QUARTER      FOR THE YEARS ENDED DECEMBER 31,
                                      ENDED MARCH 31,     ----------------------------------
                                           1997             1996         1995         1994
                                      ---------------     --------     --------     --------
     Revenue........................      $56,858         $224,572     $230,988     $229,626
                                          =======         ========     ========     ========
     Net income (loss)..............      $57,954         $(28,495)    $  1,665     $ (1,991)
                                          =======         ========     ========     ========

     On the Effective Date, claims related to prepetition liabilities and administrative expenses were discharged through distributions of $59,366,000 in cash, the issuance of $39,461,000 of senior-

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES secured notes and 4,706,406 shares of new common stock. The value of the cash and securities distributed was less than the recorded liabilities and the resultant gain was recorded as an extraordinary item, net of tax effects.

     The Company was required to adopt fresh-start reporting because the holders of the existing voting shares immediately prior to filing and confirmation of the Plan received less than 50% of the voting shares of the emerging entity and its reorganization value was less than the total of its post-petition liabilities and allowed claims. SOP 90-7 required the Company to revalue its assets and liabilities to their estimated fair value and to recognize as a reduction of long-term assets the excess of the fair value of its identifiable net assets over its total reorganization value as of the Effective Date. Accordingly, the Company's property, plant and equipment and other noncurrent assets were reduced by approximately $5,520,000. In addition, the Company's accumulated equity of approximately $4,733,000 and cumulative foreign currency translation adjustment of approximately $14,587,000 were eliminated.

     The total reorganization value assigned to the Company's assets was estimated by calculating projected cash flows before debt service requirements for a three-year period, plus an estimated terminal value of the Company calculated using an estimate of normalized operating performance and discount rates ranging from 13.5% to 16.5%. This amount was increased by (i) the estimated net realizable value of assets to be sold and (ii) estimated cash in excess of normal operating requirements. The above calculations resulted in an estimated reorganization equity value, after distributions, of approximately $50,000,000.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

     The effect of the Plan and the implementation of fresh-start reporting on the Company's consolidated balance sheet as of March 31, 1997 was as follows (in thousands):

                                              PRIOR TO                      ADOPTION OF       OPENING
                                             JOINT PLAN      EFFECTS OF     FRESH-START       BALANCE
                                            EFFECTIVENESS   JOINT PLAN(A)    REPORTING         SHEET
                                            -------------   -------------   -----------       --------
     ASSETS
     Current Assets:
       Cash and cash equivalents..........    $  66,670       $ (36,330)                      $ 30,340
       Trade receivables, less allowance
          for doubtful accounts...........       94,255            (105)                        94,150
       Inventories........................      109,258              --                        109,258
       Prepaid expenses and other current
          assets..........................       16,382             180      $    (250)(b)      16,312
       Assets held for sale...............          341              --            839(b)        1,180
                                               --------       ---------       --------        ---------
          Total current assets............      286,906         (36,255)           589         251,240
     Investments in affiliates............        2,779              --         (1,318)(c)       1,461
     Property, plant and equipment, net...       42,348              --         (3,441)(c)      38,907
     Other assets.........................       14,243             614           (761)(c)      14,096
                                               --------       ---------       --------        ---------
               Total......................    $ 346,276       $ (35,641)     $  (4,931)       $305,704
                                               ========       =========       ========        =========
     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
     Current Liabilities:
       Short-term debt....................    $  13,500                                       $ 13,500
       Current portion of long-term
          debt............................        1,277                                          1,277
       Trade payables.....................       55,947                                         55,947
       Accrued expenses...................       22,736       $   2,338      $     277(b)       25,351
       Current portion of environmental
          liabilities.....................        5,270              --             --           5,270
       Taxes payable......................        7,136            (557)            --           6,579
                                               --------       ---------       --------        ---------
          Total current liabilities.......      105,866           1,781            277         107,924
                                               --------       ---------       --------        ---------
     Long-term Liabilities:
       Long-term debt.....................        4,248          47,463             --          51,711
       Accrued pension liabilities........       39,610          (1,345)         2,825(b)       41,090
       Environmental liabilities, net.....       37,495           5,370             --          42,865
       Other liabilities..................       10,293              --          1,821(b)       12,114
                                               --------       ---------       --------        ---------
          Total long-term liabilities.....       91,646          51,488          4,646         147,780
                                               --------       ---------       --------        ---------
     Liabilities Subject to Compromise....      180,247        (180,247)            --              --
                                               --------       ---------       --------        ---------
          Total liabilities...............      377,759        (126,978)         4,923         255,704
                                               --------       ---------       --------        ---------
     Commitments and Contingencies........
     Shareholders' Equity (Deficit):
       Common stock.......................           20              30             --              50
       Additional paid-in capital.........           --          49,950             --          49,950
       Cumulative foreign currency
          translation adjustment..........       14,531              56        (14,587)(d)          --
       Deficit............................      (46,034)         41,301          4,733(d)           --
                                               --------       ---------       --------        ---------
          Total shareholders' equity
            (deficit).....................      (31,483)         91,337         (9,854)         50,000
                                               --------       ---------       --------        ---------
               Total......................    $ 346,276       $ (35,641)     $  (4,931)       $305,704
                                               ========       =========       ========        =========

---------------
    Notes:

    (a) To record the distribution of cash and securities, the settlement of liabilities subject to compromise and other transactions in accordance with the Plan.

    (b) To adjust assets and liabilities to their estimated fair value.

    (c) To reduce long-term assets for the excess of the fair value of identifiable net assets over the total reorganization value as of the Effective Date.

    (d) To eliminate the accumulated deficit and cumulative foreign currency translation adjustment in accordance with fresh-start reporting.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

 3.  GEOGRAPHIC DATA

     The Company operates in one significant industry segment, the manufacture and sale of ferrous and non-ferrous metals and alloys. Data by geographical area is as follows (in thousands):

                                                                   AS OF DECEMBER 31,
                                    AS OF MARCH 31,        ----------------------------------
                                          1997               1996         1995         1994
                                  --------------------     --------     --------     --------
Identifiable assets
  North America.................        $107,254           $148,719     $150,281     $139,940
  Foreign.......................         228,668            214,953      219,460      214,298
  Eliminations..................         (30,218)           (32,046)     (27,131)     (27,257)
                                        --------           --------     --------     --------
          Total.................        $305,704           $331,626     $342,610     $326,981
                                        ========           ========     ========     ========

                                  FOR THE QUARTER      FOR THE YEARS ENDED DECEMBER 31,
                                  ENDED MARCH 31,     ----------------------------------
                                       1997             1996         1995         1994
                                  ---------------     --------     --------     --------
Total revenue from unaffiliated
  customers
  North America.................     $  68,540        $294,843     $300,200     $260,580
  Foreign.......................        87,047         355,159      389,164      293,737
                                      --------        --------     --------     --------
          Total.................     $ 155,587        $650,002     $689,364     $554,317
                                      ========        ========     ========     ========
Net income (loss)
  North America.................     $  48,262        $(56,506)    $  8,160     $ (2,887)
  Foreign.......................         9,692          28,011       (6,495)         896
                                      --------        --------     --------     --------
          Total.................     $  57,954        $(28,495)    $  1,665     $ (1,991)
                                      ========        ========     ========     ========

 4.  INVESTMENT ACTIVITIES

     On March 20, 1997, Metallurg sold its 50% interest in AMPAL, Inc. for proceeds approximating book value of $1,200,000.

     In August 1996, the Company purchased approximately 5% of the outstanding stock of Solikamsk Magnesium Works ("SMW"), a Russian magnesium metal producer, for approximately $1,000,000. The acquisition has allowed the Company and its subsidiaries to strengthen existing business ties with SMW and secure a continuing supply of materials from Russia.

     In December 1996, SMC sold its wholly-owned subsidiary, Frankel Metal Company ("FMC"), a processor of titanium scrap, to FMC's management for a purchase price which was based on an adjusted net book value formula. SMC recorded a net loss on the sale of this business of $460,000. The sale followed SMC's decision that FMC's operations no longer produced the strategic benefits which had been envisaged for it.

 5.  INVENTORIES

     Inventories, net of reserves, consist of the following (in thousands):

                                                                        AS OF DECEMBER 31,
                                                   AS OF MARCH 31,     ---------------------
                                                        1997             1996         1995
                                                   ---------------     --------     --------
     Raw materials...............................     $  21,769        $ 25,181     $ 26,996
     Work in process.............................         2,330           2,237        4,243
     Finished goods..............................        80,500          75,478       94,183
     Other.......................................         4,659           3,467        3,627
                                                       --------        --------     --------
               Total.............................     $ 109,258        $106,363     $129,049
                                                       ========        ========     ========

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

 6.  PROPERTY, PLANT AND EQUIPMENT

     The major classes of property, plant and equipment are as follows:

                                                                                     ESTIMATED
                                                            AS OF DECEMBER 31,         LIVES
                                       AS OF MARCH 31,     ---------------------     ----------
                                            1997             1996         1995
                                       ---------------     --------     --------     (IN YEARS)
                                                    (IN THOUSANDS)
     Land............................      $ 3,019         $  6,177     $  7,569
     Buildings and leasehold
       improvements..................       13,205           43,826       47,260       10 - 32
     Machinery.......................       17,729          181,172      183,820        5 - 17
     Office furniture and
       equipment.....................        2,046            6,940        7,045        3 - 17
     Transportation equipment........        1,588            6,992        6,222         3 - 5
     Construction in progress........        1,320            1,142        2,440
                                           -------         --------     --------
               Total.................       38,907          246,249      254,356
     Less accumulated depreciation...           --          198,364      200,840
                                           -------         --------     --------
     Property, plant and equipment,
       net...........................      $38,907         $ 47,885     $ 53,516
                                           =======         ========     ========

     Depreciation expense related to property, plant and equipment charged to operations for the quarter ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994 was $2,126,000, $10,621,000, $15,227,000
     and $12,921,000, respectively.

 7.  LIABILITIES SUBJECT TO COMPROMISE

     Pursuant to the provisions of the Bankruptcy Code, certain liabilities attributable to the period prior to the Petition Date could not be paid without prior approval of the Bankruptcy Court and were reclassified to liabilities subject to compromise. Substantially all of these claims were settled at the Effective Date in accordance with the Plan of Reorganization. The liabilities subject to compromise at December 31, 1996 and 1995 consisted of the following (in thousands):

                                                                    AS OF DECEMBER 31,
                                                                   ---------------------
                                                                     1996         1995
                                                                   --------     --------
     Long-term debt..............................................  $112,158     $112,349
     Trade payables and other accrued liabilities................    22,520       20,792
     Prepetition environmental liabilities.......................     4,070          279
     Accrued pension liabilities.................................    12,030        6,980
     Accrued interest payable....................................     3,412        3,412
     Liabilities to former shareholders..........................    25,707       25,707
                                                                   --------     --------
               Total liabilities subject to compromise...........  $179,897     $169,519
                                                                   ========     ========

     In 1996, after an extended reconciliation process and upon reaching settlement with a number of prepetition creditors, the Debtors recorded additional prepetition claims in the amount of $1,706,000. As part of an agreement with various environmental regulatory authorities, SMC agreed to allow certain unsecured claims in its Chapter 11 proceedings in the amount of $4,070,000.

     In addition, during 1996, SMC completed the withdrawal from a multiemployer pension plan which covered certain union employees at its Newfield, New Jersey site. In connection with this withdrawal, the Debtors negotiated a settlement with the District 65 Pension Plan in which SMC agreed to allow an unsecured prepetition claim in the amount of $5,000,000 and an administrative claim of $50,000.

     As discussed in more detail in Note 13, the Debtors entered into settlement agreements with certain of the relevant environmental agencies during 1996. Therefore, accrued environmental liabilities of $14,343,000, reported as a component of liabilities subject to compromise at December 31, 1995, were reclassified as current and noncurrent to conform with the 1996 presentation.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

 8.  RETIREMENT PLANS

     Defined Benefit Plans

     Metallurg and its domestic consolidated subsidiaries have defined benefit pension plans covering substantially all salaried and certain hourly paid employees. The plans generally provide benefit payments using a formula based on an employee's compensation and length of service. These plans are funded in amounts equal to the minimum funding requirements of the Employee Retirement Income Security Act. Substantially all plan assets are invested in cash and short-term investments or listed stocks and bonds.

    Net periodic pension cost for the domestic defined benefit plans included the following components (in thousands):

                                                                      FOR THE YEARS ENDED
                                           FOR THE QUARTER               DECEMBER 31,
                                           ENDED MARCH 31,        ---------------------------
                                                 1997              1996       1995      1994
                                         --------------------     -------     -----     -----
     Service cost -- benefits earned
       during the period...............         $  107            $   493     $ 476     $ 531
     Interest cost on projected benefit
       obligation......................            280                964       939       908
     Return on plan assets.............           (309)            (1,074)     (862)     (872)
     Net amortization and deferral.....             32                (18)      180        76
                                                 -----            -------     -----     -----
     Net periodic pension cost.........         $  110            $   365     $ 733     $ 643
                                                 =====            =======     =====     =====

     Assumptions used to calculate pension costs and projected benefit obligations are as follows:

                                      FOR THE QUARTER       FOR THE YEARS ENDED DECEMBER 31,
                                      ENDED MARCH 31,      ----------------------------------
                                            1997              1996        1995        1994
                                    --------------------   ----------  ----------  ----------
     Discount rate................             7.0%              7.0%        7.0%        7.5%
     Rate of increase in future
       compensation levels........             4.0%              4.0%        4.0%        5.5%
     Expected long-term rate of
       return on plan assets......        7.5%-9.0%         7.5%-9.0%   7.5%-9.0%   7.5%-9.0%

    A reconciliation of the funded status to the amounts recorded in the balance sheet is set forth below (in thousands):

                                                                        AS OF DECEMBER 31,
                                                   AS OF MARCH 31,     ---------------------
                                                        1997             1996         1995
                                                   ---------------     --------     --------
     Vested benefit obligation...................     $ (15,037)       $(13,166)    $(13,115)
     Nonvested benefit obligation................          (396)           (912)        (171)
                                                       --------        --------     --------
       Accumulated benefit obligation............       (15,433)        (14,078)     (13,286)
     Effect of projected future compensation.....        (1,056)           (767)      (1,138)
                                                       --------        --------     --------
       Projected benefit obligation..............       (16,489)        (14,845)     (14,424)
     Plan assets at fair value...................        14,346          14,284       11,813
                                                       --------        --------     --------
       Funded status.............................        (2,143)           (561)      (2,611)
     Unrecognized net transition obligation......            --               7         (100)
     Unrecognized prior service cost.............            --             128          195
     Unrecognized net loss.......................            --             211        1,499
                                                       --------        --------     --------
     Accrued pension cost recorded...............     $  (2,143)       $   (215)    $ (1,017)
                                                       ========        ========     ========

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

     The Company's United Kingdom subsidiary maintains a defined benefit pension plan covering all eligible employees. The net periodic pension cost for the defined benefit plan included the following components (in thousands):

                                                               FOR THE YEARS ENDED DECEMBER
                                       FOR THE QUARTER                      31,
                                       ENDED MARCH 31,        -------------------------------
                                             1997              1996        1995        1994
                                     --------------------     -------     -------     -------
     Service cost -- benefits
       earned during the period....        $    250           $   954     $   918     $   889
     Interest cost on projected
       benefit obligation..........             839             3,004       2,781       2,354
     Return on plan assets.........          (1,669)           (4,586)     (5,174)      1,071
     Net amortization and
       deferral....................             286             1,093       2,120      (3,975)
                                            -------           -------     -------     -------
     Net periodic pension cost
       (credit)....................        $   (294)          $   465     $   645     $   339
                                            =======           =======     =======     =======

     Assumptions used to calculate pension costs and projected benefit obligations are as follows:

                                                                         FOR THE YEARS ENDED
                                                FOR THE QUARTER              DECEMBER 31,
                                                ENDED MARCH 31,        ------------------------
                                                      1997             1996      1995      1994
                                              --------------------     ----      ----      ----
     Discount rate..........................          8.5%             8.5 %     8.5 %     8.0 %
     Rate of increase in future compensation
       levels...............................          6.5%             6.5 %     6.5 %     6.5 %
     Expected long-term rate of return on
       plan assets..........................          8.5%             8.5 %     8.5 %     8.5 %

     A reconciliation of the funded status to the amounts recorded in the balance sheet is set forth below (in thousands):

                                                                        AS OF DECEMBER 31,
                                                   AS OF MARCH 31,     ---------------------
                                                        1997             1996         1995
                                                   ---------------     --------     --------
     Vested benefit obligation...................     $ (39,869)       $(37,238)    $(32,024)
     Nonvested benefit obligation................            --              --           --
                                                       --------        --------     --------
       Accumulated benefit obligation............       (39,869)        (37,238)     (32,024)
     Effect of projected future compensation.....        (4,153)         (3,879)      (3,337)
                                                       --------        --------     --------
       Projected benefit obligation..............       (44,022)        (41,117)     (35,361)
     Plan assets at fair value...................        51,677          48,479       39,821
                                                       --------        --------     --------
       Funded status.............................         7,655           7,362        4,460
     Unrecognized net transition asset...........            --          (1,361)      (1,370)
     Unrecognized net gain.......................            --          (3,244)        (973)
                                                       --------        --------     --------
     Prepaid pension cost recorded...............     $   7,655        $  2,757     $  2,117
                                                       ========        ========     ========

     The Company's German subsidiaries maintain unfunded defined benefit pension plans covering substantially all eligible employees. The plans were amended in 1992 in a manner that terminated any credit for future service. Pension expense, therefore, is related primarily to interest cost on the projected benefit obligation and approximated $591,000, $2,531,000, $2,991,000 and $2,630,000 in the quarter ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively. Assumptions used to calculate pension costs and projected benefit obligations included discount rates of 6% for the quarter ended March 31, 1997 and the year ended December 31, 1996 and 6.5% and 7.5% for the years ended December 31, 1995 and 1994, respectively. Increases in future compensation levels were assumed at rates of 3% in 1997, 1996 and 1995 and 4.5% in 1994.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

     A reconciliation of the funded status to the amounts recorded in the balance sheet is set forth below (in thousands):

                                                                        AS OF DECEMBER 31,
                                                   AS OF MARCH 31,     ---------------------
                                                        1997             1996         1995
                                                   ---------------     --------     --------
     Vested benefit obligation...................     $ (37,014)       $(39,855)    $(40,477)
     Nonvested benefit obligation................            --              --           --
                                                       --------        --------     --------
       Accumulated benefit obligation............       (37,014)        (39,855)     (40,477)
     Effect of projected future compensation.....        (1,514)         (2,025)      (2,100)
                                                       --------        --------     --------
       Projected benefit obligation..............       (38,528)        (41,880)     (42,577)
     Unrecognized net (gain) loss................            --             942       (1,349)
                                                       --------        --------     --------
     Accrued pension cost recorded...............     $ (38,528)       $(40,938)    $(43,926)
                                                       ========        ========     ========

     Other Benefit Plans

     The Company maintained certain non-qualified retirement benefit arrangements for certain individuals. As of the Petition Date, amounts due by the Debtors related to certain of those executory contracts were rejected and reflected as liabilities subject to compromise. Pension expense relating to certain of those arrangements was $300,000, $509,000 and $268,000 in the years ended December 31, 1996, 1995 and 1994, respectively. No expense was recorded for these arrangements in the quarter ended March 31, 1997.

     Metallurg maintains a discretionary defined contribution profit-sharing plan covering substantially all of the salaried employees of Metallurg and its domestic consolidated subsidiaries. The related expense was $62,000, $229,000 and $208,000 in the quarter ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively. No expense was recorded for this plan in 1994.

     Balance sheet accruals for the pension plans of the Company's other foreign subsidiaries approximate or exceed the related actuarially computed value of accumulated benefit obligations. Pension expense relating to the Company's other foreign subsidiaries' pension plans was $96,000, $228,000, $209,000 and $704,000 for the quarter ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively.

 9.  BORROWINGS

     Long-term debt consists of the following (in thousands):

                                                                            AS OF DECEMBER
                                                                                  31,
                                                       AS OF MARCH 31,     -----------------
                                                            1997            1996       1995
                                                       ---------------     ------     ------
     Parent company and domestic subsidiaries:
       12% senior-secured notes......................      $39,461
                                                           -------
     Foreign subsidiaries:
       Germany.......................................        5,133         $6,061     $7,811
       United Kingdom................................        8,100             --         --
       Other.........................................          294            340        151
                                                           -------         ------     ------
          Long-term debt -- foreign subsidiaries.....       13,527          6,401      7,962
                                                           -------
     Less: Amounts due within one year...............        1,277          1,352        989
                                                           -------         ------     ------
     Total long-term debt............................      $51,711         $5,049     $6,973
                                                           =======         ======     ======

     Parent Company and Domestic Subsidiaries

     On the Effective Date, Metallurg issued $39,461,000 of senior-secured notes which mature in 2007 and accrue interest at a rate of 12% per annum, payable semi-annually. Metallurg will be required to make mandatory redemptions or sinking fund payments in the amount of $2,500,000 in 2004, 2005

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES and 2006, respectively. All assets of Metallurg are pledged as collateral (with a second lien on those assets pledged pursuant to the revolving credit facility, i.e. accounts receivable and inventory), including a second lien on 100% of all domestic subsidiaries and 66 2/3% less one share of the stock of substantially all foreign subsidiaries of Metallurg. Approximately $30,000,000 principal amount of the senior-secured notes are held by related parties.

     Pursuant to the Plan, Metallurg and SMC (the "Borrowers") entered into an agreement with BankBoston, N.A. for a revolving credit facility, in the amount of $40,000,000, to provide working capital and to finance other general corporate purposes. Borrowings under this facility bear interest at a rate per annum equal to (i) the Base Rate plus 1% per annum (the Base Rate is the greater of BankBoston N.A.'s base rate or the Federal Funds Effective Rate plus 0.5%) or (ii) the reserve adjusted Eurodollar rate plus 2.5% for interest periods of one, two or three months. The Company is required to pay a fee of 0.375% per annum on the unused portion of the commitment. The total amount the Borrowers may borrow at any time is limited to a borrowing base calculation which includes accounts receivable, inventory and fixed assets. The revolving credit agreement, which expires on April 14, 2000, requires the Borrowers to comply with various covenants, including restrictions on dividends and the maintenance of minimum levels of earnings before interest, taxes, depreciation and amortization. Substantially all assets of the Borrowers are pledged as collateral under this agreement. At March 31, 1997, there were no borrowings under this facility; however, outstanding letters of credit approximated $7,092,000. In October 1997, this facility was increased to $50,000,000.

     At the Petition Date, the Debtors were in default of certain provisions of certain debt agreements. With minor exceptions, repayment of the amounts outstanding at that date had been deferred pursuant to the Chapter 11 proceedings. Subsequent to the Chapter 11 filings, the Debtors did not accrue interest on any of these obligations, except for secured debt, incurred on or before the Petition Date. Contractual interest on these unsecured obligations approximated $2,136,000, $8,600,000, $9,200,000 and $8,300,000 in excess of interest expense reflected in the Statements of Consolidated Operations for the quarter ended March 31, 1997 and years ended December 31, 1996, 1995 and 1994, respectively.

     Foreign Subsidiaries

     London & Scandinavian Metallurgical Co., Limited ("LSM"), a United Kingdom subsidiary, has a revolving credit facility agreement approximating $11,500,000 which bears interest at the lender's base rate plus 1.0%. In addition, LSM maintains a term loan, in the amount of approximately $8,100,000, which funded a dividend in connection with the consummation of the Plan. The term loan bears interest at 2.0% above LIBOR. LSM has entered into an interest rate swap which effectively fixes the interest rate at 9.4%. Both of these facilities have a tenure of three years, are secured by essentially all of LSM's assets and are subject to various financial covenants, including minimum tangible net worth and restrictions on dividends. At March 31, 1997, there were no borrowings under the revolving credit facility and $8,100,000 was outstanding under the term loan.

     Elektrowerk Weisweiler GmbH ("EWW"), a German subsidiary, had committed lines of credit with several banks approximating $9,000,000. The credit facilities expire in 1999 and bear interest at a rate from 7.0% to 7.5%. The credit agreements require EWW to pledge certain assets, which include accounts receivable, inventory and fixed assets. At March 31, 1997, there were no borrowings under these agreements. EWW also has a term loan approximating $2,200,000 maturing in 2001. The term loan is secured by a mortgage on certain real property and bears interest at 4.5%.

     GfE Gesellschaft fur Elektrometallurgie mbH ("GfE"), a German subsidiary, and its subsidiaries have uncommitted bank lines of credit with a number of financial institutions amounting to

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

     $12,567,000 at March 31, 1997. The credit agreements require GfE to pledge certain assets, including accounts receivable and inventory. At March 31, 1997, borrowings under these agreements approximated $11,883,000 at a weighted average interest rate of 9.1%. The GfE group also have term loans approximating $2,900,000 maturing through 2004 and bearing interest at a weighted average rate of 6.0%.

     The Company's other foreign subsidiaries maintain short-term secured and unsecured borrowing arrangements, generally in local currencies, with various banks. Borrowings under these arrangements aggregated $1,617,000 at March 31, 1997 at a weighted average interest rate of 19.3%.

     Interest expense totaled $1,706,000, $3,043,000, $4,851,000 and $4,815,000 for the quarter ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively.

     The scheduled maturities of long-term debt during the next five years are $1,277,000 in 1998, $960,000 in 1999, $8,720,000 in 2000, $1,277,000 in
     2001, $650,000 in 2002 and $40,104,000 thereafter.

10.  INCOME TAXES

     For financial reporting purposes, income (loss) before income tax provision and extraordinary item includes the following components (in thousands):

                                            QUARTER ENDED     FOR THE YEAR ENDED DECEMBER 31,
                                              MARCH 31,       -------------------------------
                                                1997            1996        1995       1994
                                            -------------     --------     ------     -------
     United States........................     $ 1,472        $(45,882)    $7,158     $(5,211)
     Foreign..............................      10,387          25,840      2,678       5,727
                                               -------        --------     ------     -------
          Total...........................     $11,859        $(20,042)    $9,836     $   516
                                               =======        ========     ======     =======

     The reconciliation of income tax from continuing operations computed at the U.S. Federal statutory tax rate to the Company's effective tax rate is as follows (in thousands):

                                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                             -------------------------------------------------------------------
                                        QUARTER ENDED
                                        MARCH 31, 1997              1996                    1995                    1994
                                      ------------------     -------------------     -------------------     -------------------
                                        TAX                    TAX                     TAX                     TAX
                                      PROVISION              PROVISION               PROVISION               PROVISION
                                      (BENEFIT)   PERCENT    (BENEFIT)    PERCENT    (BENEFIT)    PERCENT    (BENEFIT)    PERCENT
                                      --------    ------     --------     ------     --------     ------     --------     ------
     Income tax provision at
       statutory rate...............  $  4,032      34.0%    $ (6,814)      34.0%    $  3,344       34.0%    $    175       34.0%
     State and local income taxes,
       net of federal income tax
       effect.......................        86       0.7          280       (1.4)          98        1.0          183       35.4
     Foreign rates and foreign
       dividends....................    (6,886)    (58.1)        (757)       3.8        7,061       71.8        2,146      415.9
     Changes in domestic valuation
       allowance....................      (500)     (4.2)      15,600      (77.8)      (2,434)     (24.7)        (353)     (68.5)
     Other..........................       205       1.7          144       (0.7)         102        1.0          356       69.1
                                      --------    ------     --------     ------     --------     ------     --------     ------
         Total......................  $ (3,063)    (25.9%)   $  8,453      (42.1%)   $  8,171       83.1%    $  2,507      485.9%
                                       =======    ======      =======     ======      =======     ======      =======     ======

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

     The income tax provision (benefit) represents the following (in thousands):

                                                                 FOR THE YEARS ENDED DECEMBER
                                          FOR THE QUARTER                     31,
                                          ENDED MARCH 31,        -----------------------------
                                                1997              1996       1995       1994
                                        --------------------     ------     ------     -------
     Current:
       U.S............................                                                 $   175
       Foreign........................        $    573           $8,080     $8,251       3,639
       State and local................             131              424        149         277
                                               -------           ------     ------     -------
          Total current...............             704            8,504      8,400       4,091
                                               -------           ------     ------     -------
     Deferred:
       U.S............................             160               --         50      (2,038)
       Foreign........................          (3,927)             (51)      (279)        454
                                               -------           ------     ------     -------
          Total deferred..............          (3,767)             (51)      (229)     (1,584)
                                               -------           ------     ------     -------
     Total income tax (benefit)
       provision......................        $ (3,063)          $8,453     $8,171     $ 2,507
                                               =======           ======     ======     =======

     The Internal Revenue Service has completed the examination of the consolidated U.S. Federal tax returns for years through 1992. U.S. Federal income tax refunds receivable of $1,043,000 at March 31, 1997 and December 31, 1996 and $618,000 at December 31, 1995, relating primarily to the carryback effect of net operating losses, are reflected in prepaid expenses in the accompanying Consolidated Balance Sheets.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                      AS OF            AS OF DECEMBER 31,
                                                    MARCH 31,       -------------------------
                                                      1997            1996            1995
                                                    ---------       ---------       ---------
     Deferred Tax Assets:
       NOL and other credit carryforwards........   $  39,160       $  47,996       $  62,292
       Retirement benefits.......................      18,359          25,950           9,677
       Environmental liabilities.................      16,976          20,139           6,004
       Tax intangibles...........................       7,188           9,570          13,914
       Allowance for doubtful accounts...........       2,762             445             258
       Fixed assets..............................       1,848              --              --
       Other.....................................       3,907           1,800             655
                                                    ---------       ---------       ---------
          Total deferred assets..................      90,200         105,900          92,800
       Deferred tax asset valuation allowance....     (76,400)        (95,100)        (88,200)
                                                    ---------       ---------       ---------
          Net deferred tax assets................      13,800          10,800           4,600
                                                    ---------       ---------       ---------
     Deferred Tax Liabilities:
       Tax writeoffs and reserves................      (3,339)         (3,329)         (2,905)
       Pension credits...........................      (2,968)           (128)             --
       Fixed assets..............................      (2,088)         (2,785)         (1,697)
       Earnings of foreign subsidiaries expected
          to be remitted.........................        (558)         (5,851)             --
       Other.....................................      (2,547)         (1,007)         (1,298)
                                                    ---------       ---------       ---------
          Total deferred liabilities.............     (11,500)        (13,100)         (5,900)
                                                    ---------       ---------       ---------
          Net deferred tax asset (liability).....   $   2,300       $  (2,300)      $  (1,300)
                                                    =========       =========       =========

     As of March 31, 1997, the Company has net operating loss carryforwards relating to domestic operations of approximately $9,900,000 (subject to certain limitations relative to utilization) which

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES expire through 2009 and Alternative Minimum Tax Credit carryforwards of approximately $860,000 which can be carried forward indefinitely. The Company's consolidated foreign subsidiaries have income tax loss carryforwards aggregating approximately $79,000,000, a substantial portion of which relates to certain Brazilian and German operations which do not expire under current regulations. Due to significant uncertainties surrounding the realization of certain loss carryforwards, the related deferred tax assets have been substantially provided for in the valuation allowances at March 31, 1997.

     The adoption of fresh-start reporting will result in an increase of additional paid-in capital, rather than an income tax benefit, as the benefits relating to existing net operating loss carryforwards are recognized in the future.

11.  SHAREHOLDERS' EQUITY (DEFICIT)

                                                            CUMULATIVE
                                                              FOREIGN                        TOTAL
                                              ADDITIONAL     CURRENCY       RETAINED     SHAREHOLDERS'
                                   COMMON      PAID-IN      TRANSLATION     EARNINGS        EQUITY
                                   STOCK       CAPITAL      ADJUSTMENT      (DEFICIT)      (DEFICIT)
                                   ------     ---------     -----------     --------     -------------
                                                             (IN THOUSANDS)
     Balance at January 1,
       1994......................   $ 20             --      $  12,124      $(29,133)      $ (16,989)

     Net loss....................     --             --             --        (1,991)         (1,991)
     Change in translation
       adjustment................     --             --            419            --             419
                                   ------     ---------     -----------     --------     -------------
     Balance at December 31,
       1994......................     20             --         12,543       (31,124)        (18,561)

     Net income..................     --             --             --         1,665           1,665
     Change in translation
       adjustment................     --             --         (1,056)           --          (1,056)
                                   ------     ---------     -----------     --------     -------------
     Balance at December 31,
       1995......................     20             --         11,487       (29,459)        (17,952)

     Net loss....................     --             --             --       (28,495)        (28,495)
     Change in translation
       adjustment................     --             --          4,268            --           4,268
                                   ------     ---------     -----------     --------     -------------
     Balance at December 31,
       1996......................     20             --         15,755       (57,954)        (42,179)

     Net income (excluding
       effects of the
       consummation).............     --             --             --        11,920          11,920
     Change in translation
       adjustment................     --             --         (1,224)           --          (1,224)
     Issuance of new common stock
       and consummation
       adjustments...............     30       $ 49,950        (14,531)       46,034          81,483
                                   ------     ---------     -----------     --------     -------------
     Balance at March 31, 1997...   $ 50       $ 49,950             --            --       $  50,000
                                   =======     ========      =========      =========    ===========

     Effective April 14, 1997, the Certificate of Incorporation of the Company was amended, whereby the authorized number of shares of common stock was increased to 15,000,000 shares with a par value of $.01 per share, and each original outstanding share of common stock of the Company was canceled. In addition, in accordance with the Plan, 4,706,406 shares were issued to prepetition unsecured claimholders. The Company was subsequently merged into a new corporation, organized

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES under the laws of the State of Delaware, and all common shares then outstanding were exchanged on a one-for-one basis for shares in the new corporation.

     On the Effective Date, the Company adopted the Metallurg, Inc. Management Stock Award and Stock Option Plan (the "SASOP"), which is to be administered by the Compensation Committee of the Board of Directors for a term of 10 years. Under terms of the SASOP, the Board may grant stock awards and stock options (including incentive stock options, nonqualified stock options or a combination of both) to officers and key employees of the Company. Under the SASOP, 500,000 shares of common stock were made available for stock awards and stock options. Pursuant to the Plan, the Board granted to eligible executives 250,000 shares of common stock (the "Initial Stock Awards"). Twenty percent of each Initial Stock Award was transferable on the date of grant and 40 percent will become transferable on the first and second anniversary of the date of grant. Additionally, the Board granted to eligible employees options to purchase 167,000 shares of common stock at $11.38 (fair market value on the date of grant), effective as of September 1, 1997. Such options vest 33 1/3% on the date of grant and 33 1/3% will vest on the first and second anniversary of the date of grant.

     At December 31, 1996 and 1995, 10,000 shares of common stock were authorized, of which 2,005 shares were outstanding. This stock had no par value and a stated value of $10 per share. In addition, 300,000 shares of preferred stock were authorized, having a par value of $100 per share, of which no shares were outstanding at December 31, 1996 or 1995.

12.  OTHER INCOME (EXPENSE), NET

     Other income (expense), net consists of the following (in thousands):

                                                                FOR THE YEARS ENDED DECEMBER
                                        FOR THE QUARTER                     31,
                                        ENDED MARCH 31,        ------------------------------
                                              1997              1996        1995        1994
                                      --------------------     -------     -------     ------
     Additional institutional
       claims.......................                           $(1,706)
     District 65 Pension Plan
       claims.......................                            (5,050)
     Prepetition environmental
       claims.......................                            (3,791)
     Net gain on asset sales........         $3,266              3,597     $ 1,971     $2,373
     Other, net.....................            (87)               191      (1,964)     5,104
                                             ------            -------     -------     ------
               Total................         $3,179            $(6,759)    $     7     $7,477
                                             ======            =======     =======     ======

     During 1997, 1995 and 1994, Metallurg sold three of its commercial real estate properties located in New York City in contemplation of the Plan. Gains of $2,747,000, $765,000 and $2,185,000 are reflected in other income in the quarter ended March 31, 1997 and the years ended December 31, 1995 and 1994, respectively.

     Upon reaching settlement in 1996 with various prepetition creditors, the District 65 Pension Plan and certain environmental regulatory authorities, the Debtors recorded additional expenses of approximately $10,500,000 which are discussed further in Notes 7 and 13.

     During 1995, Turk Maadin Sirketi A.S., a Turkish chrome ore mining operation, entered into an agreement to sell a parcel of land no longer in productive use in an installment sale arrangement. As a result, gains on this transaction of $3,787,000 in 1996 and $960,000 in 1995 have been reflected in other income.

13.  ENVIRONMENTAL LIABILITIES

     SMC operates manufacturing facilities in Newfield, New Jersey and Cambridge, Ohio which produce alloys and other specialty products. The historical manufacture of several products at the two

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES facilities has resulted in the production of various by-products which SMC is obligated to clean up under Federal and state environmental laws and regulations. These clean-up obligations are under the jurisdiction of the United States Environmental Protection Agency, the New Jersey Department of Environmental Protection, the Ohio Environmental Protection Agency, the United States Nuclear Regulatory Commission ("NRC"), the United States Department of Interior and the Ohio Department of Health. The Company has also provided for certain estimated costs associated with its sites in Germany and Brazil. Total environmental liabilities consist of the following (in thousands):

                                                                          AS OF DECEMBER 31,
                                                     AS OF MARCH 31,      -------------------
                                                           1997            1996        1995
                                                     ----------------     -------     -------
    Domestic:
      SMC -- New Jersey............................      $ 32,584         $33,540     $ 9,721
      SMC -- Ohio..................................        12,264          12,600       4,622
                                                          -------         -------     -------
                                                           44,848          46,140      14,343
    Foreign........................................         6,086           6,598       6,724
                                                          -------         -------     -------
      Total environmental liabilities..............        50,934          52,738      21,067
    Less: trust funds..............................         2,799           8,727       8,287
                                                          -------         -------     -------
      Net environmental liabilities................        48,135          44,011      12,780
    Less: current portion..........................         5,270           9,374       2,200
                                                          -------         -------     -------
      Environmental liabilities....................      $ 42,865         $34,637     $10,580
                                                          =======         =======     =======

     SMC entered into Administrative Consent Orders ("ACO's") with the State of New Jersey, dated October 5, 1988 and September 5, 1984, under which SMC, as required, has conducted a remedial investigation and feasibility study ("RI/FS") of alternatives to remedy groundwater contamination at the Newfield facility. The ACO's also require SMC to evaluate, and where appropriate, remediate certain additional environmental conditions pursuant to state laws and regulations. These activities include the closure of nine wastewater lagoons, soil remediation, surface water and sediment clean up, as well as miscellaneous operation and maintenance activities and onsite controls. The Company accrued its best estimate of the associated costs with respect to remedial activities at the site which it expects to disburse over the next fifteen years. During 1995, $8,000,000 in a prepetition letter of credit was drawn upon and deposited in a trust fund. During 1997, remaining prepetition letters of credit, in the amount of $8,200,000, were drawn upon and deposited in a trust fund. Subsequently, pursuant to an agreement with the State of New Jersey, the Company was permitted to withdraw cash from the environmental trust and substitute letters of credit in an equivalent dollar amount. At March 31, 1997, outstanding letters of credit issued as financial assurances in favor of various environmental agencies total $21,400,000. The costs of providing financial assurance over the term of the remediation activities have been contemplated in the accrued amounts.

     As a result of NRC-regulated manufacturing activities, slag piles have accumulated at the Cambridge and Newfield sites which contain low levels of naturally occurring radioactivity. As related production has ceased at the Cambridge location, SMC is required to decommission the slag piles. SMC obtained approval from the State of Ohio and is currently awaiting approval from the NRC to stabilize and cap the slag piles in situ. As long as production continues at the Newfield location, the NRC will allow the slag pile to remain in place, subject to submission of a conceptual decommissioning plan and financial assurance for implementation of that plan. The Company's obligation for decommissioning costs for these sites is partially assured by cash funds held in trust. As a condition

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES precedent to consummation of the Plan, $1,500,000 in a prepetition letter of credit, relating to both the Newfield and Cambridge facilities, was drawn upon and deposited in a trust fund.

     In 1987, SMC purchased the Cambridge manufacturing facility from Foote Mineral Company. Cyprus Foote Mineral Company ("Cyprus Foote") is the successor in interest to Foote. During 1995, SMC, Cyprus Foote and the State of Ohio entered into a Consent Order for Permanent Injunction (the "Consent Order") under which SMC and Cyprus Foote agreed to conduct an RI/FS of the Cambridge site and the State of Ohio agreed to review such information on an expedited basis and issue a Preferred Plan setting forth a final remedy for the site. On December 16, 1996, the State of Ohio issued its Preferred Plan and, subsequently, SMC and Cyprus Foote agreed to perform remedial design and remedial action at the site. These activities include remediation of slag piles, clean up of wetland soils and clean up of on-site and off-site sediments. The Company has accrued its best estimate of associated costs which it expects to substantially disburse over the next 6 years. Cyprus Foote has agreed to provide financial assurance of approximately $9,000,000 as required by the State of Ohio. SMC has purchased an annuity contract which will provide for future payments into the trust fund to cover certain of the estimated operation and maintenance costs over the next 100 years.

     The Company has also provided for certain estimated costs associated with its sites in Germany and Brazil. The Company's German subsidiaries have accrued environmental liabilities in the amounts of $5,611,000, $5,918,000 and $6,151,000 at March 31, 1997, December 31, 1996 and 1995, respectively, to cover the costs of closing an off-site dump and for certain environmental conditions at a subsidiary's Nuremburg site. In Brazil, costs of $475,000, $506,000 and $573,000 have been accrued at March 31, 1997,
     December 31, 1996 and 1995, respectively, to cover reclamation costs of the closed mine sites.

14.  CONTINGENT LIABILITIES

     In addition to environmental matters which are discussed in Note 13, the Company continues defending various claims and legal actions arising in the normal course of business. Management believes, based on the advice of counsel, that the outcome of such litigation will not have a material adverse effect on the Company's consolidated financial position or results of operations.

15.  LEASES

     The Company leases office space, facilities and equipment. The leases generally provide that the Company pay the tax, insurance and maintenance expenses related to the leased assets. At March 31, 1997, future minimum lease payments required under noncancelable operating leases having remaining lease terms in excess of one year are as follows (in thousands):

                                     MARCH 31,
         -----------------------------------------------------------------
         1998.............................................................      $1,038
         1999.............................................................       1,005
         2000.............................................................         883
         2001.............................................................         763
         2002.............................................................         696
         Thereafter.......................................................       3,942
                                                                                ------
                   Total..................................................      $8,327
                                                                                ======

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

     Rent expense under operating leases for the quarter ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994 was $511,000, $868,000, $815,000 and $813,000, respectively.

     In December 1996, Metallurg entered into a fifteen year lease for its new headquarters location. No rent payments are required for the first 15 months of the lease. Such rental concessions are being amortized over the lease term on a straight-line basis.

16.  SUBSEQUENT EVENTS

     On June 23, 1997, LSM sold its office building located in Wimbledon, United Kingdom, for proceeds of $1,180,000, which approximated book value. LSM will lease these facilities for a term of five years at a cost of approximately $74,000 per annum.

     On November 25, 1997, Metallurg sold $100,000,000 principal amount of 11% Senior Notes due 2007 (the "Senior Notes") to Salomon Brothers Inc and BancBoston Securities Inc. (the "Initial Purchasers") pursuant to a Purchase Agreement dated as of November 20, 1997. Metallurg and the Initial Purchasers also entered into a Registration Agreement, dated as of November 20, 1997, whereby the Company agreed to file with the Securities and Exchange Commission a registration statement with respect to an offer to exchange the Senior Notes for notes of the Company with substantially identical terms.

     The proceeds received by Metallurg from the issuance of the Senior Notes were used to fund an overall recapitalization of Metallurg, pursuant to which Metallurg retired the 12% senior-secured notes, repaid the outstanding balance on its German borrowings, retired the LSM term loan and paid a cash dividend and dividend equivalent (aggregating approximately $20,000,000) to the holders of Metallurg's common stock and stock options. The balance of the net proceeds will be used for general corporate purposes.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

17.  SUPPLEMENTAL GUARANTOR INFORMATION

     Under the terms of the Senior Notes, SMC, Metallurg Holdings Corporation, Metallurg Services, Inc., and MIR (China), Inc. (collectively, the "Guarantors"), wholly-owned subsidiaries of the Company, will fully and unconditionally guarantee on a joint and several basis the Company's obligations to pay principal, premium and interest in respect of the Senior Notes due 2007. Management has determined that separate, full financial statements of the Guarantors would not be material to potential investors and, accordingly, such financial statements are not provided. Supplemental financial information of the Guarantors is presented below:

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                 METALLURG, INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 ---------------   ------------   -------------   ------------   ------------
Total revenue...................     $10,578         $ 52,475       $ 117,652       $(25,118)      $155,587
                                     -------          -------        --------       --------       --------
Operating costs and expenses:
  Cost of sales.................      10,219           47,590         100,709        (24,458)       134,060
  Selling, general and
     administrative expenses....       2,662            2,118          10,266             --         15,046
                                     -------          -------        --------       --------       --------
Total operating costs and
  expenses......................      12,881           49,708         110,975        (24,458)       149,106
                                     -------          -------        --------       --------       --------
Operating income (loss).........      (2,303)           2,767           6,677           (660)         6,481
Other income (expense):
  Other income (expense), net...      (7,041)           9,903             317             --          3,179
  Reorganization expense, net...      (1,698)            (965)             --             --         (2,663)
  Fresh-start revaluation.......       5,769           (4,719)          4,057             --          5,107
  Interest income (expense),
     net........................        (795)             554              (4)            --           (245)
  Equity in earnings of
     subsidiaries...............      (8,756)              --              --          8,756             --
  Dividend income...............       8,423               --              --         (8,423)            --
                                     -------          -------        --------       --------       --------
Income (loss) before income tax
  provision and extraordinary
  item..........................      (6,401)           7,540          11,047           (327)        11,859
Income tax provision
  (benefit).....................        (241)              30          (2,852)            --         (3,063)
                                     -------          -------        --------       --------       --------
Income (loss) before
  extraordinary item............      (6,160)           7,510          13,899           (327)        14,922
Extraordinary item..............      64,114          (17,036)         (4,046)            --         43,032
                                     -------          -------        --------       --------       --------
Net income (loss)...............     $57,954         $ (9,526)      $   9,853       $   (327)      $ 57,954
                                     =======          =======        ========       ========       ========

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

            CONDENSED CONSOLIDATING BALANCE SHEET AT MARCH 31, 1997
                                 (IN THOUSANDS)

                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                 METALLURG, INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 ---------------   ------------   -------------   ------------   ------------
ASSETS
Current Assets:
  Cash and cash equivalents...      $   8,363        $  1,645       $  20,332                      $ 30,340
  Accounts and notes
     receivable, net..........         16,664          43,011          79,068      $   (44,593)      94,150
  Inventories.................          4,300          31,900          75,733           (2,675)     109,258
  Other assets................          4,342             308          11,662               --       16,312
  Assets held for sale........             --              --           1,180               --        1,180
                                     --------        --------        --------        ---------     --------
          Total current
            assets............         33,669          76,864         187,975          (47,268)     251,240
Investments -- intergroup.....         84,431          49,632              --         (134,063)          --
Investments -- other..........            244              --           1,217               --        1,461
Property, plant and equipment,
  net.........................            828           6,967          31,112               --       38,907
Other assets..................         (4,177)          1,586          16,740              (53)      14,096
                                     --------        --------        --------        ---------     --------
          Total...............      $ 114,995        $135,049       $ 237,044      $  (181,384)    $305,704
                                     ========        ========        ========        =========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term debt and current
     portion of long-term
     debt.....................                                      $  14,777                      $ 14,777
  Trade payables..............      $  16,992        $ 17,708          56,386      $   (35,139)      55,947
  Accrued expenses............          6,389           4,517          14,445               --       25,351
  Loans
     payable -- intergroup....             --           1,353          18,101          (19,454)      --
  Other current liabilities...            236           5,429           6,184               --       11,849
                                     --------        --------        --------        ---------     --------
          Total current
            liabilities.......         23,617          29,007         109,893          (54,593)     107,924
                                     --------        --------        --------        ---------     --------
Long-term liabilities:
  Long-term debt..............         39,461              --          12,250               --       51,711
  Accrued pension liability...            522           1,621          38,947               --       41,090
  Environmental liabilities,
     net......................             --          36,949           5,916               --       42,865
  Other liabilities...........          1,395              --          10,772              (53)      12,114
                                     --------        --------        --------        ---------     --------
          Total long-term
            liabilities.......         41,378          38,570          67,885              (53)     147,780
                                     --------        --------        --------        ---------     --------
          Total liabilities...         64,995          67,577         177,778          (54,646)     255,704
                                     --------        --------        --------        ---------     --------
Shareholders' Equity:
  Common stock outstanding....             50           1,227          80,226          (81,453)          50
  Additional paid-in
     capital..................         49,950          90,867             222          (91,089)      49,950
  Cumulative foreign currency
     translation adjustment...             --              --          21,704          (21,704)          --
  Retained (deficit)
     earnings.................             --         (24,622)        (42,886)          67,508           --
                                     --------        --------        --------        ---------     --------
  Shareholders' equity........         50,000          67,472          59,266         (126,738)      50,000
                                     --------        --------        --------        ---------     --------
          Total...............      $ 114,995        $135,049       $ 237,044      $  (181,384)    $305,704
                                     ========        ========        ========        =========     ========

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE QUARTER ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                 METALLURG, INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 ---------------   ------------   -------------   ------------   ------------
Cash Flows from Operating
  Activities...................     $  (1,796)       $  7,677       $     535               --     $  6,416
                                     --------        --------        --------        ---------     --------
Cash Flows from Investing
  Activities:
  Additions to property, plant
     and equipment, net........          (711)           (311)         (1,752)              --       (2,774)
  Proceeds from asset sales....         4,215              --             751               --        4,966
  Other, net...................            --              --             (25)              --          (25)
                                     --------        --------        --------        ---------     --------
Net cash provided by (used in)
  investing activities.........         3,504            (311)         (1,026)              --        2,167
                                     --------        --------        --------        ---------     --------
Cash Flows from Financing and
  Reorganization Activities:
  Cash distribution pursuant to
     plan of reorganization....       (55,865)         (3,501)             --               --      (59,366)
  Drawdown of prepetition
     letters of credit.........         9,700              --              --               --        9,700
  Intergroup borrowings
     (repayments)..............         2,088          (2,652)            564               --           --
  Proceeds from long-term debt,
     net.......................            --              --           8,100               --        8,100
  Net repayment of short-term
     debt......................            --              --           1,062               --        1,062
  Repayment of long-term
     debt......................            --              --            (487)              --         (487)
  Dividends received (paid)....         9,423              --          (9,423)              --
                                     --------        --------        --------        ---------     --------
Net cash used in financing and
  reorganization activities....       (34,654)         (6,153)           (184)              --      (40,991)
                                     --------        --------        --------        ---------     --------
  Effects of exchange rate
     changes on cash and cash
     equivalents...............            --              --            (526)              --         (526)
                                     --------        --------        --------        ---------     --------
Net increase (decrease) in cash
  and cash equivalents.........       (32,946)          1,213          (1,201)              --      (32,934)
Cash and cash equivalents --
  beginning of quarter.........        41,309             432          21,533               --       63,274
                                     --------        --------        --------        ---------     --------
Cash and cash equivalents --
  end of quarter...............     $   8,363        $  1,645       $  20,332               --     $ 30,340
                                     ========        ========        ========        =========     ========

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                 METALLURG, INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 ---------------   ------------   -------------   ------------   ------------
Total revenue.................      $  35,536        $199,864       $ 489,110      $   (74,508)    $650,002
                                     --------        --------        --------         --------     --------
Operating costs and expenses:
  Cost of sales...............         33,640         185,827         420,929          (73,858)     566,538
  Selling, general and
     administrative
     expenses.................          5,150           9,363          42,590               --       57,103
  Environmental expenses......             --          35,176           2,406               --       37,582
                                     --------        --------        --------         --------     --------
Total operating costs and
  expenses....................         38,790         230,366         465,925          (73,858)     661,223
                                     --------        --------        --------         --------     --------
Operating income (loss).......         (3,254)        (30,502)         23,185             (650)     (11,221)
Other income (expense):
  Other income (expense),
     net......................        (11,881)         (9,897)         11,200            3,819       (6,759)
  Interest income (expense),
     net......................          1,254           1,517          (1,298)              --        1,473
  Reorganization expense......         (1,500)         (2,035)             --               --       (3,535)
  Dividend income.............          6,091              --              --           (6,091)          --
  Equity in earnings of
     subsidiaries.............        (19,132)            231              --           18,901           --
                                     --------        --------        --------         --------     --------
Income (loss) before income
  tax provision...............        (28,422)        (40,686)         33,087           15,979      (20,042)
Income tax provision..........             73             128           8,252               --        8,453
                                     --------        --------        --------         --------     --------
Net income (loss).............      $ (28,495)       $(40,814)      $  24,835      $    15,979     $(28,495)
                                     ========        ========        ========         ========     ========

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

           CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                 METALLURG, INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 ---------------   ------------   -------------   ------------   ------------
ASSETS
Current Assets:
  Cash and cash equivalents....     $  41,309        $    432       $  21,533                      $ 63,274
  Accounts and notes
     receivable, net...........        40,613          60,521          75,135      $   (87,674)      88,595
  Inventories..................         6,392          29,155          72,831           (2,015)     106,363
  Other assets.................         3,996             255          10,064               --       14,315
  Assets held for sale.........         1,843              --              --               --        1,843
                                     --------        --------        --------        ---------     --------
          Total current
            assets.............        94,153          90,363         179,563          (89,689)     274,390
Investments -- intergroup......        52,622              --              --          (52,622)          --
Investments -- other...........         1,530              --           1,408               --        2,938
Property, plant and equipment,
  net..........................           364          11,053          36,468               --       47,885
Other assets...................        10,030           4,699           4,841          (13,157)       6,413
                                     --------        --------        --------        ---------     --------
          Total................     $ 158,699        $106,115       $ 222,280      $  (155,468)    $331,626
                                     ========        ========        ========        =========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Short-term debt and current
     portion of long-term
     debt......................                                     $  14,820                      $ 14,820
  Trade payables...............     $  22,296        $ 16,249          48,405      $   (38,686)      48,264
  Accrued expenses.............         4,913           3,531          13,155               --       21,599
  Loans
     payable -- intergroup.....            --          10,101          17,268          (27,369)          --
  Other current liabilities....           235           9,501           7,237           (1,000)      15,973
                                     --------        --------        --------        ---------     --------
          Total current
            liabilities........        27,444          39,382         100,885          (67,055)     100,656
                                     --------        --------        --------        ---------     --------
Long-term Liabilities:
  Long-term debt...............            --              --           5,049               --        5,049
  Accrued pension liability....         1,441              --          42,485               --       43,926
  Environmental liabilities,
     net.......................            --          28,213           6,424               --       34,637
  Other liabilities............            --           8,727           9,690           (8,777)       9,640
                                     --------        --------        --------        ---------     --------
          Total long-term
            liabilities........         1,441          36,940          63,648           (8,777)      93,252
                                     --------        --------        --------        ---------     --------
Liabilities Subject To
  Compromise...................       171,993          42,902              --          (34,998)     179,897
                                     --------        --------        --------        ---------     --------
          Total liabilities....       200,878         119,224         164,533         (110,830)     373,805
                                     --------        --------        --------        ---------     --------
Shareholders' Equity (Deficit):
  Common stock outstanding.....            20           1,987          80,424          (82,411)          20
  Cumulative foreign currency
     translation adjustment....        15,755              --          21,816          (21,816)      15,755
  Retained earnings
     (deficit).................       (57,954)        (15,096)        (44,493)          59,589      (57,954)
                                     --------        --------        --------        ---------     --------
  Shareholders' equity
     (deficit).................       (42,179)        (13,109)         57,747          (44,638)     (42,179)
                                     --------        --------        --------        ---------     --------
          Total................     $ 158,699        $106,115       $ 222,280      $  (155,468)    $331,626
                                     ========        ========        ========        =========     ========

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                 METALLURG, INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 ---------------   ------------   -------------   ------------   ------------
Net Cash Flows from Operating
  Activities...................      $ 1,922         $  9,748       $  35,995             --       $ 47,665
                                     -------         --------        --------                      --------
Cash Flows from Investing
  Activities:
  Additions to property, plant
     and equipment, net........          (90)            (599)         (8,842)            --         (9,531)
  Proceeds from asset sales....           --              493           5,313             --          5,806
  Other, net...................       (6,192)              25           4,873             --         (1,294)
                                     -------         --------        --------                      --------
Net cash provided by (used in)
  investing activities.........       (6,282)             (81)          1,344             --         (5,019)
                                     -------         --------        --------                      --------
Cash Flows from Financing
  Activities:
  Intergroup borrowings
     (repayments)..............       16,108          (10,223)         (5,885)            --             --
  Net repayment of short-term
     debt......................           --               --         (14,709)            --        (14,709)
  Repayment of long-term
     debt......................           --               --          (1,408)            --         (1,408)
  Dividends received (paid)....        5,091               --          (5,091)            --             --
                                     -------         --------        --------                      --------
Net cash provided by (used in)
  financing activities.........       21,199          (10,223)        (27,093)            --        (16,117)
                                     -------         --------        --------                      --------
  Effects of exchange rate
     changes on cash and cash
     equivalents...............           --               --             (83)            --            (83)
                                     -------         --------        --------                      --------
Net increase (decrease) in cash
  and cash equivalents.........       16,839             (556)         10,163             --         26,446
Cash and cash equivalents --
  beginning of year............       24,470              988          11,370             --         36,828
                                     -------         --------        --------                      --------
Cash and cash equivalents --
  end of year..................      $41,309         $    432       $  21,533             --       $ 63,274
                                     =======         ========        ========                      ========

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                 METALLURG, INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 ---------------   ------------   -------------   ------------   ------------
Total revenue..................      $40,858         $190,417       $ 534,687       $(76,598)      $689,364
                                     -------         --------        --------       --------       --------
Operating costs and expenses:
  Cost of sales................       39,385          170,504         470,244        (76,598)       603,535
  Selling, general and
     administrative expenses...        4,600            8,745          39,497             --         52,842
  Environmental expenses.......           --            1,657             415             --          2,072
  Restructuring charges........           --               --          15,210             --         15,210
                                     -------         --------        --------       --------       --------
Total operating costs and
  expenses.....................       43,985          180,906         525,366        (76,598)       673,659
                                     -------         --------        --------       --------       --------
Operating income (loss)........       (3,127)           9,511           9,321             --         15,705
Other income (expense):
  Other income (expense),
     net.......................        1,270             (339)           (924)            --              7
  Interest income (expense),
     net.......................          900            1,026          (3,875)            --         (1,949)
  Reorganization expense.......       (1,615)          (2,312)             --             --         (3,927)
  Equity in earnings of
     subsidiaries..............       (3,095)           1,203              --          1,892             --
  Dividend income..............        6,407               --              --         (6,407)            --
                                     -------         --------        --------       --------       --------
Income (loss) before income tax
  provision....................          740            9,089           4,522         (4,515)         9,836
Income tax provision
  (benefit)....................         (925)             308           8,788             --          8,171
                                     -------         --------        --------       --------       --------
Net income (loss)..............      $ 1,665         $  8,781       $  (4,266)      $ (4,515)      $  1,665
                                     =======         ========        ========       ========       ========

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

           CONDENSED CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                 METALLURG, INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 ---------------   ------------   -------------   ------------   ------------
ASSETS
Current Assets:
  Cash and cash equivalents.....    $  24,470        $    988       $  11,370                      $ 36,828
  Accounts and notes receivable,
     net........................       53,679          50,568          80,603      $   (83,613)     101,237
  Inventories...................        7,068          30,432          92,914           (1,365)     129,049
  Other assets..................        4,514             254          10,620               --       15,388
                                     --------        --------        --------        ---------     --------
          Total current
            assets..............       89,731          82,242         195,507          (84,978)     282,502
Investments -- intergroup.......       61,282             657              --          (61,939)          --
Investments -- other............        2,459              --             599               --        3,058
Property, plant and equipment,
  net...........................        1,033          13,599          38,884               --       53,516
Other assets....................       12,446           4,047           2,241          (15,200)       3,534
                                     --------        --------        --------        ---------     --------
          Total.................    $ 166,951        $100,545       $ 237,231      $  (162,117)    $342,610
                                     ========        ========        ========        =========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Short-term debt and current
     portion of long-term
     debt.......................                                    $  30,652                      $ 30,652
  Trade payables................    $  10,463        $ 10,286          51,592      $   (22,425)      49,916
  Accrued expenses..............        3,012           3,375          20,194               --       26,581
  Loans payable -- intergroup...           --          10,051          20,350          (30,401)          --
  Other current liabilities.....           --           2,381           6,149               --        8,530
                                     --------        --------        --------        ---------     --------
          Total current
            liabilities.........       13,475          26,093         128,937          (52,826)     115,679
                                     --------        --------        --------        ---------     --------
Long-term Liabilities:
  Long-term debt................           --              --           6,973               --        6,973
  Accrued pension liability.....        1,287             389          45,733               --       47,409
  Environmental liabilities,
     net........................           --           3,856           6,724               --       10,580
  Other liabilities.............           28           8,287          13,240          (11,153)      10,402
                                     --------        --------        --------        ---------     --------
          Total long-term
            liabilities.........        1,315          12,532          72,670          (11,153)      75,364
                                     --------        --------        --------        ---------     --------
Liabilities Subject to
  Compromise....................      170,113          34,240              --          (34,834)     169,519
                                     --------        --------        --------        ---------     --------
          Total liabilities.....      184,903          72,865         201,607          (98,813)     360,562
                                     --------        --------        --------        ---------     --------
Shareholders' Equity (Deficit):
  Common stock outstanding......           20           1,962          76,933          (78,895)          20
  Cumulative foreign currency
     translation adjustment.....       11,487              --          11,445          (11,445)      11,487
  Retained earnings (deficit)...      (29,459)         25,718         (52,754)          27,036      (29,459)
                                     --------        --------        --------        ---------     --------
  Shareholders' equity
     (deficit)..................      (17,952)         27,680          35,624          (63,304)     (17,952)
                                     --------        --------        --------        ---------     --------
          Total.................    $ 166,951        $100,545       $ 237,231      $  (162,117)    $342,610
                                     ========        ========        ========        =========     ========

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                 METALLURG, INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 ---------------   ------------   -------------   ------------   ------------
Net Cash Flows from Operating
  Activities....................    $  (2,571)       $ (1,685)       $ 9,914              --       $  5,658
                                      -------         -------        -------          ------        -------
Cash Flows from Investing
  Activities:
  Additions to property, plant
     and equipment, net.........         (116)         (1,461)        (5,135)             --         (6,712)
  Proceeds from asset sales.....          940              54          1,669              --          2,663
  Other, net....................           --              --            104              --            104
                                      -------         -------        -------          ------        -------
Net cash provided by (used in)
  investing activities..........          824          (1,407)        (3,362)             --         (3,945)
                                      -------         -------        -------          ------        -------
Cash Flows from Financing
  Activities:
  Drawdown of prepetition
     letters of credit..........        8,000              --             --              --          8,000
  Intergroup borrowings
     (repayments)...............       (1,107)          2,175         (1,068)             --             --
  Net repayment of short-term
     debt.......................           --              --            420              --            420
  Repayment of long-term debt...           --              --         (2,238)             --         (2,238)
  Dividends received (paid).....        6,407              --         (6,407)             --             --
                                      -------         -------        -------          ------        -------
Net cash provided by (used in)
  financing activities..........       13,300           2,175         (9,293)             --          6,182
                                      -------         -------        -------          ------        -------
  Effects of exchange rate
     changes on cash and cash
     equivalents................           --              --            774              --            774
                                      -------         -------        -------          ------        -------
Net increase (decrease) in cash
  and cash equivalents..........       11,553            (917)        (1,967)             --          8,669
Cash and cash equivalents --
  beginning of year.............       12,917           1,905         13,337              --         28,159
                                      -------         -------        -------          ------        -------
Cash and cash equivalents -- end
  of year.......................    $  24,470        $    988        $11,370              --       $ 36,828
                                      =======         =======        =======          ======        =======

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                                  COMBINED        COMBINED
                                                 GUARANTOR      NON-GUARANTOR
                             METALLURG, INC.    SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                             ---------------    ------------    -------------    ------------    ------------
Total revenue..............      $66,572          $163,255        $ 414,612        $(90,122)       $554,317
                             ---------------    ------------    -------------    ------------    ------------
Operating costs and
  expenses:
  Cost of sales............       64,644           150,289          371,407         (90,122)        496,218
  Selling, general and
     administrative
     expenses..............        4,574             8,593           37,485              --          50,652
  Environmental expenses...           --             1,784              298              --           2,082
  Restructuring charges....           --               343            2,310              --           2,653
                             ---------------    ------------    -------------    ------------    ------------
Total operating costs and
  expenses.................       69,218           161,009          411,500         (90,122)        551,605
                             ---------------    ------------    -------------    ------------    ------------
Operating income (loss)....       (2,646)            2,246            3,112              --           2,712
Other income (expense):
  Other income (expense),
     net...................        1,531              (159)           2,578           3,527           7,477
  Interest income
     (expense), net........          469               268           (3,292)             --          (2,555)
  Reorganization expense...       (3,163)           (3,955)                                          (7,118)
  Dividend income..........        3,785                --               --          (3,785)             --
  Equity in earnings of
     subsidiaries..........       (3,612)              150               --           3,462              --
                             ---------------    ------------    -------------    ------------    ------------
Income (loss) before income
  tax provision............       (3,636)           (1,450)           2,398           3,204             516
Income tax provision
  (benefit)................       (1,645)              143            4,009              --           2,507
                             ---------------    ------------    -------------    ------------    ------------
Net income (loss)..........      $(1,991)         $ (1,593)       $  (1,611)       $  3,204        $ (1,991)
                             ===========        ==========      ============     ==========      ==========

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                 METALLURG, INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 ---------------   ------------   -------------   ------------   ------------
Net Cash Flows from Operating
  Activities...................      $   309         $  4,006        $(4,904)             --       $   (589)
                                     -------           ------        -------          ------        -------
Cash Flows from Investing
  Activities:
  Additions to property, plant
     and equipment, net........         (324)            (401)        (6,841)             --         (7,566)
  Proceeds from asset sales....        2,690               90          1,063              --          3,843
  Other, net...................        1,055           (1,055)            23              --             23
                                     -------           ------        -------          ------        -------
Net cash provided by (used in)
  investing activities.........        3,421           (1,366)        (5,755)             --         (3,700)
                                     -------           ------        -------          ------        -------
Cash Flows from Financing
  Activities:
  Intergroup borrowings
     (repayments)..............          576           (1,998)         1,422              --             --
  Proceeds from long-term debt,
     net.......................           --               --          2,731              --          2,731
  Net repayment of short-term
     debt......................           --               --          1,077              --          1,077
  Repayment of long-term
     debt......................           --               --           (135)             --           (135)
                                     -------           ------        -------          ------        -------
Net cash provided by (used in)
  financing activities.........          576           (1,998)         5,095              --          3,673
                                     -------           ------        -------          ------        -------
  Effects of exchange rate
     changes on cash and cash
     equivalents...............           --               --            110              --            110
                                     -------           ------        -------          ------        -------
Net increase (decrease) in cash
  and cash equivalents.........        4,306              642         (5,454)             --           (506)
Cash and cash equivalents --
  beginning of year............        8,611            1,263         18,791              --         28,665
                                     -------           ------        -------          ------        -------
Cash and cash equivalents --
  end of year..................      $12,917         $  1,905        $13,337              --       $ 28,159
                                     =======           ======        =======          ======        =======

                         UNAUDITED FINANCIAL STATEMENTS

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

          CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                   REORGANIZED       PREDECESSOR              PREDECESSOR COMPANY
                                     COMPANY           COMPANY         ---------------------------------
                                  -------------     --------------     THREE MONTHS        SIX MONTHS
                                     QUARTER           QUARTER            ENDED              ENDED
                                      ENDED             ENDED            JUNE 30,           JUNE 30,
                                  JULY 31, 1997     MARCH 31, 1997         1996               1996
                                  -------------     --------------     ------------     ----------------
Total revenue....................   $ 166,879          $155,587          $184,933           $331,755
                                     --------          --------          --------           --------
Operating costs and expenses:
  Cost of sales..................     142,135           134,060           163,003            288,675
  Selling, general and
     administrative expenses.....      14,427            15,046            13,094             27,375
  Other operating expenses.......          --                --               914              1,160
                                     --------          --------          --------           --------
     Total operating costs and
       expenses..................     156,562           149,106           177,011            317,210
                                     --------          --------          --------           --------
       Operating income..........      10,317             6,481             7,922             14,545

Other income (expense):
  Other income (expense), net....         (76)            3,179             1,765              3,420
  Interest income (expense),
     net.........................      (1,479)             (245)              701                247
  Reorganization expense.........          --            (2,663)             (820)            (1,430)
  Fresh-start revaluation........          --             5,107                --                 --
                                     --------          --------          --------           --------
Income before income tax
  provision and extraordinary
  item...........................       8,762            11,859             9,568             16,782
Income tax provision (benefit)...       5,111            (3,063)            2,695              5,344
                                     --------          --------          --------           --------
Income before extraordinary
  item...........................       3,651            14,922             6,873             11,438
Extraordinary item, net of tax...          --            43,032                --                 --
                                     --------          --------          --------           --------
Net income.......................   $   3,651          $ 57,954          $  6,873           $ 11,438
                                     ========          ========          ========           ========
Pro forma common shares and
  common share equivalents.......       4,956             4,956             4,956              4,956

Pro forma earnings per common
  share:
Income before extraordinary
  item...........................   $    0.74          $   3.01          $   1.39           $   2.31
Extraordinary item, net of tax...          --              8.68                --                 --
                                     --------          --------          --------           --------
Net income.......................   $    0.74          $  11.69          $   1.39           $   2.31
                                     ========          ========          ========           ========

      See notes to condensed unaudited consolidated financial statements.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                      PREDECESSOR
                                                          REORGANIZED COMPANY           COMPANY
                                                       --------------------------     ------------
                                                         JULY 31,       MARCH 31,     DECEMBER 31,
                                                           1997           1997            1996
                                                       ------------     ---------     ------------
ASSETS
Current Assets:
  Cash and cash equivalents..........................    $ 29,163       $  30,340       $ 63,274
  Accounts and notes receivable, net.................      85,277          94,150         88,595
  Inventories........................................     117,002         109,258        106,363
  Other assets.......................................      14,471          17,492         16,158
                                                         --------        --------       --------
          Total current assets.......................     245,913         251,240        274,390
Property, plant and equipment, net...................      40,210          38,907         47,885
Other assets.........................................      13,693          15,557          9,351
                                                         --------        --------       --------
          Total......................................    $299,816       $ 305,704       $331,626
                                                         ========        ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Short-term debt and current portion of long-term
     debt............................................    $ 12,482       $  14,777       $ 14,820
  Trade payables.....................................      52,583          55,947         48,264
  Accrued expenses...................................      19,861          25,351         21,599
  Other current liabilities..........................      12,435          11,849         15,973
                                                         --------        --------       --------
          Total current liabilities..................      97,361         107,924        100,656
                                                         --------        --------       --------
Long-term Liabilities:
  Long-term debt.....................................      51,822          51,711          5,049
  Accrued pension liabilities........................      39,623          41,090         43,926
  Environmental liabilities, net.....................      42,641          42,865         34,637
  Other liabilities..................................      11,988          12,114          9,640
                                                         --------        --------       --------
          Total long-term liabilities................     146,074         147,780         93,252
                                                         --------        --------       --------
Liabilities Subject to Compromise....................          --              --        179,897
                                                         --------        --------       --------
          Total liabilities..........................     243,435         255,704        373,805
                                                         --------        --------       --------
Shareholders' Equity (Deficit)
  Common stock.......................................          50              50             20
  Additional paid-in capital.........................      51,435          49,950             --
  Cumulative foreign currency translation
     adjustment......................................       1,245              --         15,755
  Retained earnings (deficit)........................       3,651              --        (57,954)
                                                         --------        --------       --------
          Total shareholders' equity (deficit).......      56,381          50,000        (42,179)
                                                         --------        --------       --------
          Total......................................    $299,816       $ 305,704       $331,626
                                                         ========        ========       ========

      See notes to condensed unaudited consolidated financial statements.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

          CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                          REORGANIZED      PREDECESSOR           PREDECESSOR COMPANY
                                                            COMPANY          COMPANY        -----------------------------
                                                         -------------    --------------    THREE MONTHS
                                                            QUARTER          QUARTER           ENDED         SIX MONTHS
                                                             ENDED            ENDED           JUNE 30,          ENDED
                                                         JULY 31, 1997    MARCH 31, 1997        1996        JUNE 30, 1996
                                                         -------------    --------------    ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................................      $ 3,651          $ 57,954         $  6,873         $11,438
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Executive stock awards..............................          500               500               --              --
  Extraordinary item..................................           --           (43,032)              --              --
  Fresh-start revaluation.............................           --            (5,107)              --              --
  Depreciation and amortization.......................        1,962             2,143            2,332           4,746
  Gain on sales of assets.............................           (6)           (3,266)          (1,341)         (3,264)
  Reorganization expense, net of payments.............       (3,989)            1,538              630             795
  Deferred income taxes...............................        1,661            (3,767)              --              --
  Provision for doubtful accounts.....................           61               162              118             237
  Provision for environmental costs, net of
    payments..........................................         (393)             (256)            (822)         (1,394)
  Other, net..........................................        1,628             3,057           (9,143)         (8,251)
                                                            -------          --------          -------         -------
    Total.............................................        5,075             9,926           (1,353)          4,307
Change in operating assets and liabilities:
  Decrease (increase) in trade receivables............        8,032           (20,272)           6,890           3,034
  (Increase) decrease in inventories..................       (8,953)           (6,120)           4,591          14,117
  Decrease (increase) in other current assets.........        1,769              (355)          (2,957)         (1,981)
  (Decrease) increase in trade payables and accrued
    expenses..........................................       (2,890)           18,895            8,776          11,701
  Decrease in prepetition liabilities.................           --               (39)             (52)           (106)
  Receipt from environmental trust, net...............           --             5,928               --              --
  Other assets and liabilities, net...................         (523)           (1,547)          (1,583)         (1,877)
                                                            -------          --------          -------         -------
    Net cash provided by operating activities.........        2,510             6,416           14,312          29,195
                                                            -------          --------          -------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment, net.....       (3,309)           (2,774)          (1,654)         (2,668)
  Proceeds from asset sales...........................        1,205             4,966            1,858           3,967
  Other, net..........................................           33               (25)             (22)             34
                                                            -------          --------          -------         -------
    Net cash (used in) provided by investing
       activities.....................................       (2,071)            2,167              182           1,333
                                                            -------          --------          -------         -------
CASH FLOWS FROM FINANCING AND REORGANIZATION
  ACTIVITIES:
  Cash distribution pursuant to plan of
    reorganization....................................           --           (59,366)              --              --
  Drawdown of prepetition letters of credit...........           --             9,700               --              --
  Proceeds from long-term debt, net...................           --             8,100               --              --
  Net borrowing (repayment) of short-term debt........       (1,608)            1,062           (4,475)         (8,575)
  Repayment of long-term debt.........................          (83)             (487)            (203)           (727)
                                                            -------          --------          -------         -------
    Net cash used in financing and reorganization
       activities.....................................       (1,691)          (40,991)          (4,678)         (9,302)
                                                            -------          --------          -------         -------
Effects of exchange rate changes on cash and cash
  equivalents.........................................           75              (526)            (257)           (380)
                                                            -------          --------          -------         -------
    Net (decrease) increase in cash and cash
       equivalents....................................       (1,177)          (32,934)           9,559          20,846
Cash and cash equivalents -- beginning of period......       30,340            63,274           48,115          36,828
                                                            -------          --------          -------         -------
Cash and cash equivalents -- end of period............      $29,163          $ 30,340         $ 57,674         $57,674
                                                            =======          ========          =======         =======

      See notes to condensed unaudited consolidated financial statements.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

         NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

    The accompanying condensed unaudited consolidated financial statements include the accounts of Metallurg, Inc. ("Metallurg") and its majority-owned subsidiaries (collectively, the "Company"). These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to Accounting Principles Board Opinion No. 28. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The condensed consolidated balance sheets as of March 31, 1997 and December 31, 1996 and the related condensed statements of consolidated operations and of consolidated cash flows for the quarter ended March 31, 1997 were derived from audited financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full year.

    On February 26, 1997, the Fourth Amended and Restated Joint Plan of Reorganization (the "Plan") of Metallurg and one of its subsidiaries, Shieldalloy Metallurgical Corporation, was confirmed by the U.S. Bankruptcy Court. Transactions contemplated by the Plan were consummated on April 14, 1997, the effective date. For financial reporting purposes, the Company has reflected the effects of the Plan consummation as of March 31, 1997. As a result of the consummation of the Plan and the adoption of fresh-start reporting under the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," the Company was required to report its financial results for the period ending July 31, 1997 in two separate periods. One period contains financial statements for the quarter ended March 31, 1997, which includes the effects of the adoption of fresh-start reporting and consummation of the Plan and is referred to as the "Predecessor Company." The other period contains financial statements for the quarter ended July 31, 1997 for the reorganized Company. The financial statements of the Company after consummation of the Plan are not comparable to the Company's financial statements of prior periods and accordingly, a black line has been used to separate the periods.

    For further information, see the financial statements and footnotes thereto included in the Company's audited consolidated financial statements for the quarter ended March 31, 1997 and the year ended December 31, 1996.

    Effective April 1, 1997, the Company changed the reporting period of Metallurg from a calendar year ending December 31 to a fiscal year ending January 31 and has begun reporting the results of its operating subsidiaries on a one-month lag to facilitate financial reporting capabilities for its worldwide consolidation. Accordingly, the quarter ended July 31, 1997 includes three months of worldwide operating results plus, in this transitional period, an additional month of operating results of Metallurg, the parent holding company, in the amount of an $803,000 loss.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

2.  INVENTORIES

    Inventories, net of reserves, consist of the following (in thousands):

                                                                  JULY 31,     DECEMBER 31,
                                                                    1997           1996
                                                                  --------     ------------
    Raw materials...............................................  $ 22,577       $ 25,181
    Work in process.............................................     2,198          2,237
    Finished goods..............................................    87,807         75,478
    Other.......................................................     4,420          3,467
                                                                  --------       --------
              Total.............................................  $117,002       $106,363
                                                                  ========       ========

3.  INCOME TAXES

    The Company's income tax provision for the fiscal quarter ended July 31, 1997 approximated $5,111,000. The differences between the statutory Federal income tax rate and the Company's effective rate results primarily because of: (i) the excess of foreign tax rates over the statutory Federal income tax rate; (ii) certain deductible temporary differences which, in other circumstances would have generated a deferred tax benefit, have been fully provided for in a valuation allowance; (iii) the deferred tax effects of certain tax assets, primarily foreign NOL's, for which the benefit had been previously recognized approximating $1,989,000; and (iv) the deferred tax effects of certain deferred tax assets for which a corresponding credit has been recorded to "Additional paid-in capital" approximating $985,000. The deferred tax expenses referred to in items (iii) and (iv) above will not result in cash payments in future periods.

4.  COMMITMENTS AND CONTINGENCIES

    The Company continues defending various claims and legal actions arising in the normal course of business, including those relating to environmental matters. Management believes, based on the advice of counsel, that the outcome of such litigation will not have a material adverse effect on the Company's consolidated financial statements.

5.  NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income." This statement is effective for financial statements issued for periods ending after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and has found the majority of required disclosures to be not applicable and the remainder to be not significant.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Management has not yet determined what additional disclosures may be required in connection with adopting SFAS No. 131.

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

6.  SUPPLEMENTAL GUARANTOR INFORMATION

    Under the terms of the Senior Notes, SMC, Metallurg Holdings Corporation, Metallurg Services, Inc., and MIR (China), Inc. (collectively, the "Guarantors"), wholly-owned subsidiaries of the Company, will fully and unconditionally guarantee on a joint and several basis the Company's obligations to pay principal, premium and interest in respect of the Senior Notes due 2007. Management has determined that separate, full financial statements of the Guarantors would not be material to potential investors and, accordingly, such financial statements are not provided. Supplemental financial information of the Guarantors is presented below:

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED JULY 31, 1997
                                 (IN THOUSANDS)

                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                 METALLURG, INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 ---------------   ------------   -------------   ------------   ------------
Total revenue..................      $18,740         $ 52,006       $ 127,459       $(31,326)      $166,879
                                    --------         --------        --------      ---------       --------
Operating costs and expenses:
  Cost of sales................       17,463           46,704         108,224        (30,256)       142,135
  Selling, general and
     administrative expenses...        2,552            2,452           9,423             --         14,427
                                    --------         --------        --------      ---------       --------
Total operating costs and
  expenses.....................       20,015           49,156         117,647        (30,256)       156,562
                                    --------         --------        --------      ---------       --------
Operating income (loss)........       (1,275)           2,850           9,812         (1,070)        10,317
Other income (expense):
  Other income (expense),
     net.......................           23              (17)            (82)            --            (76)
  Interest income (expense),
     net.......................       (1,427)             301            (353)            --         (1,479)
  Equity in earnings of
     subsidiaries..............        5,755            1,880              --         (7,635)            --
                                    --------         --------        --------      ---------       --------
Income before income tax
  provision....................        3,076            5,014           9,377         (8,705)         8,762
Income tax provision
  (benefit)....................         (575)           1,081           4,605             --          5,111
                                    --------         --------        --------      ---------       --------
Net income.....................      $ 3,651         $  3,933       $   4,772       $ (8,705)      $  3,651
                                    ========         ========        ========      =========       ========

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

             CONDENSED CONSOLIDATING BALANCE SHEET AT JULY 31, 1997
                                 (IN THOUSANDS)

                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                 METALLURG, INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 ---------------   ------------   -------------   ------------   ------------
ASSETS
Current Assets:
  Cash and cash equivalents....     $   3,860        $  3,109       $  22,194                      $ 29,163
  Accounts and notes
     receivable, net...........        18,680          41,028          75,998      $   (50,429)      85,277
  Inventories..................         5,353          39,802          75,592           (3,745)     117,002
  Other assets.................         4,523             237           9,711               --       14,471
                                     --------        --------        --------        ---------     --------
          Total current
            assets.............        32,416          84,176         183,495          (54,174)     245,913
Investments -- intergroup......        89,410          50,400            (568)        (139,242)          --
Investments -- other...........           244              --           1,278               --        1,522
Property, plant and equipment,
  net..........................           914           6,814          32,482               --       40,210
Other assets...................        (3,735)          1,586          14,372              (52)      12,171
                                     --------        --------        --------        ---------     --------
          Total................     $ 119,249        $142,976       $ 231,059      $  (193,468)    $299,816
                                     ========        ========        ========        =========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term debt and current
     portion of long-term
     debt......................                                     $  12,482                      $ 12,482
  Trade payables...............     $   1,569        $ 22,724          51,881      $   (23,591)      52,583
  Accrued expenses.............         2,161           4,505          13,195               --       19,861
  Loans
     payable -- intergroup.....        17,175           1,618          18,045          (36,838)          --
  Other current liabilities....           636           5,054           6,745               --       12,435
                                     --------        --------        --------        ---------     --------
          Total current
            liabilities........        21,541          33,901         102,348          (60,429)      97,361
                                     --------        --------        --------        ---------     --------
Long-term Liabilities:
  Long-term debt...............        39,461              --          12,361               --       51,822
  Accrued pension
     liabilities...............           471           1,745          37,407               --       39,623
  Environmental liabilities,
     net.......................            --          36,987           5,654               --       42,641
  Other liabilities............         1,395              --          10,645              (52)      11,988
                                     --------        --------        --------        ---------     --------
          Total long-term
            liabilities........        41,327          38,732          66,067              (52)     146,074
                                     --------        --------        --------        ---------     --------
          Total liabilities....        62,868          72,633         168,415          (60,481)     243,435
                                     --------        --------        --------        ---------     --------
Shareholders' Equity:
  Common stock outstanding.....            50           1,227          80,226          (81,453)          50
  Additional paid-in capital...        51,435          90,867             222          (91,089)      51,435
  Cumulative foreign currency
     translation adjustment....         1,245           1,188          22,949          (24,137)       1,245
  Retained earnings
     (deficit).................         3,651         (22,939)        (40,753)          63,692        3,651
                                     --------        --------        --------        ---------     --------
  Shareholders' equity.........        56,381          70,343          62,644         (132,987)      56,381
                                     --------        --------        --------        ---------     --------
          Total................     $ 119,249        $142,976       $ 231,059      $  (193,468)    $299,816
                                     ========        ========        ========        =========     ========

                 METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE QUARTER ENDED JULY 31, 1997
                                 (IN THOUSANDS)

                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
                                 METALLURG, INC.   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 ---------------   ------------   -------------   ------------   ------------
Net Cash Flows from Operating
  Activities...................      $(7,062)         $2,720         $ 7,556         $ (704)       $  2,510
                                     -------          ------         -------          -----         -------
Cash Flows from Investing
  Activities:
  Additions to property, plant
     and equipment, net........         (137)           (279)         (2,893)            --          (3,309)
  Proceeds from asset sales....                            8           1,197             --           1,205
  Other, net...................           31              --               2             --              33
                                     -------          ------         -------          -----         -------
Net cash used in investing
  activities...................         (106)           (271)         (1,694)            --          (2,071)
                                     -------          ------         -------          -----         -------
Cash Flows from Financing
  Activities:
     Intergroup borrowings
       (repayments)............           27            (985)            254            704              --
     Net repayment of
       short-term debt.........           --              --          (1,608)            --          (1,608)
     Repayment of long-term
       debt....................           --              --             (83)            --             (83)
     Dividends received
       (paid)..................        2,638              --          (2,638)            --              --
                                     -------          ------         -------          -----         -------
Net cash provided by (used in)
  financing activities.........        2,665            (985)         (4,075)           704          (1,691)
                                     -------          ------         -------          -----         -------
  Effects of exchange rate
     changes on cash and cash
     equivalents...............           --              --              75             --              75
                                     -------          ------         -------          -----         -------
Net increase (decrease) in cash
  and cash equivalents.........       (4,503)          1,464           1,862             --          (1,177)
Cash and cash equivalents --
  beginning of quarter.........        8,363           1,645          20,332             --          30,340
                                     -------          ------         -------          -----         -------
Cash and cash equivalents --
  end of quarter...............      $ 3,860          $3,109         $22,194         $   --        $ 29,163
                                     =======          ======         =======          =====         =======

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Available Information.................      2
Prospectus Summary....................      3
Forward Looking Statements............     16
Risk Factors..........................     16
The Exchange Offer....................     23
Capitalization........................     31
Pro Forma Financial Information.......     32
Selected Financial Data...............     38
Management's Discussions and Analysis
  of Financial Condition and Results
  of Operations.......................     41
Business..............................     48
Management............................     61
Principal Stockholders................     68
Certain Transactions..................     70
Description of Credit Facilities and
  Other Financing Arrangements........     70
Description of the New Notes..........     73
Plan of Distribution..................    102
Legal Matters.........................    103
Experts...............................    103
Index to Financial Statements.........    F-1

UNTIL                , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW
NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
$100,000,000

METALLURG, INC.

OFFER TO EXCHANGE 11% SERIES B

SENIOR NOTES DUE 2007
WHICH HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT FOR ANY AND ALL
OUTSTANDING 11% SERIES A
SENIOR NOTES DUE 2007

[METALLURG, INC. LOGO]
PROSPECTUS

DATED             , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Section 145 of the DGCL empowers the Company to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Company may purchase insurance of behalf of any such director, officer, employee or agent.

     The Company's Certificate of Incorporation provides in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES.

     (a) Exhibits.

EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
-------  ------------------------------------------------------------------------------------
  1.1    Purchase Agreement, dated as of November 20, 1997, by and among Metallurg, Inc. (the
         "Company"), Shieldalloy Metallurgical Corporation ("Shieldalloy"), Metallurg
         Holdings Corporation, Metallurg Services, Inc. and MIR (China), Inc. (collectively, the "Guarantors") and Salomon Brothers Inc and BancBoston Securities Inc. (the
         "Initial Purchasers").*
  3.1    Certificate of Incorporation of the Company.*
  3.2    By-laws of the Company.*
  3.3    Certificate of Incorporation of Shieldalloy.*
  3.4    By-laws of Shieldalloy.*
  3.5    Certificate of Incorporation of Metallurg Holdings Corporation.*
  3.6    By-laws of Metallurg Holdings Corporation.*
  3.7    Certificate of Incorporation of Metallurg Services, Inc.*
  3.8    By-laws of Metallurg Services, Inc.*
  3.9    Certificate of Incorporation of MIR (China), Inc.*
  3.10   By-laws of MIR (China), Inc.*
  4.1    Indenture, dated as of November 25, 1997, by and among the Company, the Guarantors and IBJ Schroder Bank & Trust Company (the "Trustee").*
  4.2    Form of 11% Series A and Series B Senior Notes due 2007, dated as of November 25,
         1997 (incorporated by reference to Exhibit 4.1).*
  4.3    Registration Agreement, dated as of November 20, 1997, by and among the Company, the
         Guarantors and the Initial Purchasers.*
  5.1    Opinion of Rogers & Wells.*

EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
-------  ------------------------------------------------------------------------------------
 10.1    Loan Agreement dated April 14, 1997 among Metallurg, Inc. and Shieldalloy
         Metallurgical Corporation as borrowers, Metallurg Services, Inc., MIR (China), Inc.
         and Metallurg Holdings Corporation, as Guarantors and BankBoston, N.A. as Agent for
         the lending institutions, as amended by the First, Second and Third Amendments thereto.*
 10.2    German Loan Agreement, dated October 20, 1997, by and among GfE Gesellschaft fur
         Elektrometallurgic GmbH, GfE Umwelttechnik GmbH, GfE Giessrei und Stahlwerksbedarf,
         GfE Metalle und Metarielien and Keramed Medizintechnik GmbH and BankBoston, N.A.
         acting through its Frankfurt, Germany branch.*
 10.3    Joint Disclosure Statement for the Fourth Amended and Restated Joint Plan of
         Reorganization dated December 18, 1996 (incorporated herein by reference to Exhibit
         T3E.1 to the Form T-3 filed by the Company with the Securities and Exchange
         Commission on March 21, 1997 (File No. 022-22265)).
 10.4    Supplement to Joint Disclosure Statement for the Fourth Amended and Restated Joint
         Plan of Reorganization dated December 18, 1996 (incorporated herein by reference to
         Exhibit T3E.3 to the Form T-3 filed by the Company with the Securities and Exchange
         Commission on March 21, 1997 (File No. 022-22265).
 10.5    Settlement Agreement dated December 27, 1996 between MI, SMC, the Environmental
         Protection Agency, the Department of the Interior, the Nuclear Regulatory Commission
         and the New Jersey Department of Environmental Protection.*
 10.6    Permanent Injunction Consent Order dated December 23, 1996 between the State of
         Ohio, SMC, and Cyprus Foote Mineral Company.*
 10.7    Registration Rights Agreement dated April 14, 1997 among the Company and certain holders of the Company's common stock.*
 10.8    1997 Stock Award and Stock Option Plan.*
 10.9    Management Incentive Compensation Plan.*
 10.10   EWW Agreement with PSV and additions dated March 7, 1994.*
 10.11   Employment Agreements dated April 14, 1997 with Michael A. Standen, Michael A.
         Banks, Barry C. Nuss, Eric L. Schondorf, J. Richard Budd III, and Robin A.
         Brumwell.*
 10.12   Agreement dated December 20, 1983 between LSM and Alan D. Ewart.*
 12.1    Statement re computation of ratio of earnings to fixed charges.*
 21.1    Subsidiaries of Metallurg, Shieldalloy, Metallurg Holdings Corporation, Metallurg
         Services, Inc. and MIR (China), Inc.*
 23.1    Consent of Deloitte & Touche LLP.
 23.2    Consent of Rogers & Wells (to be contained in the opinion filed as Exhibit 5.1).*
 24.1    Power of attorney (incorporated by reference in the signature pages).*
 25.1    Form T-1 Statement of Eligibility and Qualification of IBJ Schroder Bank & Trust
         Company, as trustee.*
 27.1    Financial Data Schedule.*
 99.1    Form of Letter of Transmittal.*
 99.2    Form of Notice of Guaranteed Delivery.*
 99.3    Form of Exchange Agent Agreement.*

---------------
* To be filed by pre-effective amendment.

ITEM 22.  UNDERTAKING.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrants hereby undertake:

          (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

          (ii) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (iii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New
York, New York, on December   , 1997.

                                          METALLURG, INC.

                                          By: /s/ ERIC L. SCHONDORF
                                            ------------------------------------
                                            Eric L. Schondorf
                                            Vice President, General
                                            Counsel and Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric L. Schondorf his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE                             TITLE(S)                     DATE
------------------------------------------   ---------------------------    ------------------

          /s/ MICHAEL A. STANDEN             Chairman, President, Chief     December 12, 1997
------------------------------------------   Executive Officer and
            Michael A. Standen               Director

            /s/ ALAN D. EWART                Joint Managing Director of     December 12, 1997
------------------------------------------   LSM and Director
              Alan D. Ewart

            /s/ BARRY C. NUSS                Vice President -- Finance      December 12, 1997
------------------------------------------   and Chief Financial Officer
              Barry C. Nuss

             /s/ JON R. BAUER                Director                       December 12, 1997
------------------------------------------
               Jon R. Bauer

          /s/ PETER A. LANGERMAN             Director                       December 12, 1997
------------------------------------------
            Peter A. Langerman

           /s/ HERBERT E. SEIF               Director                       December 12, 1997
------------------------------------------
             Herbert E. Seif

     Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New
York, New York, on December   , 1997.

                                          SHIELDALLOY METALLURGICAL CORPORATION

                                          By: /s/ ERIC L. SCHONDORF
                                            ------------------------------------
                                            Eric L. Schondorf
                                            Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric L. Schondorf his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.

        SIGNATURE                             TITLE(S)                            DATE
-------------------------  ----------------------------------------------  ------------------

 /s/ MICHAEL A. STANDEN                       Director                     December 12, 1997
-------------------------
   Michael A. Standen

 /s/ J. RICHARD BUDD III                      Director                     December 12, 1997
-------------------------
   J. Richard Budd III

  /s/ MICHAEL A. BANKS                        Director                     December 12, 1997
-------------------------
    Michael A. Banks

    /s/ BARRY C. NUSS                         Director                     December 12, 1997
-------------------------
      Barry C. Nuss

   /s/ ERIC E. JACKSON                        Director                     December 12, 1997
-------------------------
     Eric E. Jackson

     Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New
York, New York, on December   , 1997.

                                          METALLURG HOLDINGS CORPORATION

                                          By: /s/ ERIC L. SCHONDORF
                                            ------------------------------------
                                            Eric L. Schondorf
                                            Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric L. Schondorf his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.

        SIGNATURE                             TITLE(S)                            DATE
-------------------------  ----------------------------------------------  ------------------

 /s/ MICHAEL A. STANDEN                       Director                     December 12, 1997
-------------------------
   Michael A. Standen

    /s/ BARRY C. NUSS                         Director                     December 12, 1997
-------------------------
      Barry C. Nuss

  /s/ ERIC L. SCHONDORF                       Director                     December 12, 1997
-------------------------
    Eric L. Schondorf

     Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New
York, New York, on December   , 1997.

                                          METALLURG SERVICES, INC.

                                          By: /s/ ERIC L. SCHONDORF

                                            ------------------------------------
                                            Eric L. Schondorf
                                            Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric L. Schondorf his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE                             TITLE(S)                    DATE
------------------------------------------  -----------------------------  ------------------

          /s/ MICHAEL A. STANDEN            Director                       December 12, 1997
------------------------------------------
            Michael A. Standen

           /s/ MICHAEL A. BANKS             Director                       December 12, 1997
------------------------------------------
             Michael A. Banks

            /s/ BARRY C. NUSS               Director                       December 12, 1997
------------------------------------------
              Barry C. Nuss

          /s/ ERIC L. SCHONDORF             Director                       December 12, 1997
------------------------------------------
            Eric L. Schondorf

     Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New
York, New York, on December   , 1997.

                                          MIR (CHINA), INC.

                                          By: /s/ ERIC L. SCHONDORF

                                            ------------------------------------
                                            Eric L. Schondorf
                                            Assistant Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric L. Schondorf his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE                             TITLE(S)                    DATE
------------------------------------------  -----------------------------  ------------------

          /s/ MICHAEL A. STANDEN            Director                       December 12, 1997
------------------------------------------
            Michael A. Standen

          /s/ ROBIN A. BRUMWELL             Director                       December 12, 1997
------------------------------------------
            Robin A. Brumwell

            /s/ BARRY C. NUSS               Director                       December 12, 1997
------------------------------------------
              Barry C. Nuss

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
-------  ------------------------------------------------------------------------------------
  1.1    Purchase Agreement, dated as of November 20, 1997, by and among Metallurg, Inc. (the
         "Company"), Shieldalloy Metallurgical Corporation ("Shieldalloy"), Metallurg
         Holdings Corporation, Metallurg Services, Inc. and MIR (China), Inc. (collectively, the "Guarantors") and Salomon Brothers Inc and BancBoston Securities Inc. (the
         "Initial Purchasers").*
  3.1    Certificate of Incorporation of the Company.*
  3.2    By-laws of the Company.*
  3.3    Certificate of Incorporation of Shieldalloy.*
  3.4    By-laws of Shieldalloy.*
  3.5    Certificate of Incorporation of Metallurg Holdings Corporation.*
  3.6    By-laws of Metallurg Holdings Corporation.*
  3.7    Certificate of Incorporation of Metallurg Services, Inc.*
  3.8    By-laws of Metallurg Services, Inc.*
  3.9    Certificate of Incorporation of MIR (China), Inc.*
  3.10   By-laws of MIR (China), Inc.*
  4.1    Indenture, dated as of November 25, 1997, by and among the Company, the Guarantors and IBJ Schroder Bank & Trust Company (the "Trustee").*
  4.2    Form of 11% Series A and Series B Senior Notes due 2007, dated as of November 25,
         1997 (incorporated by reference to Exhibit 4.1).*
  4.3    Registration Agreement, dated as of November 20, 1997, by and among the Company, the
         Guarantors and the Initial Purchasers.*
  5.1    Opinion of Rogers & Wells.*
 10.1    Loan Agreement dated April 14, 1997 among Metallurg, Inc. and Shieldalloy
         Metallurgical Corporation as borrowers, Metallurg Services, Inc., MIR (China), Inc.
         and Metallurg Holdings Corporation, as Guarantors and BankBoston, N.A. as Agent for
         the lending institutions, as amended by the First, Second and Third Amendments thereto.*
 10.2    German Loan Agreement, dated October 20, 1997, by and among GfE Gesellschaft fur
         Elektrometallurgic GmbH, GfE Umwelttechnik GmbH, GfE Giessrei und Stahlwerksbedarf,
         GfE Metalle und Metarielien and Keramed Medizintechnik GmbH and BankBoston, N.A.
         acting through its Frankfurt, Germany branch.*
 10.3    Joint Disclosure Statement for the Fourth Amended and Restated Joint Plan of
         Reorganization dated December 18, 1996 (incorporated herein by reference to Exhibit
         T3E.1 to the Form T-3 filed by the Company with the Securities and Exchange
         Commission on March 21, 1997 (File No. 022-22265)).
 10.4    Supplement to Joint Disclosure Statement for the Fourth Amended and Restated Joint
         Plan of Reorganization dated December 18, 1996 (incorporated herein by reference to
         Exhibit T3E.3 to the Form T-3 filed by the Company with the Securities and Exchange
         Commission on March 21, 1997 (File No. 022-22265).
 10.5    Settlement Agreement dated December 27, 1996 between MI, SMC, the Environmental
         Protection Agency, the Department of the Interior, the Nuclear Regulatory Commission
         and the New Jersey Department of Environmental Protection.*
 10.6    Permanent Injunction Consent Order dated December 23, 1996 between the State of
         Ohio, SMC, and Cyprus Foote Mineral Company.*
 10.7    Registration Rights Agreement dated April 14, 1997 among the Company and certain holders of the Company's common stock.*
 10.8    1997 Stock Award and Stock Option Plan.*
 10.9    Management Incentive Compensation Plan.*
 10.10   EWW Agreement with PSV and additions dated March 7, 1994.*
 10.11   Employment Agreements dated April 14, 1997 with Michael A. Standen, Michael A.
         Banks, Barry C. Nuss, Eric L. Schondorf, J. Richard Budd III, and Robin A.
         Brumwell.*
 10.12   Agreement dated December 20, 1983 between LSM and Alan D. Ewart.*

EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
-------  ------------------------------------------------------------------------------------
 12.1    Statement re computation of ratio of earnings to fixed charges.*
 21.1    Subsidiaries of Metallurg, Shieldalloy, Metallurg Holdings Corporation, Metallurg
         Services, Inc. and MIR (China), Inc.*
 23.1    Consent of Deloitte & Touche LLP.
 23.2    Consent of Rogers & Wells (to be contained in the opinion filed as Exhibit 5.1).*
 24.1    Power of attorney (incorporated by reference in the signature pages).*
 25.1    Form T-1 Statement of Eligibility and Qualification of IBJ Schroder Bank & Trust
         Company, as trustee.*
 27.1    Financial Data Schedule.*
 99.1    Form of Letter of Transmittal.*
 99.2    Form of Notice of Guaranteed Delivery.*
 99.3    Form of Exchange Agent Agreement.*

---------------
* To be filed by pre-effective amendment.